UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WHO WE ARE

Our Purpose

We enable people to reach their full potential.

Our Vision

To be the best financial services firm and the best place to work in the country.

Our Mission

- Provide distinctive service and effective advice to clients
- Enrich associates personally, professionally and financially
- Make a significant positive impact on the community
- Create outstanding long-term value for shareholders

Our Values

Integrity | Fairness | Learning | Partnership

Results | Balance | Discipline

Pinnacle

April 9, 2026
Dear Fellow Shareholder:
On behalf of our Board of Directors, you are cordially invited to attend the 2026 Annual Meeting of Shareholders, which will be held virtually on Thursday, May 21, 2026, at 10:00 a.m., Eastern Time. You are receiving this invitation and this Proxy Statement as a shareholder of record as of March 26, 2026.
The 2026 Annual Meeting of Shareholders will be the first opportunity for our shareholders to meet after the merger of Pinnacle Financial Partners, Inc., a Tennessee corporation ("Legacy Pinnacle"), and Synovus Financial Corp., a Georgia corporation ("Synovus"), with and into the Company on January 1, 2026 (the "Merger"). More information about the Merger is available in the respective Form 10-K filings for each of Legacy Pinnacle and Synovus that accompany these proxy materials. We look forward to meeting with our shareholders following this important transaction so we can share our perspective on the combined company and the opportunities ahead as we build the Southeast’s highest-performing regional bank.
As we execute the Merger and its integration alongside our broader strategic initiatives, we remain committed to the long-standing belief shared by both organizations that strong companies are built by serving the communities where they operate. That commitment has guided how we invest in our team members, support local economies, and contribute to the strength of the markets we serve. Over the past year, we continued making meaningful workforce investments and maintained strong governance across our companies, driven by our long-standing commitment to responsible corporate citizenship and stewardship of the legacies we are carrying forward. While the external environment will continue to evolve, our focus remains unchanged: doing the right thing for our team members, clients, and communities because we believe that approach ultimately produces the strongest long-term results for shareholders.
This year's meeting will be completely virtual, conducted via live webcast. You will be able to vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/PNFP2026. Details regarding how to attend the meeting online and the business to be conducted are more fully described in the accompanying Notice of the 2026 Annual Meeting of Shareholders.
We are providing proxy materials to our shareholders primarily through the Internet. We believe this process contributes to our efficiency and sustainability efforts while offering our shareholders a convenient way to access important information about the matters on which we will vote at the Meeting.
Your vote is important to us. Even if you plan to attend the meeting virtually, we encourage you to vote your shares in advance by following the voting instructions provided.
We look forward to continuing to deliver value to our clients, shareholders, and communities. We are grateful for your continued support of our Board and Pinnacle Financial Partners.
Sincerely,

M. Terry Turner CHAIR	Kevin S. Blair CHIEF EXECUTIVE OFFICER AND PRESIDENT

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2026
The annual meeting of shareholders (the “Meeting”) of Pinnacle Financial Partners, Inc. (the “Company”) will be held virtually on May 21, 2026, at 10:00 a.m., Eastern Time for the following purposes:

1.	To elect 15 persons to serve as directors for a term of one year and until the due election and qualification of their successors;
2.	To approve the Pinnacle Financial Partners, Inc. 2026 Omnibus Plan;
3.	To hold an advisory vote on the compensation of the Company's named executive officers (Say on Pay proposal);
4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;
5.	To ratify the appointment of KPMG LLP ("KPMG") as the Company’s independent auditor for the year 2026; and
6.	To transact any other business as may properly come before the Meeting or any adjournment thereof.
The Board of Directors has set the close of business on March 26, 2026 as the record date (the “Record Date”) for determining the common shareholders who are entitled to notice of, and to vote at, the Meeting.
We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our common shareholders instead of paper copies of our Proxy Statement and our Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how common shareholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2025 Annual Report (which includes the Form 10-Ks for the year ended December 31, 2025 for each of Legacy Pinnacle and Synovus), and proxy card.
We will host the Meeting via webcast. If you were a shareholder of record on March 26, 2026, or you hold a valid proxy for the Meeting, you may attend virtually at www.virtualshareholdermeeting.com/PNFP2026 and vote online at the Meeting. Detailed instructions on how to attend and participate via the Internet are provided below.
We hope that you will be able to attend the Meeting. We ask, however, whether or not you plan to attend the Meeting, that you vote as soon as possible. Prompt voting will help ensure that the greatest number of common shareholders are present whether in person virtually or by proxy. You may vote in one of the following ways:
1.Call 1-800-690-6903 and follow the recorded instructions. You will need to enter the 16-digit control number that appears on your proxy card;
2.Visit www.proxyvote.com and enter the 16-digit control number that appears on your proxy card;
3.Mark, sign, date, and promptly return the enclosed proxy card in the postage-paid envelope provided; or
4.Vote at the meeting by visiting www.virtualshareholdermeeting.com/PNFP2026 and entering the 16-digit control number that appears on your proxy card, your Notice, or the instructions included with your proxy materials. If you attend the Meeting in person virtually, you may revoke your proxy at the Meeting and vote your shares in person virtually. You also may revoke your proxy at any time before the proxy is exercised and voted. Should you desire to revoke your proxy, you may do so as provided in the accompanying Proxy Statement.
By Order of the Board of Directors,
Mary Maurice Young
CORPORATE SECRETARY
ATLANTA, GEORGIA
APRIL 9, 2026

PROXY STATEMENT SUMMARY
The Meeting will be held virtually via www.virtualshareholdermeeting.com/PNFP2026 on Thursday, May 21, 2026 at 10:00 a.m. Eastern Time for the following purposes:

1.	To elect 15 persons to serve as directors for a term of one year and until the due election and qualification of their successors;
2.	To approve Pinnacle Financial Partners, Inc. 2026 Omnibus Plan;
3.	To hold an advisory vote on the compensation of the Company's named executive officers (Say on Pay proposal);
4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;
5.	To ratify the appointment of KPMG as the Company’s independent auditor for the year 2026; and
6.	To transact any other business as may properly come before the Meeting or any adjournment thereof.
The close of business on March 26, 2026 is the record date (the “Record Date”) for the determination of common shareholders entitled to notice of, and to vote at, the Meeting. We first mailed the Notice to our common shareholders on or about April 9, 2026.
As of the close of business on the Record Date, the Company had 151,089,045 issued and outstanding shares of common stock, $1.00 par value per share (the “Common Stock”), 8,000,000 issued and outstanding shares of the Company's fixed-to-floating rate non-cumulative perpetual preferred stock, Series A ("Series A Preferred Stock"), 14,000,000 issued and outstanding shares of the Company's fixed-rate reset non-cumulative perpetual preferred stock, Series B ("Series B Preferred Stock"), and 225,000 issued and outstanding shares of the Company’s 6.75% fixed rate, non-cumulative perpetual preferred stock, Series C (the "Series C Preferred Stock"). Each issued and outstanding share of Common Stock is entitled to one vote on all matters properly presented at the Meeting. The outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock are not entitled to vote on any of the matters to be presented at the Meeting, nor are the depositary shares we have issued that relate to the Series C Preferred Stock.
2026 Proxy Statement 1

IMPORTANT MEETING AND VOTING INFORMATION
PROXY VOTING PROCEDURES
If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:
•FOR the election of each of the 15 director nominees;
•FOR the approval of the Pinnacle Financial Partners, Inc. 2026 Omnibus Plan;
•FOR the approval of the advisory vote on the compensation of the Company's named executive officers;
•FOR the approval of the advisory vote on holding Say on Pay votes annually (as opposed to every two years or three years);
•FOR the ratification of the appointment of KPMG as the Company’s independent auditor for 2026; and
•In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.
If prior to the election and qualification of the director nominees at the Meeting, any nominee for election to the Board named in this Proxy Statement becomes unavailable or unwilling to serve for any reason, the proxy will be voted FOR a substitute nominee selected by the Board, or, alternatively, the Board may vote to reduce the size of the Board.
You may also vote during the Meeting to be held at 10:00 a.m. Eastern Time on Thursday, May 21, 2026. If you hold your shares through a broker, bank, or other nominee and wish to vote at the Meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee for you to vote at the Meeting.
REVOCABILITY OF PROXIES
If you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Meeting, (2) voting again by telephone or on the Internet prior to 11:59 P.M., Eastern Time, on May 20, 2026, or (3) attending the Meeting virtually and casting a ballot.
If your shares are held by a bank, broker, or other nominee, you must follow the instructions provided by the bank, broker, or other nominee if you wish to change or revoke your vote.
SHAREHOLDER APPROVAL REQUIREMENTS
A quorum will be present at the Meeting if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented in person virtually or by valid proxy at the Meeting. According to Georgia law and the Company’s Amended and Restated Articles of Incorporation (the "Company's Articles of Incorporation") and Amended and Restated Bylaws (the "Company's Bylaws"), the aggregate number of votes entitled to be cast by all common shareholders present in person virtually or represented by proxy at the Meeting, whether those shareholders vote “for” or “against” or “abstain” from voting, together with all broker non-votes, will be counted for purposes of determining whether a quorum is present.

2 Pinnacle Financial Partners, Inc.

Important Meeting and Voting Information
Vote Required to Elect Directors
The number of affirmative votes required to approve each of the proposals to be considered at the Meeting is described below:
To be elected, each of the 15 director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to the Company's Corporate Governance Guidelines, each holdover director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and publicly disclose its decision within 90 days following certification of the shareholder vote.
Frequency of Advisory Vote on Executive Compensation
The option of 1 year, 2 years, or 3 years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Compensation and Human Capital Committee (which administers the Company's executive compensation program) values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
Vote Required on All Other Proposals
For all of the other proposals described in this Proxy Statement, the affirmative vote of a majority of the votes cast is required to approve each such proposal.
Abstentions and Broker Non-Votes
Under certain circumstances, including the election of directors, the approval of an equity plan, matters involving executive compensation, and other matters considered non-routine, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker. This is generally referred to as a “broker non-vote.” In these cases, as long as a routine matter is also being voted on, and in cases where the shareholder does not vote on such routine matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to Proposal 5 but not with respect to any of the other proposals to be voted on at the Meeting.
For all proposals, abstentions and broker non-votes will have no effect on the proposal to be considered at the Meeting.
2026 Proxy Statement 3

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE PHILOSOPHY
The business affairs of the Company are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by the Company's Articles of Incorporation and the Company's Bylaws. The role of the Board of Directors, or the Board, is to effectively govern the affairs of the Company for the benefit of its shareholders. The Board strives to ensure the success and continuity of the Company's business through the appointment of qualified executive management. It is also responsible for ensuring that the Company's activities are conducted in a responsible and ethical manner. The Company and its Board of Directors are committed to sound corporate governance. The Company's Board and management believe that good corporate governance practices promote long-term interests of all shareholders and strengthen Board and management accountability.
The Board, under the leadership of the Corporate Governance and Nominating Committee, continually monitors and considers additional and evolving changes to the Company's corporate governance practices.
DIRECTOR INDEPENDENCE
The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A, and are also available in the Corporate Governance section of our website at investors.pnfp.com.
The Board, upon recommendation of the Corporate Governance and Nominating Committee, has determined that each of the following directors is an “independent director” in accordance with the NYSE listing standards:

Tim E. Bentsen	Abney S. Boxley, III	Gregory L. Burns
Pedro Cherry	Thomas C. Farnsworth, III	David B. Ingram
John H. Irby	Decosta E. Jenkins	Gregory Montana
Barry L. Storey	G. Kennedy Thompson	Teresa White

BOARD COMPOSITION AND BOARD SKILLS MATRIX

The Company’s Board is currently composed of 15 individuals. During 2026, the Board was composed of 1 woman (or 6.7% of the total Board) and 3 persons of color (or 20% of the total Board).

Pursuant to the Company's Bylaws, the Board shall consist of not less than 8 nor more than 25 directors, with such number to be set either by the Board or shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the Company's issued and outstanding shares. Currently, the size of the Board is set at 15 members. The Corporate Governance and Nominating Committee, and the full Board, routinely evaluate the size of the Board and whether to add new directors, including as existing Board members reach the age limits for service on the Board set out in the Company’s Corporate Governance Guidelines, or reduce the size of the Board.
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Corporate Governance
BOARD SKILLS MATRIX
Our Board believes that having a diverse mix of directors with complementary qualifications, expertise, and attributes is essential to meeting its oversight responsibility. The following matrix provides information regarding these qualifications and attributes that our Board believes are relevant to our business and industry. The matrix does not encompass all the qualifications, skills, and experiences of our nominees, and the fact that a particular attribute is not listed does not mean that a nominee does not possess it. In addition, the absence of a particular attribute with respect to any of our directors does not mean that the nominee in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill, and experience listed below may vary among the members of the Board. In addition, directors gain substantial experience through service on the Board, which involves significant exposure to the complex regulations and changing landscape of the banking industry.

QUALIFICATIONS, SKILLS, AND EXPERIENCE	BENTSEN	BLAIR	BOXLEY	BURNS	CHERRY	FARNSWORTH	INGRAM	IRBY	JENKINS	MCCABE	MONTANA	STOREY	THOMPSON	TURNER	WHITE
Accounting/Financial Expertise
Business Development and M&A
Business Operations
Communications/Marketing/Branding
Corporate Governance
C-Suite/Executive Leadership
Digital Innovation/Emerging Technologies/AI
Enterprise Risk Management/Complex Risk Management
Executive Compensation/Human Capital
Financial Services/Industry Experience
Information Technology/Cybersecurity
Legal and Regulatory
Public Company/Capital Markets
Real Estate
2026 Proxy Statement 5

Corporate Governance
MEETINGS AND COMMITTEES OF THE BOARD
Directors are expected to attend all scheduled Board and committee meeting under the Company’s Corporate Governance Guidelines. All incumbent directors attended either in-person or virtually at least 75% of the total number of meetings of the Legacy Pinnacle or Synovus Board and committees thereof on which he or she served during the time period when the director was a member of the Legacy Pinnacle or Synovus board in 2025.
The Company's Board has established five principal standing committees in accordance with the Company’s Corporate Governance Guidelines - an Audit Committee, a Compensation and Human Capital Committee, a Corporate Governance and Nominating Committee, a Risk Committee, and an Executive Committee. Each committee has a written charter that sets forth the responsibilities of such committee, a copy of which is available on the "Governance Documents" link under the "Investor Relations" section of the "About Pinnacle" tab on the Company's website at www.pnfp.com.
As of March 1, 2026, the members of each committee are the same for the Company and Pinnacle Bank as identified below:

	AUDIT COMMITTEE	COMPENSATION & HUMAN CAPITAL COMMITTEE	CORPORATE GOVERNANCE & NOMINATING COMMITTEE	RISK COMMITTEE	EXECUTIVE COMMITTEE
Tim E. Bentsen (Lead Independent Director)
Kevin S. Blair
Abney S. Boxley, III
Gregory L. Burns
Pedro Cherry
Thomas C. Farnsworth, III
David B. Ingram
John Irby
Decosta E. Jenkins
Robert A. McCabe, Jr.
Gregory Montana
Barry Storey
G. Kennedy Thompson
M. Terry Turner
Teresa White

MEMBER	CHAIR
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Corporate Governance

AUDIT COMMITTEE

MEMBERS:
	Decosta E. Jenkins (Chair)	Tim E. Bentsen	Abney S. Boxley, III	Pedro Cherry	David Ingram	Gregory Montana

The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be “independent.” Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NYSE Listing Rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Exchange Act. All members of the Audit Committee are independent within the NYSE Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act. The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and statement of cash flows. The Company believes that the members of the Audit Committee meet these requirements. Additionally, the rules and the regulations of the SEC require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Company’s Board has determined that each of Tim E. Bentsen, Pedro Cherry, Decosta E. Jenkins, and Gregory Montana is an “audit committee financial expert” as that term is defined by the SEC and that each is “independent” as defined by the rules and regulations of the SEC. Moreover, the Audit Committee Charter provides that at least one member of the Audit Committee must also be a member of the Company's Risk Committee. Decosta E. Jenkins and Gregory Montana each satisfy this requirement through their service on the Risk Committee.
ROLES AND RESPONSIBILITIES
The primary functions of the Audit Committee consist of:
•Monitoring the integrity of the Company's financial statements, the Company's systems of internal controls, and the Company's compliance with regulatory and legal requirements;
•Overseeing the risks relating to financial reporting, litigation, credit, and related matters;
•Reviewing and discussing with the Company's management and the independent auditor the Company's financial statements and related information, including non-GAAP financial information, critical audit matters, and other disclosures included in the Company's earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing or furnishing with the SEC;
•Monitoring the independence, qualifications, and performance of the Company's independent auditor and internal audit function; and
•Providing an avenue of communication among the independent auditor, management, internal audit, and the Board of Directors.

2026 Proxy Statement 7

Corporate Governance

COMPENSATION AND HUMAN CAPITAL COMMITTEE

MEMBERS:

	Teresa White (Chair)	Tim E. Bentsen	Gregory L. Burns	Thomas C. Farnsworth, III	John Irby	G. Kennedy Thompson

The Compensation and Human Capital Committee's ("CHCC") charter provides that the CHCC shall consist of at least three members, all of whom shall be “independent” under the NYSE Listing Standards and the rules and regulations of the SEC. All members of the CHCC are independent in accordance with the CHCC's charter.
ROLES AND RESPONSIBILITIES
The primary functions of the CHCC include:
•Approving and overseeing the Company's executive compensation program;
•Reviewing and approving annual corporate goals and objectives for the Chief Executive Officer, evaluating the CEO's performance in light of those goals and objectives, and determining the CEO's compensation level based on such evaluation;
•Approving non-CEO executive compensation, including base salary and short-term, and long-term compensation;
•Overseeing all compensation and benefit programs in which broad-based employees of the Company are eligible to participate;
•Reviewing the Company's incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and reviewing and discussing, at least annually, the relationship between risk management and incentive compensation;
•Developing and recommending to the Board compensation for non-employee directors;
•Monitoring and reviewing the talent management and succession planning processes for the CEO and the Company's other key executives;
•Providing oversight of the Company's broader talent management processes and initiatives;
•Assisting the Board in its oversight of all other human capital management strategies, practices, and risks; and
•Coordinating as necessary with the Corporate Governance and Nominating Committee in its oversight role of corporate responsibility.
The CHCC considers many factors, including the ongoing performance of the Company, advice received from third party consultants, and results of shareholder votes on “Say on Pay” and other similar votes. The CHCC receives recommendations from the Chief Executive Officer in connection with the determination concerning compensation for executive officers other than the Chief Executive Officer. Except to the extent prohibited by law or regulation, the CHCC may delegate matters within its power and responsibility to individuals or subcommittees when it deems appropriate.
In addition, the CHCC has the authority under its charter to retain outside advisors to assist the CHCC in the performance of its duties. For 2026, the CHCC has retained the services of Meridian Compensation Partners, LLC ("Meridian") to:
•Provide ongoing recommendations regarding executive and director compensation consistent with the Company's business needs, pay philosophy, market trends, and the latest legal and regulatory considerations;
•Provide market data for base salary, short-term incentive, and long-term incentive decisions; and
•Advise the CHCC as to best practices and market developments.
The CHCC evaluates whether the work provided by Meridian raises any conflict of interest. The CHCC considered various factors, including the six factors mandated by SEC rules, and determined that no conflict of interest was raised by the work of Meridian described in this Proxy Statement. Meridian was engaged directly by the CHCC, although the CHCC also directed that Meridian work with the Company's management to facilitate the CHCC’s review of compensation practices and management’s recommendations. The
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Corporate Governance
Company's Chief Administrative Officer develops executive compensation recommendations for the CHCC’s consideration in conjunction with the Company's CEO and with the advice of Meridian.
The agenda for meetings of the CHCC is determined by its chair with the assistance of the Company’s Chief Executive Officer and Chief Administrative Officer. CHCC meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer, and the Chief Administrative Officer. Independent advisors and the Company’s human resources department support the CHCC in its duties and, along with the Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The CHCC has authority under its charter to retain, approve fees for and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. The CHCC reviews, among other things, the total fees paid to advisors and outside compensation consultants by the Company, the nature of any other services provided by the advisors and compensation consultants, any business or personal relationships between the Company and the advisors and compensation consultants, and any stock of the Company owned by the advisors and consultants to ensure that the advisors and consultants maintain their objectivity and independence when rendering advice to the committee.

2026 Proxy Statement 9

Corporate Governance

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

MEMBERS:
	Tim E. Bentsen (Chair)	Abney S. Boxley, III	Thomas C. Farnsworth, III	Barry Storey

The Corporate Governance and Nominating Committee’s charter provides that the Corporate Governance and Nominating Committee shall consist of at least three members, all of whom shall be “independent” within the the rules and regulations of the NYSE and SEC. All members of the Corporate Governance and Nominating Committee are independent in accordance with the Corporate Governance and Nominating Committee charter.
ROLES AND RESPONSIBILITIES
The primary functions of the Corporate Governance and Nominating Committee consist of:
•Recommending to the Board the leadership structure of the Board and the composition and leadership of Board committees;
•Overseeing the annual review and evaluation of the performance of the Board and its committees;
•Developing and recommending to the Board updates to our corporate governance documents;
•Identifying qualified individuals to become Board members;
•Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;
•Reviewing and assessing shareholders’ feedback related to our governance practices and shareholder engagement process; and
•Overseeing the Company’s strategy, initiatives, and policies related to corporate responsibility.

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Corporate Governance

RISK COMMITTEE

MEMBERS:
	Gregory L. Burns (Chair)	John Irby	Decosta E. Jenkins	Gregory Montana	G. Kennedy Thompson	Teresa White

The Risk Committee was formed for the purpose of assisting the Board in its general oversight of the Company’s risk management processes and is responsible for an integrated effort to identify, assess, and manage or mitigate material risks facing the Company, including credit, liquidity, strategic, operational, compliance, brand/reputational, capital, cybersecurity, and certain other risks. The Company’s Board has determined that each of Gregory L. Burns, Gregory Montana, G. Kennedy Thompson, and Teresa White is a “risk committee expert” as that term is defined by the SEC.
ROLES AND RESPONSIBILITIES
The primary functions of the Risk Committee consist of:
•Monitoring and reviewing the enterprise risk management and compliance framework policies and processes;
•Monitoring and reviewing emerging risks and the adequacy of risk management and compliance functions;
•Overseeing the Company's liquidity planning, capital planning, and stress test results;
•Supporting Board governance related to the Company's resolution planning process and submission to supervisory authorities;
•Overseeing risk management initiatives and activities related to corporate responsibility including management of risks pertaining to climate change and sustainability in coordination with the Corporate Governance and Nominating Committee;
•Monitoring the independence and authority of the enterprise risk management function and reviewing the qualifications and background of the Chief Risk Officer and other senior risk officers; and
•Providing recommendations to the Board in order to effectively manage risks.
The Risk Committee’s charter provides that the committee shall consist of no fewer than three independent non-management members of the Board that meet the independence requirements of the Dodd-Frank Act, as amended, and the rules of the Federal Reserve Board promulgated thereunder. All members of the Risk Committee satisfy this requirement and are also independent within the meaning of the NYSE Listing Rules and the rules and regulations of the SEC. Moreover, the Risk Committee Charter provides that at least one member of the Risk Committee must also be a member of the Company's Audit Committee. Decosta E. Jenkins and Gregory Montana each satisfy this requirement through their service on the Audit Committee.

2026 Proxy Statement 11

Corporate Governance

EXECUTIVE COMMITTEE

MEMBERS:

	Kevin S. Blair (Chair)	M. Terry Turner	Robert A. McCabe, Jr.	Tim E. Bentsen	Gregory L. Burns

	Decosta E. Jenkins	Teresa White

The Executive Committee's Charter provides that the Executive Committee shall be comprised of the chairs of the principal standing committees of the Board and Board of Directors of Pinnacle Bank, the Chief Executive Officer, the Chair of the Board, the Lead Director, and the Vice Chair of the Board.
ROLES AND RESPONSIBILITIES
During intervals between meetings of the Board, the Executive Committee possesses and may exercise any and all of the powers of the Board in the management and direction of the business and affairs of the Company with respect to which specific direction has not been previously given by the Board, unless Board action is required by the Company's governing documents, law, or rule.

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Corporate Governance
BOARD LEADERSHIP STRUCTURE
Our current Board leadership structure consists of:
•A non-independent Chair of the Board;
•An independent Lead Director;
•Committees chaired by independent directors; and
•Active engagement by all directors.
Our Corporate Governance Guidelines and governance framework provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company's shareholders. In accordance with the Company's Bylaws, our Board of Directors elects our Chair and CEO, and both of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the roles of the Chair and CEO should be separate and, if it is to be separate, whether the Chair should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chair of the Board is not an independent director, the Corporate Governance and Nominating Committee shall nominate, and a majority of the independent directors shall elect, a Lead Director. Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board and, if necessary, nominates the Lead Director candidate from the independent directors. Currently, one individual serves as our Chair and another serves as our CEO. Because our Chair is not an independent director, the Company also has a Lead Director. The Board currently believes that these roles provide consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company's strategy behind a single vision.
The Chair of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings in consultation with the CEO and Lead Director, and providing information to Board members in advance of meetings and between meetings.
Pursuant to the Company's Corporate Governance Guidelines, the duties of the Lead Director include the following:
•Working with the Chair of the Board, Board, and Corporate Secretary to set the agenda for Board meetings;
•Calling meetings of the independent and non-management directors, as needed;
•Ensuring Board leadership in times of crisis;
•Developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors;
•Acting as liaison between the independent directors and the Chair of the Board on matters raised in such executive sessions;
•Chairing Board meetings when the Chair of the Board is not in attendance;
•Attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the chairs of the principal standing committees of the Board;
•Working with the Chair of the Board to ensure the conduct of Board meetings provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;
•Performing such other duties as may be requested from time-to-time by the Board, the independent directors, or the Chair of the Board; and
•Being available, upon request, for consultation and direct communication with major shareholders.
After careful consideration, the Corporate Governance and Nominating Committee has determined that the Company's current Board structure is the most appropriate leadership structure for the Company and its shareholders at this time. Moreover, as part of the Board’s annual self-evaluation, the performance of the Chair of the Board and Lead Director are evaluated, and the Board continues to believe that the current Board structure is appropriate and effective.
2026 Proxy Statement 13

Corporate Governance
MEETINGS OF NON-MANAGEMENT AND INDEPENDENT DIRECTORS
The non-management and independent directors of the Company meet separately after each regularly scheduled meeting of the Board of Directors and at such other times as may be requested by the Lead Director or any director. Mr. Bentsen, as Lead Director, presides at the meetings of non-management and independent directors.
DIRECTOR QUALIFICATIONS
The Company's Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on the Company's Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment, and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of the Company, must be free from conflicts of interest with the Company, must not have reached the retirement age for Company directors, and must be willing to make, and be financially capable of making, the required investment in the Company's stock pursuant to the Company's Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing director candidates and existing directors:
•The extent of the director’s/potential director’s educational, business, non-profit, or professional acumen and experience;
•Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective, and experience, including with respect to age, gender, race, place of residence, and specialized experience;
•Whether the director/potential director meets the independence requirements of the listing standards of the NYSE and the Board’s director independence standards;
•Whether the director/potential director has the financial acumen or other professional, educational, or business experience relevant to an understanding of the Company's business;
•Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law and/or whether the director/potential director would be considered a "risk committee expert" as defined under the Federal Reserve's enhanced prudential standards;
•Whether the director/potential director, by virtue of particular technical expertise, experience, or specialized skill relevant to the Company's current or future business, will add specific value as a Board member; and
•Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.
The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged, and effective in performing its duties. Although the Board does not have a formal policy on diversity, the Board and the Committee believe that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge, and abilities that will contribute to Board diversity and allow the Board to effectively fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our director nominees, see “Corporate Governance—Board Composition and Board Skills Matrix" and "Proposal 1—Election of Directors—Nominees for Election to the Board” of this Proxy Statement.
BOARD AND COMMITTEE SELF-EVALUATIONS
The Board’s annual self-evaluation is a key component of its director nomination process and succession planning. In fact, the Corporate Governance and Nominating Committee will use the input from these self-evaluations to recommend changes to the Company's corporate governance practices and areas of focus for the following year and to plan for an orderly succession of the Board and its committees. The Board values the contributions of directors who have developed extensive experience and insight into the Company during the course of their service on the Legacy Pinnacle or Synovus boards and as such, the Board does not believe arbitrary term limits on directors’ service are appropriate. At the same time, the Board recognizes the importance of Board refreshment to help ensure an appropriate balance of experience and perspectives on the Board.
14 Pinnacle Financial Partners, Inc.

Corporate Governance
IDENTIFYING AND EVALUATING NOMINEES
The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by the Company's shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources, including members of the Board, the Company's executives, and individuals personally known to the members of the Board. Second, the Committee, as authorized under its charter, retains at the Company's expense one or more search firms to identify candidates.
The Committee will consider all director candidates identified through the processes described above, as well as any candidates identified by shareholders through the process described below, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his or her evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.
SHAREHOLDER CANDIDATES
The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary, as the Company's Bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee evaluates individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with the Company's Bylaws and the procedures described under “Shareholder Proposals for Next Year's Meeting” of this Proxy Statement.
SHAREHOLDER ENGAGEMENT
The Company and the Board believe that accountability to our shareholders is key to sound corporate governance principles, and as such, regular and transparent communication with our shareholders is essential to our long-term success. Throughout the year, members of our management team meet regularly with a significant number of our shareholders to discuss our corporate strategy, financial performance, long-term objectives, credit risks, capital management, enterprise risk management, corporate governance, corporate responsibility, and executive compensation. In regularly engaging with our shareholders, we provide perspective on our governance policies and executive compensation practices and seek input from these shareholders to ensure that we are addressing their questions and concerns.
Our on-going shareholder engagement program encompasses a number of initiatives, including:
•Regularly scheduled in-person and virtual meetings with our larger institutional shareholders;
•In-person and virtual meetings with certain large institutional shareholders, with participation by our Lead Director and certain other members of our Board as requested;
•Responses to institutional and retail shareholder correspondence and inquiries;
•Engagement with proxy advisory services such as Glass Lewis and ISS;
•Attendance and participation industry conferences each year;
•In-person and telephonic meetings with rating agencies including Standard & Poor’s, Fitch, and Moody’s;
•Regular engagement with sell-side analysts who cover the Company to reinforce key themes related to our business strategy and financial performance; and
•Regularly scheduled non-deal road shows in certain larger markets.
Throughout the year, we contact, virtually and telephonically, many of the Company's largest shareholders. This allows us to better understand and address shareholder questions and concerns related to such issues as our financial performance, the interest rate environment, our strategic objectives, and our long-term growth strategy. Feedback and perspectives shared during these engagement meetings were discussed by executive management and the Board and influenced several changes and disclosure enhancements.
We look forward to continued enhancement of our shareholder engagement program throughout 2026. We are committed to an open dialogue where investor views and priorities may be gathered and discussed, thereby informing and guiding a deliberative decision-making process with a diverse shareholder base in mind.
2026 Proxy Statement 15

Corporate Governance
STRATEGIC DIRECTION
One of our Board’s most important functions is to provide oversight and direction as to the Company's strategy, including business and organizational initiatives, potential growth opportunities, risks, and challenges. As such, the Board incorporates strategic topics into each meeting agenda and monitors strategic progress and emerging risks quarterly through the Risk Committee. Management provides the Board with a detailed review of the strategic plan, including the short-term and long-term initiatives and targets. As a part of this process, the Board and its committees carefully consider whether the strategic plan aligns with the Company's risk appetite and risk profile. Moreover, the Board has at least one extended session annually focused on a deeper dive into emerging industry trends and the correlation to the Company's strategic direction.
The Board monitors the execution of the strategic plan throughout the year at its regularly scheduled meetings and continually assesses and guides management on the strategic direction and initiatives.
16 Pinnacle Financial Partners, Inc.

Corporate Governance
RISK OVERSIGHT
The Company places great emphasis on risk oversight beginning with its Board of Directors. The Board and members of senior management have identified the following major categories of risk: capital risk, liquidity risk, credit risk, market/interest rate risk, strategic risk, brand risk, information security risk, corporate responsibility risk, compliance risk (including BSA/AML risk), legal risk, operational risk, asset liability management risk, and human capital risk. The flow of risk oversight at the Company is as follows:

BOARD OF DIRECTORS

•The Board is responsible for providing oversight of the Company's risk management processes and in doing so seeks to achieve an appropriate balance between risk and return.
•In its oversight role of our risk management function, the Board, acting principally, but not exclusively, through a Risk Committee of the Board, which is comprised solely of independent directors, focuses on the strategies, analyses and conclusions of management relating to identifying, understanding and managing risks so as to seek to optimize total shareholder return, while balancing prudent business and safety and soundness considerations.

BOARD COMMITTEES

RISK COMMITTEE
•The Risk Committee fulfills the general oversight role for the risk management process, including approving risk appetite and tolerance levels, risk policies and limits, monitoring key and emerging risks, and reviewing risk assessment results.
•In carrying out its responsibilities, the Risk Committee works closely with the Company's Chief Risk Officer and other members of the Company's senior risk management and leadership team.
•The Risk Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on risk management, including management's assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures.
•The Risk Committee periodically reports on risk management to the full Board.
COMPENSATION AND HUMAN CAPITAL COMMITTEE The Compensation and Human Capital Committee considers the risks that may be implicated by our executive compensation and human capital programs.

AUDIT COMMITTEE The Audit Committee takes into account risk assessment in its review of the Company's internal and external audit programs, including risks related to financial reporting.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
The Corporate Governance and Nominating Committee takes into account risk assessment in its review of the Company's activities around governance and corporate responsibility.

MANAGEMENT

While our Board and certain of its committees seek to monitor and exercise oversight over our risk management processes, our team members, whether they are on the front lines engaging with clients on a daily basis or in more dedicated risk oversight roles like those in our enterprise-wide risk management or internal audit groups, are tasked with operating our bank within our risk tolerances. We separate out our team members into three lines of defense. These lines and their responsibilities around managing our risk tolerances are as follows:

LINE 1
•Represents management, including the Chief Executive Officer, Chief Financial Officer, and Chief Credit Officer. Executes day-to-day operation of the business including the management of key areas of risk as noted above.

LINE 2 •Represents the enterprise-wide risk management function including the Chief Risk Officer. Provides expertise, support, monitoring, and challenge on risk-related matters involving the Company.

LINE 3
•Represents the internal audit function and is led by the Chief Audit Executive, who reports to the Audit Committee. Provides independent and objective assurance and advice on all matters related to the achievement of the risk objectives of the Company.

For a discussion of the review of the Company’s compensation plans and employee compensation plans and the risks associated with these plans, see Appendix C-1 and Appendix C-2 of this Proxy Statement.
2026 Proxy Statement 17

Corporate Governance
CODE OF BUSINESS CONDUCT AND ETHICS
The Company has a Code of Business Conduct and Ethics that applies to the Company’s team members and directors. The purpose of the Code of Business Conduct and Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules, and regulations; prompt internal reporting of violations of the Code of Business Conduct and Ethics; and accountability for adherence to the Code of Business Conduct and Ethics.
Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s Chief Executive Officer and senior financial officers are bound by the Company’s Code of Business Conduct and Ethics which contains provisions consistent with the SEC’s description of a Code of Ethics.
A copy of the Company’s Code of Business Conduct and Ethics can be obtained on the “Governance Documents” link in the “Investor Relations” section under the “About Pinnacle” tab of the Company’s website at www.pnfp.com. The Company intends to disclose any amendments to, or waivers from, the Code of Business Conduct and Ethics with respect to its directors and officers that are required to be disclosed in accordance with the rules and regulations of the SEC and the NYSE. If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section under the “About Pinnacle” tab of the Company’s website at www.pnfp.com.
CORPORATE GOVERNANCE GUIDELINES
The Company’s Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board independence, board composition, director meetings, board leadership, board committees, and other governance-related matters. The Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not continue to serve on the Board following that meeting. The Corporate Governance and Nominating Committee may waive this age limit as to any director if it believes it is in the best interests of the Company. The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the Company’s Corporate Governance Guidelines on the “Governance Documents” link in the “Investor Relations” section of the “About Pinnacle” tab of the Company’s website at www.pnfp.com. Also, the Company has included other corporate governance documents such as the Board Committee charters and the Code of Business Conduct and Ethics on the Company’s website as well.
STOCK OWNERSHIP GUIDELINES
The Company's Corporate Governance Guidelines require all directors to accumulate shares of Company stock equal in value to at least five times the value of their annual retainer. Directors have five years to attain this level of total stock ownership, but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of the Company's directors to that of the Company's shareholders and the long-term performance of the Company. The restricted stock unit awards to directors assist and facilitate directors’ fulfillment of their stock ownership requirements. All of the Company's directors were in compliance with the guidelines as of January 1, 2026.
To align the interests of its executives with shareholders, the Company implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain ownership of Common Stock equal to at least a specified multiple of base salary, as set forth in the table below:

NAMED EXECUTIVE OFFICER	OWNERSHIP LEVEL (AS MULTIPLE OF BASE SALARY)
Chief Executive Officer	6x
All Other Executive Officers	3x
Until the guideline is achieved, executives are required to retain 75% of all net shares received upon the exercise of stock options or vesting of other stock-based awards, excluding shares used to pay an option’s exercise price and any taxes due upon exercise or vesting
18 Pinnacle Financial Partners, Inc.

Corporate Governance
of an award. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chief Executive Officer and Chair of the CHCC.
All named executive officers were in compliance with the requirements of the guidelines as of January 1, 2026 either through ownership of the specified number of shares or retention of 75% of all net shares.
HOLD UNTIL RETIREMENT PROVISION
The Company has also adopted a “hold until retirement” policy that applies to all unexercised stock options and unvested restricted stock and restricted stock units awarded to our Chief Executive Officer. Under this policy, after the Chief Executive Officer has attained the stock ownership guidelines described above, he is also required to retain ownership of 50% of all Common Stock acquired through the Company's equity compensation plans (after taxes and transaction costs and excluding awards settled in cash) until his retirement or other termination of employment. The “hold until retirement” requirement further aligns the interests of our Chief Executive Officer with shareholders.
MANDATORY AND DISCRETIONARY CLAWBACK POLICIES
The Company approved a Clawback Policy effective January 1, 2026, as required under SEC and NYSE rules. The Clawback Policy requires covered executives to repay to the Company any erroneously awarded incentive compensation in the event of an accounting restatement (as such terms are defined in the policy). Moreover, in the event of an accounting restatement, the Clawback Policy requires any incentive compensation paid to the Company's executive officers that is based upon materially inaccurate performance metrics or financial statements, or material failures in the management of Company financial, operational, or reputational risks that result in or are reasonably expected to result in a material adverse impact to the Company or a business unit to be repaid. The Clawback Policy is administered by the CHCC.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
The Company does not allow directors or executive officers to hedge or pledge the value of the Company's equity securities held directly or indirectly by the director or executive officer. The Company's policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company's securities, as well as hedging or monetization transactions, such as zero-cost collars and forward sale contracts or other derivative securities based on the Company's securities. The anti-hedging policy does not extend to all employees of the Company but is limited to our directors and executive officers.
INSIDER TRADING POLICIES AND PROCEDURES
The Board has adopted the Pinnacle Financial Partners, Inc. Insider Trading Policy (the "Insider Trading Policy"). The Company has adopted policies and procedures that we believe are designed to promote compliance by us and our directors and employees with insider trading laws, rules and regulations, and the NYSE listing standards. The Insider Trading Policy prohibits the Company's employees and related persons and entities from trading in certain securities while in possession of material, nonpublic information. The Insider Trading Policy also prohibits the Company's employees from disclosing material, nonpublic information related to the Company, or another company about whom the individual learns of information in his or her capacity as an employee or director of the Company, to others who may trade on the basis of that information. The Insider Trading Policy requires that our directors and certain officers of the Company and other designated employees only transact in Company securities during an open window period, subject to limited exceptions. The foregoing summary of the Company's insider trading policies and procedures does not purport to be complete and is qualified by reference to the Company's Insider Trading Policy.
2026 Proxy Statement 19

Corporate Governance
GRANT PRACTICES AND TIMING OF EQUITY AWARDS
The CHCC reviews and approves the value and amount of the equity compensation to be awarded to executive officers in accordance with the annual performance and compensation review process. The grant of approved equity awards then occurs that same day based on the closing price of the Common Stock on the NYSE. The CHCC does not take material nonpublic information into account when determining the timing and terms of equity awards, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Instead, the timing of grants is in accordance with the yearly compensation cycle, with awards grants at the start of the new fiscal year to incentive the executives to deliver on the Company’s strategic objectives for the new fiscal year.
BOARD MEMBER ATTENDANCE AT ANNUAL MEETING
The Company encourages each member of the Board to attend the Meeting. All of the Legacy Pinnacle directors (except for one) and all of the Synovus directors who served at that time attended their respective 2025 annual meeting of shareholders.
20 Pinnacle Financial Partners, Inc.

PROPOSAL 1 ELECTION OF DIRECTORS
The Company’s Bylaws provide that the Board shall consist of not less than eight (8) nor more than twenty-five (25) directors, with such number to be set either by the Board or shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the Company's issued and outstanding shares. Currently, the Board is set at 15 members.
The terms for all of the Company’s incumbent directors expire at the Meeting. Each of the Corporate Governance and Nominating Committee and the Board has determined that all eligible candidates, with the exception of Kevin S. Blair, M. Terry Turner, and Robert A. McCabe, Jr., qualify as independent under NYSE Listing Standards requiring that a majority of the Board meet required independence criteria. Directors are elected until their respective successors are duly elected and qualified. Directors elected by the Board to fill board vacancies are required to stand for election by the shareholders at the next annual meeting following their election. The nomination of each of the nominees has been approved by the Corporate Governance and Nominating Committee.
Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby “FOR” each of the nominees as listed. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable or unwilling to serve, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board or, alternatively, the Board may vote to reduce the size of the Board.
All of the Company’s directors also currently serve as directors of Pinnacle Bank and are expected to continue so serving following the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSED DIRECTOR NOMINEES.

2026 Proxy Statement 21

Proposal 1 Election of Directors
NOMINEES FOR ELECTION TO THE BOARD
The biographies of each of our Board nominees appearing below contain information, as required by SEC regulations, regarding the person’s service as a director, business experience, service currently or at any time during the last five years on the boards of other companies that are SEC registered public companies, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the Corporate Governance and Nominating Committee and the Board to determine that the person should serve as a director for the Company.

TIM E. BENTSEN (72)	LEAD INDEPENDENT DIRECTOR

Tim E. Bentsen is a former audit partner and practice leader of KPMG, a U.S. based global audit, tax, and advisory services firm, a position he retired from in 2012. Over his 37 years with KPMG, he served as an audit partner for numerous banks and other financial services companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute. Mr. Bentsen joined the Synovus board of directors in 2014 and served as its lead director beginning in 2023. Mr. Bentsen also served as a member of the board of directors, chair of the audit committee, and member of the finance committee of CatchMark Timber Trust, Inc., a public timberland real estate investment company. He holds a bachelor’s degree in business administration from Texas Tech University. Mr. Bentsen practiced as a certified public accountant for 40 years. He is the Company's Lead Director and the Chair of the Corporate Governance and Nominating Committee. Mr. Bentsen’s extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management, and financial acumen enhances the Board’s knowledge in these areas.

KEVIN S. BLAIR (55)	DIRECTOR

Kevin S. Blair is the Chief Executive Officer and President of Pinnacle Financial Partners, Inc., a position he has held since the closing of the Merger. Prior to that time and since January 2023, he served as Synovus' Chair of the Board. Mr. Blair also served as Synovus' Chief Executive Officer and President beginning in April 2021. Prior to that time and since December 2019, Mr. Blair served as President and Chief Operating Officer and as Senior Executive Vice President and Chief Operating Officer of Synovus from December 2018 until December 2019. Mr. Blair joined Synovus in August 2016 and served as Executive Vice President and Chief Financial Officer until he became Chief Operating Officer in 2018. Prior to joining Synovus, Mr. Blair served as Corporate Treasurer of SunTrust Bank and served in various leadership roles in such areas as credit risk management, corporate strategy, finance, and line management during his nearly 20-year career with SunTrust. He began his banking career at Signet Bank in Richmond, Virginia in 1995, having received a bachelor’s degree in economics and management from James Madison University and a master’s degree in business from George Washington University. Mr. Blair serves on the boards of such non-profit organizations as the United Way of the Chattahoochee Valley, the Georgia Research Alliance, and the Columbus Chamber of Commerce. Mr. Blair’s financial acumen, extensive banking experience in the Southeast, and his first-hand knowledge of our lines of business and corporate strategy provide our Board a valuable resource for understanding the day-to-day operations and strategic direction of the Company and the industry.

22 Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

ABNEY S. BOXLEY, III (68)	DIRECTOR

Abney S. Boxley, III is the Chair of Boxley Ready Mix, a ready mix concrete manufacturer, and Boxley Family, LLC, as well as a consultant to Summit Materials, Inc., a SEC-registered public construction materials company. From January 2021 through his retirement in December 2021, Mr. Boxley served as Executive Vice President of Summit Materials, and from October 2018 to December 2020, Mr. Boxley served as East Region President of Summit Materials. From 1988 to October 2018, Mr. Boxley served as President and Chief Executive Officer of Boxley Materials Company, a construction materials producer. He was a founding director of Valley Financial Corporation ("Valley"), a SEC registered public bank holding company, and Valley Bank, which BNC Bancorp ("BNC") acquired in July 2015, and served as chairman of the Valley board and chairman of that board’s executive committee. Mr. Boxley served as a director of BNC, a SEC registered public bank holding company from July 2015 until June 2017, when Legacy Pinnacle acquired BNC and Mr. Boxley then joined the Legacy Pinnacle board. During the last five years, Mr. Boxley has also served as a director of such entities as Carilion Clinic, the Business Council, Roanoke Regional Partnership, the Roanoke Valley Development Foundation, the Virginia Western Community College Educational Foundation, and Go Virginia Regional Council. Since 1994, Mr. Boxley has also served on the board of directors of RGC Resources, Inc., a SEC registered public natural gas company, where he serves on the audit committee and the compensation committee, and since March 2018 has served on the board of directors of Insteel Industries, Inc., a SEC registered public steel wire manufacturing company, where he is currently serving as the nominating and governance committee chair. He received his bachelor’s degree in economics from Washington and Lee University and his master’s in business administration from the University of Virginia. Mr. Boxley served as Legacy Pinnacle's Lead Director at the time of the Merger. In addition to his significant board oversight experience, Mr. Boxley has extensive financial management, governance, and strategic analysis expertise, having been involved in numerous merger and acquisition activities. This breadth of experience informs and strengthens our Board in a number of ways as we integrate Legacy Pinnacle and Synovus and drive strategic growth and financial performance over the short and long-term.

GREGORY L. BURNS (71)	DIRECTOR

Gregory L. Burns is President of Gregory Burns Consulting Group, LLC. Previously he was founder, President, and Chief Executive Officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers, which was started in 2010 and was acquired by Urgent Care Enterprises, a joint venture between Tri-Star Health and Care Spot Express Healthcare in April 2013. Prior to his retirement in February 2009, Mr. Burns served as Chairman of the Board and Chief Executive Officer for O’Charley’s Inc., then a SEC registered public restaurant company, headquartered in Nashville, Tennessee. Mr. Burns joined O’Charley’s in 1983 as Controller, and later held the positions of Executive Vice President, Chief Financial Officer, and President before becoming Chief Executive Officer in February 1994. Prior to joining O’Charley’s, he served as Chief Financial Officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse. Mr. Burns was also a member of the Legacy Pinnacle board, which he joined in 2015. Mr. Burns currently serves on the advisory board of the University of Kentucky Gatton School of Business and in 2021 retired from his position on the board of the Nashville Public Education Foundation where he was past chairman and served for twenty years. His other civic activities have included serving as chair and board member of the Nashville Chapter of the American Cancer Society and the Nashville Sports Council, the board of The Dan and Margaret Maddox charitable fund, and as a board member of the Nashville Ballet, the Music City Bowl, the Vanderbilt Ingram Cancer Center, the Nashville Area Red Cross, and the Nashville Symphony. Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000. Mr. Burns' broad understanding of the financial, operational, and strategic issues facing public companies and his accounting and financial acumen provide the Board with valuable insight and skills as the Company navigates its future as a large complex financial organization.

2026 Proxy Statement 23

Proposal 1 Election of Directors

PEDRO CHERRY (55)	DIRECTOR

Pedro Cherry is the Chairman, President, and Chief Executive Officer of Mississippi Power, overseeing all aspects of operations for the electric utility and subsidiary of Southern Company, a public company and one of the largest generators of electricity. Prior to becoming Chairman and Chief Executive Officer in August 2025, and since March 2025, he served as President of Mississippi Power. From August 2020 to March 2025, Mr. Cherry served as the President and Chief Executive Officer of Atlanta Gas Light and Chattanooga Gas, two regional natural gas utilities and subsidiaries of Southern Company. From February 2017 to August 2020, he served as Executive Vice President of Customer Service and Operations of Georgia Power, the largest subsidiary of Southern Company. From 2006 to 2017, Mr. Cherry served in various other leadership positions within the Southern Company family of companies, including Senior Vice President of the Metro Atlanta Region of Georgia Power, Metro West Region manager, and Vice President of Community and Economic Development of Georgia Power. Prior to 2006, he spent nine years in finance-related leadership positions, including Chief Financial Officer - International Division, with Southern Energy Inc., a Southern Company subsidiary that later became Mirant Corp. He began his career as an engineering and business analyst for Carolina Power and Light Corp. In addition to his current role at Mississippi Power, Mr. Cherry serves on the board of directors and board of governors for the Mississippi Business Alliance, the board of directors and executive committee for the Gulf Coast Business Council, and the board of directors for the Boys and Girls Club of America's Southeast Region. He is also NACD Directorship Certified, a CFA charter holder, and a member of the CFA Institute and the Auburn’s Alumni Engineering Advisory Council. Previously, Mr. Cherry was a member of the Synovus board, which he joined in 2020. Mr. Cherry’s extensive leadership experience within finance operations and customer service divisions of a complex public organization provides our Board with a valuable resource and perspective.

THOMAS C. FARNSWORTH, III (59)	DIRECTOR

Thomas C. Farnsworth, III has spent his entire business career at Farnsworth Investment Company, a real estate development firm, and serves as its President and owner. Mr. Farnsworth is involved in the development of Harmony Reserve, an active retirement community in Vero Beach, Florida. In addition to serving on the Board, Mr. Farnsworth serves on the board as a legacy member of the Assisi Foundation of Memphis, and is its vice-chairman, and recently served as chairman of the board of Memphis Zoo, Inc. He earned a bachelor’s degree in economics from Southern Methodist University. Previously, Mr. Farnsworth was a member of the Legacy Pinnacle board, which he joined in 2015. Mr. Farnsworth also served as a director of Magna Bank from 2004 until its merger with Pinnacle Bank in September 2015. Mr. Farnsworth’s business experience throughout our footprint provides valuable knowledge regarding commercial real estate activities and trends.

DAVID B. INGRAM (63)	DIRECTOR

David B. Ingram has served in a variety of positions since 1996 at Ingram Entertainment Inc., including as Chairman and Chief Executive Officer. The company was previously the nation's largest distributor of DVDs and video games, but is currently winding down operations due to changes in technology in the delivery of these products. Mr. Ingram also served as Chairman of DBI Beverage Inc., an operator of beverage distributorships in nine major markets in California, since he founded that company in February 2002. In September 2019, Mr. Ingram sold DBI Beverage Inc., which was then the second largest beer distributor in the state of California. Mr. Ingram previously served as a member of the Legacy Pinnacle board, which he joined in 2016. Mr. Ingram also served as a director of Avenue Financial Holdings, Inc., a SEC registered public bank holding company, and Avenue Bank, its wholly owned bank subsidiary, from 2006 until July 2016, when it was acquired by Legacy Pinnacle. Prior to these roles, he served as assistant to the treasurer of Ingram Industries Inc. and as a development officer at Duke University. Mr. Ingram is a past board chairman for, and current board member of, Montgomery Bell Academy. He is also a member of the board of directors of Vanderbilt University and president of The Golf Club of Tennessee. Mr. Ingram’s extensive leadership experience and his business acumen in the Nashville community make him a valuable member of the Board as the Company focuses on Merger integration and strategic growth.

24 Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

JOHN H. IRBY (63)	DIRECTOR

John H. Irby is a commercial real estate investor and attorney with Atlanta-based Wilson Brock & Irby, LLC, specializing in commercial estate transactions, corporate transactions, commercial litigation, and general business matters. He has practiced law for over 30 years and is also the managing partner of Tall Pines Properties, LLC and Equity Resource Partners, LLC, entities which are engaged in the acquisition, management, and redevelopment of commercial real property and timberland in the Southeast. Mr. Irby currently serves as a director on a number of boards, including the Georgia Lottery Corporation where he serves as Chair and W.C. Bradley Company. Previously, Mr. Irby was a member of the Synovus board, which he joined in 2022. His past board service also includes service on the boards of the Georgia Department of Corrections, Darlington School, Atlanta Steeple Chase, and the Bradley-Turner Foundation, among others. Mr. Irby’s legal background, commercial real estate expertise, and deeply rooted community engagement provides our Board with meaningful expertise in such matters as well as valuable leadership skills.

DECOSTA E. JENKINS (70)	DIRECTOR

Decosta E. Jenkins is the former President and Chief Executive Officer of Nashville Electric Service ("NES"), one of the largest public utilities in the United States, from which he retired in June 2022. He joined NES in 1991, serving as a Senior Vice President and Chief Financial Officer before being appointed CEO in 2004. Prior to that, he spent 11 years at Deloitte working in the audit department for private and public companies. Mr. Jenkins is a certified public accountant and earned an accounting degree from the University of Tennessee. Mr. Jenkins serves on the board of Blue Cross Blue Shield of Tennessee and HG Hill Realty Company and is a member of the board of directors for i3 Verticals, Inc., a SEC-registered public company. In addition, he is a member of the board of trustees of the University of Tennessee. He is the former chair of the board of the American Public Power Association ("APPA"), and former chairman of the Community Foundation of Middle Tennessee and serves as a member of the trustees council for the Community Foundation of Middle Tennessee. Prior to his retirement from NES, he served on several local, regional, and national committees addressing civic, energy, and climate issues including the APPA CEO Climate Change and Generation Policy Task Force and the Tennessee Valley Authority's Customer Planning Council. Mr. Jenkins previously served as a member of the Legacy Pinnacle board, which he joined in 2021. Mr. Jenkins is a prominent civic and business leader within the Nashville community with deep financial and operational expertise and experience; the Company believes his knowledge, expertise, and experience and long history of community involvement as well as his background in accounting makes him a valuable member of our Board.

2026 Proxy Statement 25

Proposal 1 Election of Directors

ROBERT A. MCCABE, JR. (75)	DIRECTOR

Robert A. McCabe, Jr. is one of the founders of Legacy Pinnacle and Pinnacle Bank and currently serves as the Company's Chief Banking Officer and Vice Chair, positions he has held since the Merger. Prior to that time, Mr. McCabe served as Chair of the Board of Legacy Pinnacle and Pinnacle Bank, beginning with their formation in 2000. He began his banking career with the former Park National Bank of Knoxville, Tennessee as an officer trainee in 1976 following four years of military service. From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including Senior Vice President, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an Executive Vice President of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to President and Chief Operating Officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named President and Chief Operating Officer for First American’s east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as President of First American’s Corporate Banking division, and shortly thereafter, as President of its General Banking division. In 1994, First American appointed Mr. McCabe as a Vice Chairman of First American Corporation. In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999. Mr. McCabe also serves as a director of NES, and as Chairman of National Health Investors of Murfreesboro, Tennessee, a SEC-registered public healthcare real estate investment company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a SEC-registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. In addition, he was a director of SSC Services of Knoxville, Tennessee which was sold in 2010. Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, served as the chairman of the board of trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also a past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony, and the Nashville Downtown Partnership. Mr. McCabe is also a past chairman of the Nashville Area Chamber of Commerce. Mr. McCabe’s extensive banking and business development experience and his expertise managing all day-to-day banking operations, and company-wide programs for wealth management, capital markets, and corporate services provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

GREGORY MONTANA (57)	DIRECTOR

Gregory Montana is the former Executive Vice President and Chief Risk Officer of Fidelity National Information Services, Inc. ("FIS"), having retired from that position in April 2023. During his 11-year tenure at FIS, Mr. Montana managed and mitigated FIS’ key risks including those related to cybersecurity, operations, credit, compliance, regulatory, corporate responsibility, business continuity, crisis management, third party, and fraud for all business segments, including banking, payments, and capital markets. Mr. Montana is a certified Chief Information Security Officer and former board member of the Internet Security Alliance and the Financial Service Information Sharing and Analysis Center (FS-ISAC) Sheltered Harbor Organization and holds a cyber risk oversight certificate from the National Association of Corporate Directors. Prior to his time at FIS, Mr. Montana managed risk in various leadership positions at such companies as Bank of America, PayPal, Lloyds Banking, Deloitte Consulting, and JPMorgan Chase Bank. He serves on the board of directors for the United Way of Northeast Florida and is an active member and former board chair of Jacksonville Catholic Charities. Mr. Montana previously served as a member of the Synovus board, which he joined in 2025. Mr. Montana holds an MBA from the Wharton School of the University of Pennsylvania and received a BA from Boston College. Mr. Montana’s expertise in risk management and extensive financial acumen, as well as his significant experience with complex public corporations in the financial services industry, provide our Board with a valued perspective and resource as we evolve our corporate strategy and mature our risk management framework.

26 Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

BARRY L. STOREY (66)	DIRECTOR

Barry L. Storey is the Principal of BLS Holdings Group, LLC, an Augusta, Georgia-based company with the primary focus of managing a portfolio of retail real estate properties and various alternative assets. Prior to January 2015, he was the Founding Partner of Hull Storey Gibson Companies, LLC, a retail acquisition and development real estate company founded in 1992. The company owned and operated over 13 million square feet of retail strip centers and enclosed mall properties in the Southeast. Prior to 1992, Mr. Storey worked as a project manager in the Mall Development Division for CBL & Associates Properties, Inc. Mr. Storey holds a bachelor’s degree from the University of Georgia. He has extensive experience with and commitment to philanthropic and community service. In 2010, Mr. Storey received the “Outstanding Philanthropist Award” from the Young Professionals of Augusta and in 2014, was inducted into the Business Hall of Fame of the Central Savannah River Area ("CSRA"). He is past president of the Exchange Club of Augusta, past president of the Family Y board of directors, past chair of the Community Foundation for the CSRA, and past chair of the UGA Terry College of Business Dean’s Advisory Council. Mr. Storey also served as a trustee of the University of Georgia Foundation. Currently, he serves as a director on a number of boards, including Aruna Bio, a privately-owned biomedical company, and the University of Georgia Athletic Association. Mr. Storey is also a trustee for the Georgia Research Alliance and serves on the advisory boards of our Athens and Augusta markets. Mr. Storey previously served as a member of the Synovus board, which he joined in 2013. His extensive experience and expertise in real estate acquisition, development, and management and his background in the markets in which we serve provides our Board with significant insight, particularly as we continue to refine and execute our growth strategies for the future.

G. KENNEDY THOMPSON (75)	DIRECTOR

G. Kennedy Thompson served as a Principal of Aquiline Capital Partners LLC, a New York based financial services private equity firm, from 2009 until his retirement in April 2019. Prior to that time, Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation (“Wachovia”) from 1999 to 2008. He worked at Wachovia and First Union Corporation for 32 years. Mr. Thompson served in numerous industry leadership positions, including Chairman of The Clearing House, Chairman of The Financial Services Roundtable, Chairman of the Financial Services Forum, and President of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was president in 2007. Mr. Thompson served on the board of Hewlett-Packard Company, a SEC-registered public technology company, from 2006 until May 2013, and Carolinas Healthcare System. Mr. Thompson currently serves on the boards of Lending Tree, Inc. and Insteel Industries, Inc., both of which are SEC-registered public companies. Mr. Thompson previously served as a member of the Legacy Pinnacle board, which he joined in 2017. Mr. Thompson received a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from Wake Forest University. The Board believes that Mr. Thompson’s expertise in analyzing companies in the financial services industry and extensive knowledge of the Company’s industry and its competition and his involvement in community activities in his home state of North Carolina make him a valuable member of the Board.

2026 Proxy Statement 27

Proposal 1 Election of Directors

M. TERRY TURNER (71)	DIRECTOR

M. Terry Turner is one of the founders of Legacy Pinnacle and Pinnacle Bank and currently serves as the Company's non-executive Chair of the Board, a position he has held since the Merger. Prior to that time, Mr. Turner served as President and Chief Executive Officer of Legacy Pinnacle and Pinnacle Bank, beginning with their formation in 2000. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor’s degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank in Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank in Nashville, Tennessee as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner’s banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking, trust, and investment operations. During Mr. Turner’s tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), and a member of the board of governors of the Nashville Chamber of Commerce. Mr. Turner is an active member of the Chief Executive’s Organization and the World President’s Organization. He is also a member of numerous local clubs and organizations including Leadership Nashville. Mr. Turner’s extensive banking experience and his experience managing the day-to-day operations of Legacy Pinnacle's business provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with Legacy Pinnacle since its inception provides the Board with invaluable institutional knowledge as the Company navigates Merger integration.

TERESA WHITE (59)	DIRECTOR

Teresa White is President Emeritus of Aflac U.S., which constitutes the operating U.S. insurance businesses for Aflac Incorporated, a publicly held company. Prior to moving into that role in January 2023 and since October 2014, she served as President of Aflac U.S. As President, Ms. White’s responsibilities included marketing, sales and distribution, information technology, corporate communications, operations, US financial management, and shared services. She oversaw the company’s extensive distribution network of individual agents and brokers across the country, as well as nearly 5,000 employees. Prior to becoming President, Ms. White served in various leadership positions with Aflac, including Chief Operating Officer from July 2013 to September 2014, Executive Vice President and Chief Services Officer from October 2012 to July 2013, and Executive Vice President and Chief Administrative Officer from March 2008 to October 2012, among others. Ms. White serves on the Board of Landstar and serves on its nominating and corporate governance committee, audit committee, compensation committee, safety and risk committee, and strategic planning committee. Ms. White previously served as a member of the Synovus board, which she joined in 2019. She is active in her community, having served on the boards of various non-profit and professional organizations, including the Georgia Chamber Board of Governors, NeighborWorks Columbus, and Americas Health Insurance Plans. Ms. White has been recognized for her leadership with a number of awards, including three consecutive years as Black Enterprise’s Most Powerful Women in Business, Bizwomen’s 2016 Women to Watch, Atlanta Business Chronicle’s Women Who Mean Business, and numerous recognitions by American Business Awards. She holds a bachelor’s degree in business administration from the University of Texas at Arlington and a master’s degree in management from Troy State University. She is also NACD Directorship Certified. Ms. White’s extensive operational and strategic background, coupled with her marketing, sales, talent, and risk management experience at the executive level in the financial services industry, guides the Company in its long-term strategic and operational planning and adds a valuable resource to the Board.

28 Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors
DIRECTOR COMPENSATION
The CHCC is responsible for the oversight and administration of the Company's director compensation program. The CHCC reviews the director compensation program annually with the assistance of its independent compensation consultant, who provides a report evaluating the program relative to peer and broader market practices. The following is a description of the director compensation program for 2026, as approved by the CHCC after the Merger. Director compensation paid in 2025 by Legacy Pinnacle and Synovus may be found in Appendix C-1 and Appendix C-2, respectively.
During 2026, non-management directors of the Company, other than Mr. Turner, will receive an annual cash retainer of $95,000, with:
•Audit Committee and Risk Committee members receiving an additional cash retainer of $15,000 (with the Chairs of these committees also receiving an additional cash retainer of $25,000);
•CHCC members receiving an additional cash retainer of $12,500 (with the Chair of this committee also receiving an additional cash retainer of $20,000);
•Corporate Governance and Nominating Committee members receiving an additional cash retainer of $10,000 (with the Chair of this committee also receiving an additional cash retainer of $17,500); and
•the Lead Director receiving an additional cash retainer of $50,000.
Members of the Executive Committee do not receive any additional compensation for their service on that committee. In addition, directors who are employees of the Company do not receive any additional compensation for their service on the Board.
We also plan to grant awards of restricted stock units with a grant date fair market value of $145,000 to each of the non-management members of the Board, other than Mr. Turner, elected to serve as directors for a term ending in 2027. The director restricted stock units will become fully vested and transferable upon the earlier to occur of the completion of one year of service following the grant date and the date the holder reaches mandatory retirement, as set forth in the Corporate Governance Guidelines. These restricted stock unit awards will be designed to create equity ownership and to focus directors on the long-term performance of the Company.
By paying directors an annual retainer, the Company compensates each director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee and Risk Committee receive a higher cash retainer based upon the enhanced duties, time commitment, and responsibilities of service on those committees. The Board believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Company's Board.
The members of the Board are compensated for their service on the Board from the date of the annual meeting to the following year’s annual meeting.
Mr. Turner’s compensation for his service as Chair of the Board is set forth in a letter agreement filed as an exhibit to Legacy Pinnacle’s Form 8‑K filed with the SEC on July 25, 2025.
Directors who previously served on the Synovus board may elect to defer all or a portion of their cash compensation under the Company's Directors’ Deferred Compensation Plan (the "Deferred Comp Plan"). The Deferred Comp Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts mirror the return of one or more investment funds selected by the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. In addition, directors who previously served on the Synovus board may elect to defer all of their equity compensation under the Deferred Comp Plan. All deferred equity awards are payable in the form of shares of Company stock. The Company plans to make this Deferred Comp Plan available to those directors who previously served on the Legacy Pinnacle board in 2027.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.

2026 Proxy Statement 29

PROPOSAL 2 APPROVAL OF PINNACLE'S 2026 OMNIBUS PLAN
Background and Reasons for the Proposal

Upon the recommendation of the CHCC, on March 19, 2026, the Board of Directors adopted the Pinnacle Financial Partners, Inc. 2026 Omnibus Plan (“the 2026 Plan”), subject to shareholder approval at the Meeting. The 2026 Plan is intended to support the strategic objectives of the Company post-Merger and to advance the long‑term interests of the combined company and its shareholders. Awards under the 2026 Plan will give employees and directors a personal stake in the Company's growth, development, and financial success, with the 2026 Plan being designed to motivate participants to devote their best efforts to the business and to help attract and retain individuals who are positioned to make significant contributions to the Company's future success.
The 2026 Plan combines the performance‑driven, growth‑oriented frameworks of both institutions with Legacy Pinnacle’s commitment to broad‑based employee ownership as an essential tool for attracting and retaining key talent, including revenue‑generating employees critical to ongoing growth. The Board believes that equity-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interest in the Company by all of the Company’s employees annually, as well as part of an initial compensation package, thereby providing substantial motivation for superior performance and aligning the employees’ interests with shareholders of the Company. By approving the 2026 Plan, shareholders will empower the Company to reward contributors at all levels of the organization to share in the Company's success and to drive future growth, financial success, and long-term stability.
As of February 28, 2026, approximately 1,590,806 and 68,012 shares remained available for grant under the Pinnacle Financial Partners, Inc. Second Amended and Restated 2018 Omnibus Equity Incentive Plan (the “Legacy Pinnacle Prior Plan”) and the Synovus Financial Corp. 2021 Omnibus Plan (the “Synovus Prior Plan”), respectively. The Legacy Pinnacle Prior Plan and the Synovus Prior Plan are collectively referred to as the “Prior Plans.”
If the 2026 Plan is approved, the authorized share pool will consist of 2,800,000 newly authorized shares, plus (1) the shares remaining available for issuance under the Prior Plans as of May 21, 2026, the effective date of the 2026 Plan (subject to a maximum of 1,660,000 shares), plus (2) any shares subject to awards outstanding under the Prior Plans as of the effective date of the 2026 Plan that, after May 21, 2026, are forfeited, expire, are settled in cash, or otherwise terminate without the issuance of shares. If the shareholders approve the 2026 Plan, all future equity awards will be made from the 2026 Plan, and the Company will not grant any additional awards under the Prior Plans.
If shareholders do not approve the 2026 Plan, the Company will continue to grant awards under the Prior Plans as appropriate. Without approval of the 2026 Plan, however, the Company will not have sufficient share capacity to continue offering competitive equity opportunities in future years.

Key Data Used to Determine the Number of Shares Needed
SIGNIFICANT HISTORICAL AWARD INFORMATION
Common measures of a stock plan’s cost include burn rate, overhang, and dilution. The burn rate refers to annual share usage, which measures how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, Legacy Pinnacle has maintained an average burn rate(1) of approximately 0.68% of shares of its common stock outstanding per year. In addition, Synovus has maintained an average burn rate(1) of approximately 0.88% of shares of its common stock outstanding per year. Dilution measures the degree to which our shareholders’ ownership has been diluted by stock-based compensation awarded under our various equity plans and “overhang” also includes shares that may be awarded under our various equity plans in the future.

KEY EQUITY METRICS		FY2025 (%)	FY2024 (%)	FY2023 (%)
Legacy Pinnacle Burn Rate(1)		0.78	0.59	0.66
Synovus Burn Rate(1)		1.17	0.79	0.68
Current Dilution(2)	1.41%
Current Overhang(3)	2.5%

30	Pinnacle Financial Partners, Inc.

Proposal 2 Approval of Pinnacle's 2026 Omnibus Plan
(1)Burn rate is calculated by dividing the number of shares subject to equity awards granted during the applicable fiscal period (including additional shares granted as dividend equivalents and adjustments made to performance-based awards, and excluding shares assumed in connection with acquisitions) by the total number of shares of common stock outstanding during the applicable fiscal period.
(2)Dilution is calculated as of February 28, 2026 by dividing the number of shares outstanding subject to equity awards under the Prior Plans by the fully diluted number of shares outstanding.
(3)Overhang is calculated as of February 28, 2026 and reflects (a) the sum of (x) the number of shares outstanding subject to equity awards under the Prior Plans and (y) the number of shares available for future grants under the Prior Plans divided by (b) the fully diluted number of shares outstanding.

TOTAL POTENTIAL DILUTION
Our equity plan overhang as of February 28, 2026 was 2.50% (calculated by dividing (1) the number of shares subject to awards outstanding under Prior Plans plus the number of shares remaining available for grant under the Prior Plans by (2) the total number of common shares outstanding). As of February 28, 2026, the shares remaining available under the Prior Plans and shares subject to outstanding awards represented 1.41% of our current overhang. As noted above, no further grants will be made under the Prior Plans upon the effective date of the 2026 Plan, and the shares remaining available under the Prior Plans will be transferred to the 2026 Plan’s share pool. If shareholders approve the 2026 Plan, the issuance of 2,800,000 shares under the 2026 Plan would increase our total potential dilution rate by 1.9% to approximately 4.4%. Dilution percentages are based on approximately 151,078,033 common shares outstanding as of February 28, 2026.
FUTURE SHARE NEEDS
If the 2026 Plan is approved by our shareholders, we expect the share pool to last for approximately four years of awards. This estimate is based on an average annual burn rate of 0.68% and 0.88% for Legacy Pinnacle and Synovus respectively, as described above. While we believe this modeling provides a reasonable estimate of how long such a share reserve could last, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual share usage are changes in market grant values, the number of recipients, our hiring and promotion activity, our stock price, the award type mix and levels, the rate of returned shares due to forfeitures of outstanding awards, competitive market practices, acquisitions and divestitures, the need to attract, retain, and incentivize key talent, the extent to which we provide settlement of awards in stock, and how the Company chooses to balance total compensation between cash and equity-based awards. The total overhang resulting from the share request, including awards outstanding under the Prior Plans, represents approximately 2.5% of the shares of our fully diluted Common Stock outstanding as of February 28, 2026.
INFORMATION ON EQUITY COMPENSATION PLANS AS OF FEBRUARY 28, 2026
The information included in this Proxy Statement and our 2026 Annual Report is updated by the following information regarding the Prior Plans as of February 28, 2026:

Total full value awards outstanding(1)	2,131,339
Shares available for grant under the Prior Plans (2)	1,658,818
Total shares of common stock outstanding	151,078,033
(1)Includes 561,533 and 1,569,806 full value awards outstanding under the Legacy Pinnacle Prior Plan and the Synovus Prior Plan, respectively. Grants of full value awards (RSUs and PSUs) count as two share equivalents under the Prior Plans. The number of shares of outstanding PSUs assumes performance at the target level. There were no outstanding stock options or stock appreciation rights as of February 28, 2026.
(2)Includes 1,590,806 and 68,012 shares available under the Legacy Pinnacle Prior Plan and the Synovus Prior Plan, respectively. Assumes outstanding PSUs at the target level.

Notable Provisions of the 2026 Plan
The 2026 Plan contains a number of provisions that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including:
•No evergreen provision. The 2026 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2026 Plan can be automatically replenished.
•No liberal share counting for stock options and stock appreciation rights. The 2026 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or stock appreciation right or to satisfy tax withholding requirements. The 2026 Plan also prohibits ‘‘net share counting’’ upon the exercise of stock options and stock appreciation rights.
•Minimum Vesting Requirements. With limited exceptions, the 2026 Plan requires that all stock-based awards have a minimum vesting period of one year.
•No repricing or cash buy-outs of stock options or SARs. The 2026 Plan prohibits the repricing or cash buy-outs of stock options or stock appreciation rights, or SARs, without shareholder approval.
•No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying Common Stock on the date of grant.
2026 Proxy Statement 31

Proposal 2 Approval of Pinnacle's 2026 Omnibus Plan
•Annual limit on awards to non-employee directors. The 2026 Plan limits the total annual compensation that may be provided to any one non‑employee director, including the grant date fair value of equity awards together with cash fees paid during the calendar year, to $750,000, or, in the case of a non‑employee director serving as Chair of the Board or Lead Independent Director, $1,000,000.
•No dividends on unvested or unearned awards. The 2026 Plan prohibits the current payment of dividends or dividend equivalent rights on unvested or unearned awards.
•No single trigger change of control vesting. If awards granted under the 2026 Plan are assumed by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change of control.
•Compensation recoupment policy. Awards under the 2026 Plan will be subject to any compensation recoupment policy that we may adopt from time to time.
Summary of the 2026 Plan
The following is a summary of the material terms of the 2026 Plan. This summary is qualified in its entirety by the full text of the 2026 Plan, which is attached to this Proxy Statement as Appendix B.

ELIGIBILITY AND PARTICIPATION
Any employee of the Company or any of its subsidiaries, any non-employee director of the Company, and any non-employee consultant of the Company or a subsidiary, approximately 8,565 persons (which includes approximately 8,550 employees and 13 non-employee directors) as of February 28, 2026, is eligible to participate in the 2026 Plan. Incentive stock options, however, may be granted only to employees.
The CHCC has discretion to select participants from year to year.

PERMISSIBLE AWARDS
The 2026 Plan authorizes the grant of awards in any of the following forms:
•Options to purchase shares of Common Stock, which may be nonqualified stock options or incentive stock options, or ISOs. The exercise price of an option granted under the 2026 Plan may not be less than the fair market value of the Common Stock on the date of grant. Stock options granted under the 2026 Plan will have a term of not more than ten years.
•SARs, which give the holder the right to receive the excess, if any, of the fair market value of one share of Common Stock on the date of exercise, over the base price of the SAR. The base price of a SAR may not be less than the fair market value of the Common Stock on the date of grant. SARs granted under the 2026 Plan will have a term of not more than ten years.
•Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the CHCC.
•Performance awards, which may be performance shares (denominated in shares of stock) or performance units (denominated in cash) and, in either case, are contingent upon performance-based vesting conditions.
•Other stock-based awards in the discretion of the CHCC, including unrestricted stock grants.
•Cash-based awards.
All awards will be evidenced by a written award agreement between the Company and the participant, which will include such provisions as may be specified by the CHCC. Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.
SHARES AVAILABLE UNDER THE PLAN
Subject to certain anti‑dilution adjustments, the aggregate number of shares of Common Stock that may be granted to participants pursuant to awards under the 2026 Plan may not exceed 2,800,000 newly authorized shares, plus (1) any shares remaining available for issuance under the Prior Plans as of May 21, 2026 (not to exceed 1,660,000 shares), plus (2) any shares subject to awards outstanding under the Prior Plans as of the effective date of the 2026 Plan that, after May 21, 2026, are forfeited, expire, are settled in cash, or otherwise terminate without the issuance of shares. The shares available for issuance under the 2026 Plan may be authorized and unissued shares or treasury shares.
LIMIT ON AWARDS TO NON-EMPLOYEE DIRECTORS
Subject to certain anti‑dilution adjustments, a non‑employee director may not receive total annual compensation, including the grant date fair value of equity awards together with any cash fees paid for Board service during the Plan Year, in excess of $750,000, or, in the case of a non‑employee director serving as Chair of the Board or as Lead Independent Director, $1,000,000.

32 Pinnacle Financial Partners, Inc.

Proposal 2 Approval of Pinnacle's 2026 Omnibus Plan
SHARE COUNTING
The share counting provisions of the 2026 Plan provide that the following shares will be added back to the 2026 Plan share reserve and will again be available for issuance pursuant to awards granted under the 2026 Plan: (i) unissued or forfeited shares originally subject to an award that is canceled, terminated, expired, forfeited or lapsed for any reason; (ii) shares subject to awards settled in cash; and (iii) shares withheld from full-value awards or delivered by a participant to satisfy tax withholding requirements. In addition, substitute awards granted in connection with a merger will not count against the share reserve under the 2026 Plan. For the avoidance of doubt, the following shares will not be added back to the 2026 Plan share reserve and will count against the number of shares remaining available for issuance pursuant to awards granted under the 2026 Plan: (i) shares delivered to the Company in satisfaction of the exercise price of an option; and (ii) shares originally subject to a stock option or stock appreciation right that are not issued upon exercise of the stock option or stock appreciation right for any reason, including by reason of net-settlement of the award.
MINIMUM VESTING
Except with respect to a maximum of five percent (5%) of the shares authorized under the 2026 Plan, stock-based awards granted under the 2026 Plan will vest no earlier than the first anniversary of the date on which the award is granted.
ADJUSTMENTS IN CONNECTION WITH CERTAIN EVENTS
In order to prevent dilution or enlargement of a participant’s rights under the 2026 Plan, the CHCC shall substitute or adjust the number and kind of shares that may be issued under the 2026 Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual award limits, and other value determinations applicable to outstanding awards in the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in-kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction.
DURATION OF THE 2026 PLAN
The 2026 Plan will become effective on May 21, 2026 if it is approved by our shareholders at the Meeting. The 2026 Plan will terminate after 10 years (or 10 years after any later amendment approved by our shareholder to increase the number of shares under the Plan) or, if sooner, when all shares reserved under the 2026 Plan have been issued. At any time, the Board of Directors may terminate the 2026 Plan. The termination of the 2026 Plan will not affect outstanding awards in any way.
ADMINISTRATION
The CHCC will administer the 2026 Plan. The Committee has broad discretion to construe, interpret and administer the 2026 Plan, to select the individuals to be granted awards, to determine the number of shares to be subject to each award, and to determine the terms, conditions, and duration of each award. The Committee’s decisions will be conclusive, final, and binding upon all parties. The Committee may delegate to one or more of our officers the authority to grant awards to participants who are not directors or executive officers, within parameters specified by the Committee and applicable law.
AMENDMENT OF THE 2026 PLAN
The CHCC may amend, modify, suspend or terminate the 2026 Plan at any time; provided, however, that without the prior approval of our shareholders and except as provided in the plan’s anti-dilution provisions, (i) the exercise or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARs having an exercise or base price that is less than the original price, and (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares underlying the option or SAR is lower than the exercise price of the option or base price of the SAR. In addition, no material amendment of the 2026 Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule. No amendment, modification, suspension, or termination of the 2026 Plan may adversely affect an existing award without the affected participant’s consent.
CHANGE OF CONTROL
The effect of a change of control of the Company on awards granted under the 2026 Plan depends on whether the awards are assumed, equitably converted, or substituted by the surviving entity. For awards not so assumed or converted in a manner approved by the CHCC or the Board, and unless otherwise provided in the award agreement: (i) all unvested options and stock appreciation rights will become fully vested and exercisable; (ii) restrictions on restricted stock will lapse so that it becomes fully vested and transferable; and (iii) all
2026 Proxy Statement 33

Proposal 2 Approval of Pinnacle's 2026 Omnibus Plan
other awards will become free of restrictions, limitations, and conditions and become fully vested to the extent of the original grant. Outstanding performance awards will be deemed earned as of the change of control based on target performance.
For awards that are assumed, equitably converted, or substituted in a manner approved by the CHCC or the Board, and unless otherwise provided in the award agreement, vesting will not accelerate solely due to the change of control. Instead, acceleration will occur only if the participant’s employment is terminated within two years after the change of control either (i) by the surviving entity without cause or (ii) by the participant for good reason. A participant may resign for good reason only if such provision is included in the award agreement or the participant is party to an employment, severance, or similar agreement that permits resignation for good reason.
BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS
As of April 6, 2026, no awards had been granted under the 2026 Plan. Awards under the 2026 Plan will be granted at the discretion of the CHCC. Accordingly, future awards under the 2026 Plan are not determinable. The fair market value per share of Common Stock was $88.23 as of April 6, 2026.
Federal Income Tax Consequences of the 2026 Plan
The following discussion of the federal income tax consequences of awards granted under the 2026 Plan is intended only as a summary of the present federal income tax treatment of awards. These laws are highly technical and are subject to change at any time. This summary does not discuss the tax consequences of a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside.
NONQUALIFIED STOCK OPTIONS
Nonqualified stock options granted under the 2026 Plan will not be taxable to a participant at grant but generally will result in taxation at exercise, at which time the participant will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. The Company will be entitled to a federal income tax deduction equal to such amount in the year the participant recognizes this income, subject to any applicable limitations under Code Section 162(m).
INCENTIVE STOCK OPTIONS
An employee will generally not recognize ordinary income on receipt or exercise of an incentive stock option so long as he or she has been an employee of the Company or its subsidiaries from the date the incentive stock option was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the shares of Common Stock received on exercise of the incentive stock option for one year after the date of exercise (and for two years from the date of grant of the incentive stock option), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an incentive stock option and satisfies these holding period requirements, the Company may not deduct any amount in connection with the incentive stock option. If an employee exercises an incentive stock option but engages in a ‘‘disqualifying disposition’’ by selling the shares acquired on exercise before the expiration of the one and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, the Company will be entitled to a federal income tax deduction in an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition, subject to any applicable limitations under Code Section 162(m).
STOCK APPRECIATION RIGHTS
There are no immediate tax consequences to a participant when a stock appreciation right is granted. When a participant exercises the right to the appreciation in fair market value of shares represented by a SAR, payments made in Common Stock are normally included in the participant’s gross income for regular income tax purposes. The Company will be entitled to federal income tax deduction equal to such amount in the same year. The includable amount and corresponding deduction each equal the fair market value of the Common Stock payable on the date of exercise, subject to any applicable limitations under Code Section 162(m).

34 Pinnacle Financial Partners, Inc.

Proposal 2 Approval of Pinnacle's 2026 Omnibus Plan
RESTRICTED STOCK
The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the stock. The participant may, however, make an election to include the value of the shares in gross income in the year of award despite such restrictions. Generally, the Company will be entitled to a federal income tax deduction equal to the amount the participant includes in income in the year the participant includes the compensation in income, subject to any applicable limitations under Code Section 162(m).
RESTRICTED STOCK UNITS
Generally, a participant will not recognize ordinary income until Common Stock, cash, or other property become payable under the restricted stock unit, even if the award vests in an earlier year. The Company will generally be entitled to a federal income tax deduction equal to the amount the participant includes in income in the year of payment, subject to any applicable limitations under Code Section 162(m).
PERFORMANCE UNITS / PERFORMANCE SHARES
Employees under the 2026 Plan incur no income tax liability upon the initial grant of performance units or performance shares. At the end of the performance or measurement period, however, employees realize ordinary income on any amounts received in cash or Common Stock, and the Company will generally be entitled to a federal income tax deduction equal to the amount the participant includes in income in the year of payment, subject to any applicable limitations under Code Section 162(m). Any subsequent appreciation on the Common Stock is treated as a capital gain.
CASH-BASED AWARDS / OTHER STOCK-BASED AWARDS
Any cash payments or the fair market value of any Common Stock or other property a participant receives in connection with cash-based awards or other stock-based awards are includable in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, the Company will be entitled to a federal income tax deduction in the same amount that the participant includes in income in the year of payment, subject to any applicable limitations under Code Section 162(m).
Equity Compensation Plan Information
The following table gives information as of December 31, 2025 about Legacy Pinnacle common stock that could have been issued under the Legacy Pinnacle Prior Plan.

(IN THOUSANDS, EXCEPT PER SHARE DATA)	(A) NUMBER OF SECURITIES TO BE ISSUED UPON VESTING OF RSUS, MRSUS AND PSUS	(B) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	(C) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS IN COLUMN(B)	(D) NUMBER OF SHARES REMAINING AVAILABLE FOR ISSUANCE EXCLUDING SHARES REFLECTED IN COLUMNS (A) AND (B)

PLAN CATEGORY(1)
Shareholder approved equity compensation plans for shares of Legacy Pinnacle common stock	1,041	—		$1,381
Non-shareholder approved equity compensation plans	—	—	—	—
TOTAL	1,041	—	—	1,381

(1)Includes 375,862 time-based vesting restricted stock units and 664,682 performance-based vesting restricted stock units under the Legacy Pinnacle Prior Plan assuming (i) all outstanding performance-based vesting restricted stock units vest at 100% of maximum performance thereunder and a full upward adjustment for those awards that may be adjusted positively and negatively based on the Legacy Pinnacle’s total shareholder return in comparison to the KBW Regional Bank Index is applied and (ii) no shares subject to existing awards are used to cover withholding taxes. Restricted stock units do not have an exercise price because their value is dependent upon continued employment over a period of time or the achievement of certain performance goals, and are to be settled for shares of common stock. Accordingly, they have been disregarded for purposes of computing the weighted-average exercise price.

2026 Proxy Statement 35

Proposal 2 Approval of Pinnacle's 2026 Omnibus Plan
The following table gives information as of December 31, 2025 about Synovus common stock that could have been issued under the Synovus Prior Plan.

(IN THOUSANDS, EXCEPT PER SHARE DATA)	(A) NUMBER OF SECURITIES TO BE ISSUED UPON VESTING OF RSUS, MRSUS AND PSUS(2)	(B) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	(C) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS IN COLUMN(B)	(D) NUMBER OF SHARES REMAINING AVAILABLE FOR ISSUANCE EXCLUDING SHARES REFLECTED IN COLUMNS (A) AND (B)

PLAN CATEGORY(1)
Shareholder approved equity compensation plans for shares of Synovus stock	2,587	—	$35.01	1,708 (3)
Non-shareholder approved equity compensation plans	—	—	—	—
TOTAL	2,587	—	35.01	1,708(3)
(1)In addition to shares issuable upon exercise of stock options, amount also includes 2,132,000 shares that could have been issued upon settlement of restricted stock units and 386,000 shares that could have been issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. The restricted stock units cannot be exercised for consideration.
(2)The weighted average exercise price of outstanding options, warrants, and rights related solely to stock options, which are the only currently outstanding exercisable security, and does not relate to restricted stock units or PSUs that convert to shares of common stock for no consideration.
(3)Incudes 1.7 million shares that could have been issued pursuant to future awards under the Synovus Prior Plan, all of which could have been issued pursuant to grants of full-value stock awards.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

36 Pinnacle Financial Partners, Inc.

PROPOSAL 3 ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
Due to the timing of the closing of the Merger on January 1, 2026, the Company was required to file Form 10-Ks for each of Legacy Pinnacle and Synovus for the period ended December 31, 2025, even though the common and preferred stock of both Legacy Pinnacle and Synovus had been delisted with the Nasdaq and NYSE, respectively, and deregistered with the SEC. As such, the executive compensation of the named executive officers of Legacy Pinnacle and Synovus was included under Item 11, Executive Compensation – Compensation Discussion and Analysis of Part III of each of such Form 10-Ks. That information is included in this Proxy Statement as Appendix C-1 and Appendix C-2, along with the respective pay for performance disclosure required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K for each of Legacy Pinnacle and Synovus.
The Company believes that the compensation for the named executive officers of Legacy Pinnacle and Synovus, as described in Appendix C-1 and Appendix C-2, respectively, was competitive, based on a pay-for-performance philosophy and culture, strongly aligned with the long-term interests of the Company’s shareholders, and appropriately structured to discourage excessive risk taking.
As a new legal entity formed by the Merger, the Company is committed to Legacy Pinnacle’s “Win Together, Lose Together” performance-based framework for the Company’s go forward executive compensation program. This compensation philosophy focuses on corporate goals that the Company deems critical for its success and value creation for its shareholders and will guide the Company’s annual cash incentive plan and its long-term incentive plan for its named executive officers. The CHCC seeks to ensure market-competitive compensation while incorporating a peer-based, performance-heavy approach for named executive officers. In so doing, the program supports the combined entity’s corporate strategic goals for 2026, incorporating targets and performance metrics that, if met, focus on delivering top-quartile performance compared to the peer group. Moreover, executive compensation for 2026 will be weighted heavily toward equity compensation to ensure that our named executive officers are aligned with our shareholders and the Company rewards sustained long-term performance.
In addition, the Company’s CHCC is committed to ensuring the go-forward executive compensation program is based on strong governance, with robust and thoughtful oversight, including independent advice and counsel from an external compensation consultant. To that end, the Board and Committee have taken the following actions for the Company:
•Established a charter for the CHCC that provides for robust and thoughtful oversight of the compensation of executive officers and non-management directors, talent management and succession planning, and human capital management strategies and risks;
•Established 2026 target compensation opportunities for executive officers based on a review of market data for comparably-sized banks;
•Established meaningful stock ownership guidelines for executive officers and directors, including requiring the CEO to satisfy stock ownership guidelines of at least six times his base salary and hold until retirement at least 50% of the net shares received from any equity compensation plans;
•Established a clawback policy with potential triggers for inaccurate financial statements as well as material risk management failures;
•Ensured equity award agreements include “double trigger” vesting provisions upon a change-in-control; and
•Prohibited hedging or pledging of Company equity securities by executive officers and directors.
The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. As part of that dialogue and as required by Section 14A of the Securities Exchange Act, we give you, as a shareholder, the opportunity to endorse the compensation for our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you the opportunity to approve, on an advisory basis, such compensation as described in Appendix C-1 and Appendix C-2 of this Proxy Statement. As noted below in Proposal 4, we are recommending that we hold this vote annually.
In deciding how to vote on this proposal, the Board encourages you to read the discussion in Appendix C-1 and Appendix C-2 of this Proxy Statement. In those sections, we discuss each element of compensation, including base salaries, short-term incentives, long-term
2026 Proxy Statement 37

Proposal 3 Advisory Vote on Compensation of the Company's Named Executive Officers
incentives, and retirement benefits for Legacy Pinnacle and Synovus. We also discuss the policies and other factors which affected the decisions of the respective compensation committees of Legacy Pinnacle and Synovus. In many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.
Because your vote is advisory, it will not be binding upon the Board. However, the CHCC will consider the outcome of the vote when considering executive compensation arrangements for the Company’s named executive officers in the future. The next such vote will occur at the 2027 annual meeting of shareholders.
This Say on Pay proposal gives you, as a shareholder, the opportunity to vote "For" or "Against" the following resolution:
"RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

38 Pinnacle Financial Partners, Inc.

PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
In addition to the advisory vote on our executive compensation program set forth in Proposal 3, we are also holding an advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers. Shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two, or three years. For the reasons described below, the Board recommends that advisory votes on executive compensation take place every year.
An annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in the proxy statement every year. An annual vote better corresponds with the presentation of compensation information in this Proxy Statement.
We have included this proposal in our Proxy Statement pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. The option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The CHCC (which administers the Company’s executive compensation program) values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. However, because this vote is advisory and not binding on our Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
The next advisory vote on the frequency of “Say on Pay” proposals is scheduled to occur at the 2032 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF “1 YEAR” ON THE PROPOSAL CONCERNING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

2026 Proxy Statement 39

PROPOSAL 5 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR
The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of KPMG to serve as the Company’s independent auditor for the fiscal year ending December 31, 2026. The firm of KPMG has served as the Company’s auditors since January 1, 2026 and served as Synovus' auditors from 1975 until the Merger. A representative of the firm is expected to be present at the Meeting and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid by Synovus to KPMG for the 2024 and 2025 fiscal years, see “Independent Auditor” herein.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE YEAR 2026.

40 Pinnacle Financial Partners, Inc.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table shows the name, age, term of service, and position of each executive officer of the Company as of the date hereof:

NAME		AGE	POSITION WITH COMPANY
	Kevin S. Blair(1)	55	Chief Executive Officer and President
	Zack Bishop(2)	50	Executive Vice President and Chief Operating Officer
	Shellie Creson(3)	58	Executive Vice President and Chief Risk Officer
	Andrew Jamieson Gregory, Jr.(4)	50	Executive Vice President and Chief Financial Officer
	Jill Hurley(5)	46	Chief Accounting Officer and Corporate Controller
	Allan E. Kamensky(6)	64	Executive Vice President and Chief Legal Officer
	Robert A. McCabe, Jr.(1)	75	Executive Vice President and Chief Banking Officer
	Dana Sanders(7)	46	Executive Vice President and Chief Audit Officer
	Charissa D. Sumerlin(8)	50	Executive Vice President and Chief Credit Officer
	Jennifer Upshaw(9)	45	Executive Vice President and Chief Administrative Officer
(1) As Messrs. Blair and McCabe are directors of the Company, relevant information pertaining to their positions with the Company is set forth under "Nominees for Election to the Board".
(2) Zack Bishop is the Executive Vice President and Chief Operating Officer of the Company, a position he has held since the Merger. Prior to that time and since 2018, he served as Synovus' Executive Vice President, Technology, Operations, and Security. Prior to joining Synovus, he served as Executive Vice President and Chief Information Officer of Renasant Bank. Before joining Renasant in 2013, Mr. Bishop held many senior leadership positions within technology, operations, mergers and acquisitions, and digital innovation with Regions Bank. Mr. Bishop has over 30 years of experience in information technology within the banking industry.
(3) Shellie Creson is the Executive Vice President and Chief Risk Officer of the Company, a position she has held since the Merger. She joined Synovus in July 2022 as Executive Vice President and Chief Risk Officer. Prior to that time and for five years, she served as Executive Vice President and Chief Audit Executive for Fifth Third Bancorp. Prior to joining Fifth Third in 2017, Ms. Creson was with Regions Financial for 10 years where she served in various leadership positions in strategy, corporate planning, and audit. Ms. Creson also has over 10 years of experience as a certified public accountant at KPMG, working primarily with financial services institutions.
2026 Proxy Statement 41

Information About Our Executive Officers
(4) Andrew Jamieson Gregory, Jr. is the Executive Vice President and Chief Financial Officer of the Company, a position he has held since the Merger. He joined Synovus as Executive Vice President and Chief Financial Officer in June 2019. Prior to that time, he was Executive Vice President and Head of Corporate Financial Strategy of Regions Financial Corporation, having held that position since January 2019. From 2009 to 2019, he served in various leadership roles at Regions, including Executive Vice President and Head of Corporate Development and Profitability, Assistant Treasurer, and Chief Investment Officer. Prior to joining Regions and for 10 years, Mr. Gregory was a Senior Vice President and Portfolio Manager at Wachovia Bank.
(5) Jill Hurley is the Chief Accounting Officer and Corporate Controller of the Company, positions she has held since the Merger. Prior to that time, she served as Chief Accounting Officer and Corporate Controller of Synovus, positions she has held since August 2018 and January 2020, respectively. Prior to joining Synovus in 2018 and since February 2015, Ms. Hurley was Director of Financial Reporting and Accounting Policy at IberiaBank Corporation. From 2012 to 2015, she served as Business Unit Controller for Regions Bank. Prior to joining Regions, Ms. Hurley served 10 years in public accounting and is a certified public accountant.
(6) Allan E. Kamensky is the Executive Vice President and Chief Legal Officer of the Company, a position he has held since the Merger. Prior to the Merger and since February 2014, he served as Executive Vice President and General Counsel of Synovus. From February 2014 to December 2019, Mr. Kamensky also served as Corporate Secretary of Synovus. Prior to joining Synovus, he served as a partner in the law firm of Page, Scrantom, Sprouse, Tucker & Ford, P.C. ("PSSTF") in Columbus, Georgia, where his practice focused on banking, lending and real estate law, commercial transactions, workouts, loan sales, banking litigation, bank regulatory matters, and zoning. He practiced law at PSSTF for approximately 16 years.
(7) Dana Sanders is the Executive Vice President and Chief Audit Officer of the Company, a position she has held since the Merger. Prior to that time and since March 2020, she served as Chief Audit Executive of Legacy Pinnacle. From 2019 to 2020, Ms. Sanders served as the Principal Accounting Officer of Legacy Pinnacle. She joined Legacy Pinnacle in 2009, holding various financial reporting positions until 2019. Ms. Sanders also has over eight years of experience as a certified public accountant at KPMG.
(8) Charissa Sumerlin is the Executive Vice President and Chief Credit Officer of the Company, a position she has held since the Merger. Prior to that time, she served as Chief Credit Officer of Legacy Pinnacle since July 2024. Ms. Sumerlin joined Legacy Pinnacle as a credit advisor in 2018 focused primarily on commercial real estate. She then moved into a senior credit officer role for Legacy Pinnacle's Charlotte, North Carolina, and South Carolina markets. Ms. Sumerlin served as Legacy Pinnacle's deputy chief credit officer from 2022 to July 2024, leading projects related to credit rating and risk. She began her career in 2002 at SunTrust Bank in Atlanta and spent the decade before joining Legacy Pinnacle at BB&T, where she held various roles including relationship manager, credit advisor, team lead, and regional credit officer.
(9) Jennifer Upshaw is the Executive Vice President and Chief Administrative Officer of the Company, leading the Company's human resources, marketing, and communications teams, a position she has held since the Merger. She also serves as the executive sponsor for the integration management office, directing all integration efforts for the Merger. Prior to her current role and beginning in May 2021, she served as Mr. Blair's Chief of Staff. Ms. Upshaw joined Synovus in 2003 and has held various senior leadership roles across retail banking, marketing, and other strategic initiatives.
42 Pinnacle Financial Partners, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists, as of March 1, 2026 (except to the extent otherwise indicated in the footnotes), the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of March 1, 2026.

	NUMBER OF COMMON SHARES BENEFICIALLY OWNED
NAME	COMMON SHARES BENEFICIALLY OWNED(1)	RESTRICTED STOCK UNITS(2)	TOTAL	PERCENT OF ALL COMMON SHARES BENEFICIALLY OWNED
Tim E. Bentsen(3)	16,799	5,100	21,899	*
Kevin S. Blair(4)	149,923	77,303	227,226	*
Abney S. Boxley, III(5)	39,247	—	39,247	*
Gregory L. Burns	21,558	—	21,558	*
Richard D. Callicutt, II(6)	125,352	79,739	205,091	*
Harold Carpenter(6)	106,876	60,420	167,296	*
Pedro Cherry	4,730	5,100	9,830	*
Thomas C. Farnsworth, III(7)	28,277	—	28,277	*
Sharon Goodwine(6)	21,650	2,224	23,873	*
Andrew Jamieson Gregory, Jr. (8)	47,065	42,161	89,226	*
Kevin J. Howard(6)	46,714	3,159	49,873	*
David B. Ingram(9)	151,719	—	151,719	*
John Irby(10)	59,883	5,100	64,983	*
Decosta E. Jenkins	3,860	—	3,860	*
Robert A. McCabe, Jr.(11)	403,017	—	403,071	*
Gregory Montana	1,246	1,733	2,979	*
Barry Storey(12)	28,963	5,100	34,063	*
Charissa Sumerlin	7,188	15,963	23,151	*
G. Kennedy Thompson(13)	35,372	—	35,372	*
M. Terry Turner	452,686	—	452,686	*
Katherine Weislogel(6)	19,097	2,340	21,437	*
Teresa White	7,069	5,100	12,169	*
All Directors and executive officers as a group (28 persons)	1,908,167	408,803	2,316,970	1.3%
*    Less than one percent of the outstanding shares of the Company's stock.
(1)Beneficial ownership is determined under the rules and regulations of the SEC, which provide that a person is deemed to beneficially own all shares of Common Stock that such person has the right to acquire within 60 days. Share numbers in this column include restricted stock units that will vest within 60 days of March 1, 2026, as follows:
2026 Proxy Statement 43

Security Ownership of Certain Beneficial Owners and Management

NAME	NUMBER OF RSUS VESTING WITHIN 60 DAYS
Tim E. Bentsen	2,069
Pedro Cherry	2,069
John Irby	2,069
Barry Storey	2,069
Teresa White	2,069
In addition, the executive officers and any other director not listed above, had no rights to acquire shares of the Company's stock through restricted stock units vesting within 60 days.
This column also includes shares held by spouses, Individual Retirement Accounts (IRAs), and trusts as to which each such person has beneficial ownership. With respect to directors, this column also includes shares allocated to such director’s individual accounts under the Synovus Director Stock Purchase Plan; with respect to executive officers, this column includes shares allocated to such person’s individual accounts under the Synovus Employee Stock Purchase Plan, Legacy Pinnacle's and Synovus' 401(k) savings plans, and IRAs.
None of the shares of Company stock held by these other executive officers were pledged or otherwise held in a margin account.
(2)While shares held in the “Restricted Stock Units” column do not represent a right of the holder to receive Common Stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning directors and executive management with shareholder interests. These restricted stock units are in the form of RSUs, cash-settled RSUs, and PSUs. In addition, this column includes the accrued dividend equivalent rights related to these restricted stock units. Shares in the “Total” column include these shares as well as shares deemed to be beneficially owned pursuant to the rules and regulations of the SEC.
(3)Includes 2,477 shares held in an IRA account. In addition, Mr. Bentsen beneficially owns 8,000 shares of Series A Preferred Stock.
(4)Includes 660 shares held in an IRA account. In addition, Mr. Blair beneficially owns 2,000 shares of Series A Preferred Stock.
(5)Includes 13,087 shares owned by Boxley Family LLC, of which Mr. Boxley is a member and 3,836 shares owned by Mr. Boxley’s spouse and children.
(6)Beneficial ownership provided as of December 31, 2025 since this individual is no longer considered an executive officer for the Company.
(7)Mr. Farnsworth beneficially owns 50 shares of Series C Preferred Stock.
(8)Includes 19,377 shares held in an IRA.
(9)Mr. Ingram disclaims beneficial ownership of 79,728 shares of Common Stock held in trusts for the benefit of his children for which trusts Mr. Ingram’s spouse is the trustee and 2,000 shares owned by Mr. Ingram’s spouse. Mr. Ingram beneficially owns 3,000 shares of Series C Preferred Stock.
(10)Includes 24,131 shares held in various trusts in which Mr. Irby and/or his spouse have shared investment and/or voting powers, and also includes 24,204 shares held in a family trust in which Mr. Irby’s spouse has a pecuniary interest but as to which Mr. Irby’s spouse disclaims beneficial ownership. In addition, includes 5,176 shares beneficially owned by Mr. Irby’s spouse.
(11)Includes 88,022 shares held in a trust for the benefit of Mr. McCabe’s family members for which Mr. McCabe’s spouse has or shares voting or dispositive power. In addition, Mr. McCabe and his spouse beneficially own 750 shares of Series C Preferred Stock.
(12)Includes 7,481 shares held in a family trust in which Mr. Storey has shared investment and voting powers. In addition, Mr. Storey beneficially owns 4,400 shares of Series A Preferred Stock and 1,000 shares of Series B Preferred Stock.
(13)Mr. Thompson beneficially owns 500 shares of Series C Preferred Stock.

	NUMBER OF SHARES BENEFICIALLY OWNED
NAME	COMMON SHARES BENEFICIALLY OWNED	PERCENT OF ALL SHARES OWNED
Persons known to Company who own more than 5% of outstanding shares of Common Stock:
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	15,064,267.00	10.0%
BlackRock, Inc.(2) 49 East 52nd Street New York, NY 10001	14,047,471.00	9.3%
(1)This information is based upon information included in Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 13, 2024, with respect to Legacy Pinnacle common stock, and information included in a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 13, 2024, with respect to Synovus common stock. The Synovus common stock has been converted to Company common stock using the Merger's exchange ratio of 0.5237.
(2)This information is based upon information included in Schedule 13G filed with the SEC by Blackrock, Inc. on January 25, 2024, with respect to Legacy Pinnacle common stock, and information included in a Schedule 13G/A filed with the SEC by Blackrock, Inc. on January 24, 2024, with respect to Synovus common stock. The Synovus common stock has been converted to Company common stock using the Merger's exchange ratio of 0.5237.
44 Pinnacle Financial Partners, Inc.

Security Ownership of Certain Beneficial Owners and Management
SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING
In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement for the 2027 annual meeting of shareholders, the written proposal must be received by the Company's Corporate Secretary at the address below. The Corporate Secretary must receive the proposal no later than December 10, 2026. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
Pinnacle Financial Partners, Inc.
3400 Overton Park Drive
Atlanta, Georgia 30339
For a shareholder proposal that is not intended to be included in the Company's proxy statement for the 2027 annual meeting of shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than January 21, 2027 and not later than February 20, 2027. The notice of a proposed item of business must provide information as required in the Company's Bylaws which, in general, require that the notice include, for each matter, a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address; the number of shares you own beneficially or of record; and any material interest you have in the proposal.
The notice of a proposed director nomination must provide information as required in the Company's Bylaws which, in general, require that the notice of a director nomination include your name, address, and the number of shares you own beneficially or of record; the name, age, business address, residence address, and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee, as well as information on any hedging activities or derivative positions held by the nominee with respect to Company shares. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve, as well as a statement as to whether each nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election an irrevocable resignation effective upon acceptance by the Board of Directors, in accordance with the Company's Corporate Governance Guidelines. A copy of the Company's Bylaws requirements will be provided upon request to the Corporate Secretary at the address above.
COMMUNICATIONS WITH MEMBERS OF THE BOARD
The Company’s Board has established procedures for the Company’s shareholders to communicate with members of the Board individually or as a group, including the non-employee members of the Board. Shareholders may communicate with any of the Company’s directors, including the chair of any of the committees of the Board, or any group of directors, as follows:
•by writing the Board of Directors, Pinnacle Financial Partners, Inc., c/o General Counsel’s Office, 3400 Overton Park Drive, Atlanta, Georgia 30339;
•by emailing: pinnacleboardofdirectors@pnfp.com; and
•by phoning: (706) 644-2748.

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending upon the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any director upon request.
These procedures are also available in the Corporate Governance section of our website at investors.pinnacle.com. The Company's process for handling shareholder and other communications to the Board has been approved by the Company's independent directors.

2026 Proxy Statement 45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RELATED PARTY TRANSACTION POLICY
The Company's Board of Directors has adopted a written policy for the review, approval, or ratification of certain transactions with related parties of the Company, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement, or relationship, or series of similar transactions, arrangements, or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any related party of the Company (such as an executive officer, director, nominee for election as a director, or greater than 5% beneficial owner of the Company's stock, or their immediate family members) has or will have a direct or indirect interest.
Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:
•the employment of non-executive officers who are immediate family members of a related party of the Company so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and
•certain limited charitable contributions by the Company, which transactions are reviewed by the Committee at its next regularly scheduled meeting.
The policy does not apply to certain categories of transactions, including the following:
•certain lending transactions between related parties and the Company and any of its banking and brokerage subsidiaries;
•certain other financial services provided by the Company or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking, and other financial advisory services; and
•transactions that occurred, or in the case of ongoing transactions, transactions that began, prior to the date of the adoption of the policy by the Company's Board.
RELATED PARTY TRANSACTIONS IN THE ORDINARY COURSE
The Company's executive officers and directors (including their immediate family members and organizations with which they are affiliated) are also banking clients of the Company and/or its subsidiaries. The lending relationships with these directors and officers (including their immediate family members and organizations with which they are affiliated) were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with the Company and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.
For purposes of determining director independence, the Board considered the lending and/or other financial services relationships provided to each of our directors and nominees, their immediate family members, and/or their affiliated organizations and determined that none of the relationships constitute a material relationship with the Company. The services provided to these directors and nominees were in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence. See “Corporate Governance — Director Independence.”
46 Pinnacle Financial Partners, Inc.

INDEPENDENT AUDITOR
The Audit Committee of the Board of Legacy Pinnacle engaged Crowe LLP (“Crowe”) to serve as its independent auditor for the Company for the years ended December 31, 2025 and 2024.
The Audit Committee of the Board of Synovus engaged KPMG to serve as its independent auditor for the Company for the years ended December 31, 2025 and 2024.
During the years ended December 31, 2025 and 2024, both Legacy Pinnacle and Synovus incurred fees for services performed by their respective independent auditor. More information on these fees may be found in the respective Form 10-Ks filed by the Company on behalf of Legacy Pinnacle and Synovus with the SEC on March 2, 2026.
The Audit Committee has also adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services performed by the Company’s independent auditor for the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The audit committee of each legacy company approved all audit and non-audit services provided by Crowe and KPMG, respectively, during fiscal years 2025 and 2024 prior to performing such services.
2026 Proxy Statement 47

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is comprised of six directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. The duties of the Audit Committee are summarized in this Proxy Statement under “Corporate Governance—Meetings and Committees of the Board—Audit Committee” and are more fully described in the Audit Committee charter adopted by the Board of Directors. A copy of the Audit Committee charter is available in the Corporate Governance section of our website at investors.pnfp.com.
One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of the Company's financial statements and systems of internal controls. Management is responsible for the Company's accounting and financial reporting processes, the establishment and effectiveness of internal controls, and the preparation and integrity of the Company's consolidated financial statements. KPMG, the Company's independent auditor, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of the Company's internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment, and oversight of KPMG. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee the Company's financial reporting process.
In discharging its responsibilities regarding the financial reporting process, the Company's Audit Committee in conjunction with management and the independent auditors of both Legacy Pinnacle and Synovus:
•Reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2025 for both Legacy Pinnacle and Synovus;
•Discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•Received from the independent auditors the written disclosures and the letters required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Audit Committee concerning independence and discussed with the independent auditors their independence; and
•Considered whether the independent auditors' provision of non-audit services to the Company, Legacy Pinnacle, and Synovus is compatible with independence and concluded that such auditors are independent from the Company, Legacy Pinnacle, and Synovus and their management.
The Audit Committee has discussed with the Company's internal auditors and KPMG the overall scope and plans for their respective audits for 2026. The Audit Committee regularly meets with the Company's internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their observations and recommendations regarding the Company's internal controls.
Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Legacy Pinnacle and Synovus referred to above be included in each of their respective annual reports on Form 10-K for the year ended December 31, 2025 filed with the SEC.

Decosta E. Jenkins, Chair
Tim E. Bentsen, Member
Abney S. Boxley, III, Member
Pedro Cherry, Member
David Ingram, Member
Gregory Montana, Member

48 Pinnacle Financial Partners, Inc.

GENERAL INFORMATION
The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this Proxy Statement should properly come before the Meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.
If you cannot virtually attend, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing, and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.
FINANCIAL INFORMATION
The Company’s 2025 Annual Report to Shareholders is being made available to shareholders with this Proxy Statement. The Annual Report to Shareholders is not a part of the proxy solicitation materials.
A copy of the Annual Reports on Form 10-K for the year ended December 31, 2025 for Legacy Pinnacle and Synovus, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn: Corporate Secretary, 3400 Overton Park Drive, Atlanta, GA 30339. Also, the Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2025 for Legacy Pinnacle and Synovus can also be accessed via the “Investor Relations” section of the Company’s website located at investors.pnfp.com.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” - that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the risks and other factors set forth in our filings with the SEC, including those set forth in our 2025 Annual Report. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments, or otherwise, except as otherwise may be required by law. Actual results could differ materially.
SOLICITATION OF PROXIES
Although the Company does not currently plan to engage a proxy solicitation firm for the Meeting, the Company will pay the cost of proxy solicitation. Our directors, officers, and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees, or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this.
HOUSEHOLDING
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company and certain intermediaries are householding proxy materials for shareholders of record in connection with the Meeting. This means that:
•Only one Notice or Proxy Statement and 2025 Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;
•You can contact the Company by calling (706) 641-6500 or by writing Director of Investor Relations, Pinnacle Financial Partners, Inc., 3400 Overton Park Drive, 4th Floor, Atlanta, Georgia 30339 to request a separate copy of the Notice or 2025 Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and
•You can request delivery of a single copy of the Notice, 2025 Annual Report, or Proxy Statement from your bank or broker if you share the same address as another shareholder of the Company and your bank or broker has determined to household proxy
2026 Proxy Statement 49

Appendix A: Pinnacle Financial Partners, Inc. Director Independence Standards
The following independence standards have been approved by the Board of Directors and are included within the Company's Corporate Governance Guidelines.
A majority of the Board of Directors will be directors that the Board of Directors has affirmatively determined meet the criteria for independence required by the NYSE and the Corporate Governance Guidelines.
A. Categorical Standards for Director Independence
The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:
•The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).
•(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.
•The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
•The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (The principal amount of loans made by the Company to any director or immediate family member shall not be taken into consideration under this independence standard; however, interest payments or other fees paid in association with such loans would be considered payments).
The following relationships will not be considered to be material relationships that would impair a director’s independence:
•The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).
•The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.
•The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.
•The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director
2026 Proxy Statement A-1

and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:
1.Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and
2.With respect to extensions of credit by the Company’s subsidiaries:
(1)such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and
(2)no event of default has occurred under the extension of credit.
For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.
For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.
B. Additional Criteria for Independent Audit Committee and Compensation and Human Capital Committee Members
In addition to being independent as determined under the Categorical Standards for Independence set forth in “A” above,
•members of the Audit Committee shall not (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than directors’ fees or (b) be an “affiliated person” of the Company or any or its subsidiaries, all as set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
•members of the Compensation and Human Capital Committee (a) shall not have any relationship to the Company that is material to such director’s ability to be independent from the Company’s management in connection with the duties of a Compensation and Human Capital Committee member, after taking into consideration all factors specifically relevant to the relationship pursuant to NYSE Listing Standard 303A.02(a)(ii) and the criteria set forth in Rule 10C-1(b)(1) promulgated under the Exchange Act and (b) must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue.
A-2 Pinnacle Financial Partners, Inc.

Appendix B: Pinnacle Financial Partners, Inc. 2026 Omnibus Plan

Article 1. Establishment, Purpose, and Duration
1.1    Establishment. Pinnacle Financial Partners, Inc. (hereinafter referred to as the “Company”) hereby establishes an incentive compensation plan to be known as Pinnacle Financial Partners, Inc. 2026 Omnibus Plan (hereinafter referred to as the “Plan”), as set forth in this document.
The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.
The Plan shall become effective upon its approval by the shareholders of the Company on May 21, 2026 (the “Effective Date”) at the Company’s 2026 Annual Meeting of Shareholders and shall remain in effect as provided in Section 1.3 hereof.
1.2    Purpose of the Plan. The purpose of the Plan is to advance the interests of the Company and its shareholders through Awards that give Employees and Directors a personal stake in the Company’s growth, development and financial success. Awards under the Plan will motivate Employees and Directors to devote their best efforts to the business of the Company. They will also help the Company attract and retain the services of Employees and Directors who are in a position to make significant contributions to the Company’s future success.
1.3    Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date or, if the shareholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth (10th) anniversary of the date of such approval. After the Plan’s termination, no new Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions, including the terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of: (a) the date the Plan is adopted by the Board, or (b) the Effective Date.

Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:
2.1    “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.
2.2    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.
2.3    “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other nonpaper Award Agreements, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Participant, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Participant.
2.4    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 promulgated under the Exchange Act.
2.5    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.6    “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Agreement, “Cause” shall mean any of the following acts by the Participant, as determined in good faith by the Company: (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or an Affiliate after a written notice is delivered to the Participant by the Company or an Affiliate which sets forth with reasonable particularity the manner in which the Company or Affiliate believes that the Participant has not substantially performed the Participant’s duties, after which Participant shall have 30 business days to cure such failure, provided that such failure is, in the reasonable discretion of the Company or an Affiliate, susceptible to a cure; (ii) any material violation of any material law, rule, or regulation applicable to banks or the banking industry generally (including but not limited to the regulations of any applicable regulatory authority); (iii) the exhibition by the Participant of a standard of behavior within the scope of or related to the Participant’s employment that is in violation of any written policy, board committee charter, or code of ethics or business conduct (or similar code) of the Company or an Affiliate to which the Participant is subject; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Participant who shall have 10 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Company or Affiliate, susceptible to a cure; (iv) any act of fraud, misappropriation, or embezzlement by the Participant, whether or not such act was committed in connection with the business of the Company or Affiliate; or (v) the Participant’s indictment for, conviction of, or pleading guilty or nolo
2026 Proxy Statement B-1

contendere to with respect to (a) a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime, or lesser offense is connected with the business of the Company or Affiliate, or (b) any crime in connection with the business of the Company or Affiliate.
2.7    “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.
2.8    “Change of Control” means any of the following events: (a) the acquisition by any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company or a subsidiary or any Company employee benefit plan (including its trustee)), of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total number of shares of the Company’s then outstanding securities; (b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of shares of the Company’s outstanding securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the total number of shares of the Company’s outstanding securities, (ii) no Person (excluding any corporation resulting from such Business Combination, or any employee benefit plan (including its trustee) or such corporation resulting from such Business Combination beneficially owns, directly or indirectly, 20% or more of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
A “Change of Control” shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent.
2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
2.10    “Committee” means the Compensation and Human Capital Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
2.11    “Company” means Pinnacle Financial Partners, Inc., a Georgia corporation, and any successor thereto as provided in Article 18 herein.
2.12    “Director” means any individual who is a member of the Board of Directors of the Company.
2.13    “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Company and may be supported by the advice of a physician competent in the area to which such Disability relates.
2.14    “Effective Date” has the meaning set forth in Section 1.1.
2.15    “Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as, a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.
2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.17    “Fair Market Value” or “FMV” means a price that is based on the closing price of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported
B-2 Pinnacle Financial Partners, Inc.

closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.
2.18    “Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.
2.19    “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.
2.20    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.
2.21    “Independent Directors” means those members of the Board who qualify at any given time as (a) an “independent” director under the applicable rules of the NYSE and (b) a “non-employee” director under Rule 16b-3 of the Exchange Act.
2.22    “Insider” shall mean an individual who is, on the relevant date, an executive officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.
2.23    “Nonemployee Director” means a Director who is not an Employee.
2.24    “Nonemployee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.
2.25    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
2.26    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.
2.27    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.28    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
2.29    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
2.30    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.31    “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
2.32    “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
2.33    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.
2.34    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
2.35    “Plan” means the Pinnacle Financial Partners, Inc. 2026 Omnibus Plan.
2.36    “Plan Year” means the calendar year.
2.37    “Prior Plans” means the Synovus Financial Corp. 2021 Omnibus Plan and the Pinnacle Financial Partners, Inc. Second Amended and Restated 2018 Omnibus Equity Incentive Plan.
2.38    “Restricted Stock” means an Award of Shares granted to a Participant pursuant to Article 8.
2.39    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.
2.40    “Share” means a share of common stock of the Company, par value $1.00 per share.
2.41    “Share Authorization” means the maximum number of Shares available for issuance to Participants under this Plan as set forth in Article 4.
2.42    “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.
2.43    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
2026 Proxy Statement B-3

Article 3. Administration
3.1    General. The Plan shall be administered by the Committee, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals or entities, any of which may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding on the Participants, the Company, and all other interested individuals.
3.2    Authority of the Committee. The Committee is authorized and empowered to administer the Plan and, subject to the provisions of the Plan, shall have full power to (i) designate Employees and Directors to be recipients of Awards; (ii) determine the type and size of Awards; (iii) determine the terms and conditions of Awards; (iv) construe and interpret the terms of the Plan and any Award Agreement or other instrument entered into under the Plan; (v) establish, amend, or waive rules and regulations for the Plan’s administration; (vi) subject to the provisions of Section 4.4, authorize conversion or substitution under the Plan of any or all outstanding option or other awards held by service providers of an entity acquired by the Company on terms determined by the Committee (without regard to limitations set forth in Section 6.3 and 7.5); (vii) subject to the provisions of Articles 14 and 16, amend the terms and conditions of any outstanding Award; (viii) grant Awards as an alternative to, or as the form of payment for, grants or rights earned or due under compensation plans or similar arrangements of the Company; (ix) accelerate the vesting of any outstanding Award or waive any condition or restriction with respect to any outstanding Award; and (x) make any other determination and take any other action that it deems necessary or desirable for the administration of the Plan.
3.3    Delegation. To the extent permitted by law and applicable rules of a stock exchange, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the type and size of any such Awards; provided, however: (i) the authority to make Awards to any Nonemployee Director or to any Employee who is considered an Insider may not be delegated; (ii) the resolution providing such authorization shall set forth the total number of Shares and Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to This Plan and Maximum Awards
4.1    Number of Shares Available for Awards.
(a)    Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be as follows (all of which may be issued pursuant to ISOs under this Plan):
(i)    2,800,000 Shares, plus the number of remaining shares available for grant under the Prior Plans as of the Effective Date (not to exceed 1,660,000 shares) plus
(ii)    Any shares subject to an award under the Prior Plans as of the Effective Date that is terminated or expires unexercised, is settled for cash, or is canceled, forfeited or lapses for any reason shall, to the extent of such termination, expiration, cash settlement, cancellation, forfeiture or lapse, be added to the shares available for grant under the Plan on a one-for-one basis.
(b)    The maximum number of Shares subject to Awards granted during a Plan Year to any Nonemployee Director, taken together with any cash fees paid to such Nonemployee Director during the Plan Year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or $1,000,000 in total value during a Plan Year in the case of a Nonemployee Director who serves as Chair of the Board or Lead Independent Director.
4.2    Share Usage. Shares covered by an Award shall be subtracted from the Plan share reserve as of the grant date but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (a) through (f) of this Section 4.2.
(a) To the extent that an Award is canceled, terminated, expired, forfeited, or lapsed for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(b)     Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(c)    Shares withheld from a Full-Value Award to satisfy tax withholding requirements will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(d) The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).
(e)    Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than any lesser number based on the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.
B-4 Pinnacle Financial Partners, Inc.

(f) Substitute Awards granted in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction entered into by the Company or any of its Affiliates shall not count against the Shares otherwise available for issuance under the Plan under Section 4.1.
4.3    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards or other value determinations applicable to outstanding Awards, with the specific adjustments to be determined by the Committee in its sole discretion.
The Committee shall make appropriate adjustments to any other terms of any outstanding Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article 16 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with Accounting Standards Codification (ASC) 718 Section 55).
Any actions taken under this Section 4.3 shall be subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.
4.4    Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than Cash-Based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Affiliates, (ii) Shares delivered in lieu of fully-vested cash obligations (iii) Awards to Nonemployee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the Share Authorization (subject to adjustment under Section 4.3); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or other termination of employment, in the terms of the Award Agreement or otherwise.

Article 5. Eligibility and Participation
5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and consultants of the Company or a Subsidiary.
5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time in its sole discretion, select from the individuals eligible to participate, those to whom Awards shall be

Article 6. Stock Options
6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A may only be granted Options to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.
6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.
6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.
6.4    Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (x) the exercise of the Option is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of
2026 Proxy Statement B-5

the Option shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement and provided further that no extension will be made if the Option Price of such Option at the date the initial term would otherwise expire is above the Fair Market Value.
6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares, or by complying with any alternative exercise procedures the Committee may authorize.
6.6    Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a cashless (broker-assisted) exercise; (d) by having the Company withhold Shares having a Fair Market Value on the date of exercise equal to the Option Price; (e) by a combination of (a), (b), (c) and/or (d); or (f) any other method approved or accepted by the Committee in its sole discretion.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.
6.8    Termination of Employment/Service. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
6.9    No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
6.10    No Dividend Equivalents. No Option shall provide for dividend equivalents.

Article 7. Stock Appreciation Rights
7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A may only be granted SARs to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.
Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.
7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
7.3    Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement, provided that no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (x) the exercise of the SAR is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of the SAR shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement and provided further that no extension will be made if the Grant Price of such SAR at the date the initial term would otherwise expire is above the Fair Market Value.
B-6 Pinnacle Financial Partners, Inc.

7.4    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
7.5    Settlement of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
(b)    The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
7.6    Termination of Employment/Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
7.7    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.
7.8    No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.
7.9    No Dividend Equivalents. No SAR shall provide for dividend equivalents.

Article 8. Restricted Stock and Restricted Stock Units
8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.
8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
8.3    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.
To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.
8.4    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Pinnacle Financial Partners, Inc. 2026 Omnibus Plan and a Restricted Stock Award Agreement entered into between the registered owner and Pinnacle Financial Partners, Inc. Copies of such Plan and Agreement are on file in the offices of Pinnacle Financial Partners, Inc., 3400 Overton Park Drive, Atlanta, Georgia 30339.”
8.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
8.6    Termination of Employment/Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to
2026 Proxy Statement B-7

the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
8.7    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Stock Units/Performance Shares
9.1    Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
9.2    Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.
9.3    Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
9.4    Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
9.5    Termination of Employment/Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards
10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.
10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
10.4    Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or any Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
10.5    Termination of Employment/Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
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Article 11. Transferability of Awards
11.1    Transferability. Except as provided in Section 11.2 below, (i) during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant, and (ii) Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.
11.2    Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 12. Dividends and Dividend Equivalents
Any Participant selected by the Committee may be granted dividends or dividend equivalents based on the dividends declared on Shares that are subject to any Full-Value Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. The dividends or dividend equivalents may be subject to any limitations and/or restrictions determined by the Committee and shall in all cases be paid in a manner that complies with the restrictions under Code Section 409A. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.
Dividends or dividend equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Agreement, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends or dividend equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends or dividend equivalents be paid or distributed until the vesting provisions of underlying Award lapse.

Article 13. Change of Control
Notwithstanding any other provision of the Plan to the contrary, unless the Committee specifies otherwise in an Award Agreement, in the event of a Change of Control in which the surviving entity does not assume or otherwise equitably convert or substitute Awards in a manner approved by the Committee or the Board: (i) any Options and Stock Appreciation Rights which are outstanding immediately prior to the effective date such Change of Control, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; (ii) the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant; and (iii) the restrictions and deferral limitations and other conditions applicable to any other Awards under the Plan shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant. Performance Shares or Performance Units that were outstanding immediately prior to effective time of the Change of Control shall be determined and deemed to have been earned as of the date of the Change of Control based upon an assumed achievement of all relevant performance goals at the “target” level, and the Participant will receive a payout thereof within sixty (60) days following the Change of Control (unless a later date is required by Section 18.14 hereof).
Notwithstanding the foregoing provisions of this Article 13, with respect to Awards granted under this Plan which are assumed by the surviving entity in a Change of Control transaction, or are equitably converted or substituted in connection with a Change of Control, in either case in a manner approved by the Committee or the Board, the vesting of such Awards shall not be accelerated unless the Participant’s employment is terminated within two years following the effective date of such Change of Control either (i) by the surviving entity without Cause or (ii) by the Participant for “good reason”. With regard to each Award, a Participant shall not be considered to have resigned for “good reason” unless either (i) the Award Agreement includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate pursuant to which the Participant is permitted to resign for “good reason”.

Article 14. Rights of Participants
14.1    Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.
Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
14.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.
2026 Proxy Statement B-9

14.3    Rights as a Shareholder. Except as otherwise provided herein or in any Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 15. Amendment, Modification, Suspension, and Termination
15.1    Amendment, Modification, Suspension, and Termination. Subject to Section 15.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that without the prior approval of the Company’s shareholders and except as provided in Section 4.4, (i) the Option Price or Grant Price of an Option or SAR, respectively, may not be reduced, directly or indirectly, (ii) an Option or SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Option Price or Grant Price, respectively, that is less than the Option Price or Grant Price of the original Option or SAR, respectively, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the Option Price per share of the Option or Grant Price of the SAR. In addition, no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.
15.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events, other than those described in Section 4.4 hereof, affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The Committee shall determine any adjustment after taking into account, to the extent applicable, the provisions of the Code applicable to Incentive Stock Options and the provisions of Section 409A of the Code. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
15.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 15.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
15.4    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 16. Withholding
16.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
16.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, the withholding requirement may be satisfied, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification). All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 17. Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. General Provisions
18.1    Forfeiture Events.
(a)    Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.
B-10 Pinnacle Financial Partners, Inc.

(b)    Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Committee, in its sole and exclusive discretion, may require that any Participant reimburse the Company all or part of the amount of any payment in settlement of any Award granted hereunder.
18.2    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
18.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
18.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
18.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, the NYSE or other national securities exchanges as may be required.
18.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:
(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
18.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
18.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
18.9    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:
(a)    Determine which Affiliates and Subsidiaries shall be covered by this Plan.
(b)    Determine which Employees or Directors outside the United States are eligible to participate in this Plan.
(c)    Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws.
(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 18.9 by the Committee shall be attached to this Plan document as appendices.
(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted that would violate applicable law.
18.10    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
18.11    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Subsidiaries and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
18.12    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
2026 Proxy Statement B-11

18.13    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
18.14    Code Section 409A.
(a)    It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change of Control, or the Participant’s disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change of Control, disability or separation from service meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change of Control, disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.
(c)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes); (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
(d)    Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period.
(e)    The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).
18.15    Nonexclusivity of This Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
18.16    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
18.17    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Georgia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the
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exclusive jurisdiction and venue of the federal or state courts of Georgia to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
18.18    Indemnification. Subject to requirements of Georgia law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Participant in connection with or resulting from any claim, action, suit, or proceeding to which the Participant may be a party or in which the Participant may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by the Participant in settlement thereof, with the Company’s approval, or paid by the Participant in satisfaction of any judgment in any such action, suit, or proceeding against the Participant, provided the Participant shall give the Company an opportunity, at its own expense, to handle and defend the same before the Participant undertakes to handle and defend it on the Participant’s own behalf, unless such loss, cost, liability, or expense is a result of the Participant’s own willful misconduct or except as expressly provided by statute.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
18.19    Right of Offset. The Company and its Affiliates shall have the right to offset against the obligations to make payment or issue any Shares to any Participant under the Plan any outstanding amounts (including travel and entertainment advance balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company or Affiliate pursuant to tax equalization, housing, automobile, or other employee programs) such Participant then owes to the company or Affiliate and any amounts the Committee otherwise deems appropriate pursuant to any Company or Affiliate policy or agreement.

2026 Proxy Statement B-13

Appendix C-1: Legacy Pinnacle Executive Compensation
The following disclosure, excluding the (i) Human Resources and Compensation Committee (the "Compensation Committee") interlocks and (ii) pay for performance disclosure required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K below, was filed as a part of Legacy Pinnacle's Form 10-K for the period ended December 31, 2025, as filed with the SEC on March 2, 2026. The defined terms and non-GAAP measures used in the following excerpt are more fully described and reconciled, as the case may be, by reference to Legacy Pinnacle's Form 10-K filing.
ITEM 11.  EXECUTIVE COMPENSATION
COMPENSATION PHILOSOPHY
The Compensation Committee seeks to ensure market competitive compensation for members of the Company’s Board of Directors as well as the Company’s executive officers identified in the Summary Compensation Table on page 169 of this Report (“Named Executive Officers” or “NEOs”). This Compensation Discussion and Analysis (“CD&A”) details several of the more significant components of NEO compensation that are considered by the Compensation Committee.

Since its inception, the Company has believed that shareholder value is enhanced over the long-term based on consistent and sound growth in operating results that is over and above that of peer firms and, accordingly, by weighting NEO compensation more heavily toward performance-based compensation, such compensation is better aligned with those longer-term growth objectives. The Company’s compensation philosophy has been to design a compensation program for its NEOs that adheres to those beliefs and as a result, this compensation philosophy for 2025 incorporated several factors, as follows:

A “Win Together, Lose Together” performance-based framework such that the Company’s two primary incentive plans, the AIP and the LTI plan, include not only the NEOs, but also significant employee groups, with incentive performance targets for the AIP and LTI being consistent for all participants, including the NEOs.

1

•Except for commission-based team members, all of the Company’s team members participate in the Company's annual cash incentive plan ("AIP"). In 2025, approximately 94% of the Company’s team members, including each of the NEOs, were participants in the AIP. Since our founding in 2000, awards from the AIP have been determined based on achievement of corporate results rather than individual or department or line-of-business goals, which have resulted in payments to participants between 0% and 160% of target-level payouts, with 125% being the maximum opportunity in all periods presented below with the exception of 2021, where 160% was utilized to provide the participants with the ability to earn an increased amount in 2021 for outsized performance as a means to compensate them for missed compensation in 2020 due to the impact of COVID-19 on the Company's results. For 2025, our performance triggered a payout at 125% of target under the AIP in place for 2025. The following chart shows the historical payout percentages from the AIP since the Company’s founding in 2000 for both the NEOs and other plan participants:

AIP PAYOUT HISTORY
(as a percentage of target award)

2026 Proxy Statement C-1

•As part of our broader human capital management strategy to recruit and motivate what we believe to be the best talent in the industry, all of the Company’s approximately 3,700 team members participate in the Company's long-term incentive ("LTI") plan and annually receive equity-based compensation. As of December 31, 2025, approximately, 212 team members (including the NEOs) were members of the Company’s Leadership Team which is responsible for managing the day-to-day affairs of the Company and is composed of team members from across the Company’s geographic footprint and organization chart. Beginning in 2021 and continuing through the present, the Leadership Team's, including the NEOs', equity compensation has included a mix of time-based and performance-based restricted share units as further described below, while the remainder of the Company’s approximately 3,500 team members received equity compensation comprised of time-based restricted shares or restricted share units that vest pro-rata typically over a five-year period. Given all team members are shareholders, the Company believes its team members' interests typically are directly aligned with the interests of its broader shareholder base over the long-term.
•The Company uses the same performance targets under its AIP for all participating team members, including its NEOs. Thus, if the NEOs are eligible to receive an award all participating team members are also able to receive an award. This incentive structure creates a “win together, lose together” culture focused on corporate goals rather than individual ones that the Company believes results in Company-wide alignment between team members in relation to one another but also in relation to shareholders, which the Company believes creates a better culture and consequently better performance.

We incorporate a peer-based, performance-heavy approach to setting compensation for NEOs and establishing performance targets for NEO incentive compensation.
2

•Competitive compensation data from peer companies is used as a reference point to make decisions about overall compensation opportunities and specific compensation components for our NEOs. The Compensation Committee applies judgment and discretion in establishing targeted pay levels for the NEOs, taking into account not only competitive market data, but also factors such as Company and individual performance, scope of responsibility, business needs, and individual skill sets.
•Peer performance data is used in an effort to align compensation with performance. The Compensation Committee generally sets performance metrics that if met aim toward top quartile performance within the peer group. Unlike some firms that may benchmark compensation below, at, or above the 50th percentile, the Company seeks to align performance and total compensation and expects to pay below the 50th percentile when performance is below the 50th percentile and above the 50th percentile when performance is above the 50th percentile. The pay-for-performance philosophy typically results in reduced compensation for performance below the Compensation Committee’s expectations and enhanced compensation for performance that exceeds expectations.
•Beginning in 2021 and continuing through the present, the Compensation Committee has utilized peer relative performance metrics in the performance-based restricted stock units granted to the NEOs and other members of the Leadership Team.

NEO total compensation should be weighted heavily toward equity compensation to ensure that NEOs are appropriately aligned with shareholders.
3

•NEO compensation is primarily composed of base pay, an annual cash incentive from the AIP and equity incentives from the LTI plan that are largely performance-based with wealth creation by an NEO directly linked to the enhanced performance of the Company, particularly as it relates to peers, as well as the corresponding performance of the Company’s Common Stock.
•Equity compensation should be largely performance-based and should generally comprise the most significant component of an NEO’s total targeted compensation in order to create a stronger alignment between the NEO’s interests and the interests of the broader shareholder base. For each NEO, 70% of their annual LTI grant at target level performance is performance-based and 30% is time-based reflecting a strong orientation to a performance basis. For 2025, in total, equity compensation associated with recurring awards under the LTI Plan comprised between 20% and 50% of the NEO's total targeted direct compensation.
•The Company administers a 401(k) plan for all team members with market-based matching provisions. The Company does not offer any other retirement vehicle (i.e., defined benefit or deferred compensation plans) for its NEOs or other team members other than its 401(k) plan unless such a plan was in place by a company the Company has acquired prior to the acquisition. Perquisites comprise approximately 2% of the executive’s compensation.

Incentive compensation is appropriately balanced between short-term and long-term goals including components that require achievement of asset quality targets.
4

•Performance metrics for both short-term and long-term incentives are used and coupled with asset quality metrics and caps on amounts that may be earned, which the Company believes reduces the risk that an NEO would execute strategies or transactions that may be outside the overall risk tolerance of the Company. Additionally, the Company’s Chief Risk Officer performs a risk analysis annually on all Company incentive plans and provides this analysis to the Compensation Committee for its review.
•The Company believes annual cash incentives are the preferred form of incentives when considering shorter-term financial objectives. Shareholders are rewarded as earnings per share increase or decline at rates below those of peers while a combination of time-based and performance-based equity compensation (with performance-based being the predominant component) is the preferred form of incentive when considering the achievement of longer-term objectives over a multi-year period, with the time-based component creating a retentive aspect with key performers.
•Since 2021, the Compensation Committee has sought to have balance in the incentive plans by utilizing performance metrics, such as return on average tangible common equity ("ROATCE"), tangible-book value per share accretion ("TBV Accretion") and total
C-2 Pinnacle Financial Partners, Inc.

shareholder return ("TSR") as the primary metrics for measuring long-term performance for increasing shareholder value for the LTI plan, and utilizing shorter-term profitability and other metrics, such as fully diluted earnings per share ("FDEPS") and revenue-related metrics, as the metrics for the AIP. In all cases, asset quality thresholds must be met before distributing any awards pursuant to the AIP or LTI plan.

The incorporation of the above factors into the Company’s compensation practices is evident when reviewing the concentration of performance-based compensation over the past several years. The Compensation Committee has maintained the balance between compensation and performance by incorporating a significant amount of variable-based compensation into the executive compensation structure. As a result, in periods where performance was below the Compensation Committee’s expectations, overall compensation levels have been reduced.

SAY ON PAY RESULT FROM 2025 ANNUAL SHAREHOLDER MEETING

94.4% of Shareholders Voting Approved our 2025 Say on Pay Proposal
The Company held an advisory say-on-pay vote at its April 15, 2025 annual shareholder meeting. Shareholders approved the compensation of the NEOs, with 94.4% of shareholder votes cast voting in favor of the say-on-pay proposal. The Compensation Committee viewed these results as evidence that shareholders are supportive of the Company's executive compensation policies and practices.

2025 RESULTS

The Company set and achieved its performance goals, including those tied to the AIP, in 2025, including strong loan and deposit growth, margin improvement and improvement in noninterest income. On a GAAP basis, net interest income increased 13.4% and noninterest income increased 36.5%, with the increase in noninterest income largely the result of an 87.3% year-over-year increase in income from Pinnacle Bank’s equity investment in BHG.

For 2025, the Company generated GAAP FDEPS of $8.07, up 35.4% from $5.96 generated in 2024. On an adjusted basis, the Company generated adjusted FDEPS of $8.37, a 21.5% increase from 2024 adjusted FDEPS of $6.89. FDEPS was adjusted to exclude (i) the gain we recorded in connection with the initial recognition of a mortgage servicing right associated with its Freddie Mac Small Business Lending platform the Company recognized in the first quarter of 2024; (ii) the losses we recognized in 2025 and 2024 on sale of investment securities; (iii) an additional FDIC special assessment that the Company recorded in the first quarter of 2024 related to certain high-profile bank failures in 2023 and an amount that the Company reversed with respect to this special assessment in 2025 following updated guidance from the FDIC regarding the assessment; (iv) other real estate (ORE) expenses; (v) fees incurred in 2024 related to the early termination of an agreement to resell securities previously purchased and professional fees associated with the capital optimization initiatives; and (vi) merger-related expenses incurred in 2025 in connection with the Merger.

On a GAAP basis, the Company recorded $2.06 billion in total revenues in 2025, or approximately $2.07 billion when adjusted to exclude the losses on the sale of investment securities recognized in 2025 described above. For 2024, the Company recorded $1.74 billion of total revenues on a GAAP basis, or $1.80 billion when adjusted to exclude the gain we recorded in connection with the initial recognition of the mortgage servicing right and to exclude the losses we recorded on the sales of investment securities, in each case, described above. Total GAAP revenues for 2025 grew 18.3% over 2024 GAAP levels, while total revenues adjusted for the items described above grew 15.3% for 2025 when compared to 2024. As to asset quality, at and for the twelve months ended December 31, 2025, our NPA ratio was 0.36%, our classified assets ratio was 3.5% and our net charge-offs as a percentage of our total loans was 0.28%.

For 2025, ROATCE and TBV Accretion, the two equally weighted measures of the performance-based component of our LTI awards, were 13.6% and 13.3%, respectively, compared to 11.1% and 9.5% for 2024. The Merger Agreement provision to vest the performance-based restricted share units at maximum payout levels was established to enhance comparable treatment relative to Synovus awards and to recognize the strong performance on the outstanding awards, for which the Company was accruing at maximum payout levels at the time of the execution of the Merger Agreement.

2026 Proxy Statement C-3

PNFP COMMON SHARE PRICE APPRECIATION
October 2000 – December 2025

Results driven compensation philosophy weighted toward equity compensation with a broad-based “win together, lose together” strategy.

The Company believes that the chart above, which represents the Company's Common Stock price as compared to the KBW NASDAQ Bank Index ("BKX"), reflects the long-term benefits to shareholders of the Company’s compensation philosophy, that targeting at or near top quartile performance against banking peers for key financial metrics like ROATCE and TBV Accretion, along with growth in total revenue and/or FDEPS in the goal setting process for the NEOs’ compensation should lead to exceptional underlying performance in the Company’s business and that, over the long term, the Company’s Common Stock price performance should be positively impacted should the Company be able to achieve those results. As discussed below, the Compensation Committee's philosophy contains metrics which are meant to drive focus on more shareholder-oriented performance metrics while also bringing balance and retention elements to the annual design.

EMPHASIS ON PERFORMANCE-BASED COMPENSATION

Because the Compensation Committee believes in generally aligning NEO compensation with the Company’s performance, more than 50% of an NEO's pay at target performance is typically provided in the form of at-risk, performance-based compensation. The following chart shows the mix of our CEO’s 2025 target total compensation package.

PERFORMANCE GOAL SETTING FOR 2025

Consistent with previous periods, the first step in setting performance targets for the AIP or LTI plan for 2025 was to establish an appropriate peer group. During 2024, with the assistance of McLagan, the Compensation Committee modified the compensation peer group to be utilized in setting the NEOs’ 2025 compensation and determined that a group of 21 other publicly traded financial firms from throughout the United States with total assets as of December 31, 2023 ranging from $20.0 billion to $100.0 billion and who maintained a commercial lending focus would form the Company’s peer group for 2025. The asset size of the 2025 peer group 50th percentile was $44.9 billion compared to the Company which had total assets of $48.0 billion, in each case, as of December 31, 2023.

As part of the annual goal setting process for the 2025 AIP for fiscal 2025, the Compensation Committee considered the anticipated performance of the peer group based on analysts’ consensus 2025 performance estimates for each peer member that were available as of the time when the Compensation Committee was setting the NEOs' compensation for 2025 and then determined the level of the Company’s performance targets for FDEPS and revenue growth likely necessary to result in top quartile of the peer group for FDEPS and total revenue growth.

C-4 Pinnacle Financial Partners, Inc.

When establishing goals for LTI plan awards tied to 2025 performance, the Compensation Committee determined that peer relative ROATCE and TBV Accretion should be utilized as the performance metrics for the 2025 awards as was the case for the 2024 award, including a three-year performance period as the Compensation Committee continues to believe those metrics are closely tied to long-term value creation for shareholders and with the goal of motivating the NEOs to seek to achieve improved performance in 2025 over 2024. The Compensation Committee set the level of performance necessary to achieve a target level payout at the performance that would equate to the 75th percentile of the peer group, with maximum payouts being earned for performance that would equate to the 95th percentile, which was consistent with the 2024 award tiering.

2025 EXECUTIVE COMPENSATION

In determining 2025 total compensation levels for NEOs, the Compensation Committee evaluated various factors including peer information and peer relative performance of the Company over the past several years as well as expected performance for the Company and its peers for 2025. The Compensation Committee also considered the contribution each individual NEO made to enhance shareholder value as well as better position the Company for strong operating performance in the future. Additionally, the Compensation Committee when setting 2025 compensation for the NEOs considered broader stakeholder matters including the Company’s reputation in its markets, feedback from regulators regarding the Company's compliance with various banking laws and regulations and how well the Company's leadership has promoted and adhered to the Company's culture. The Compensation Committee began the 2025 executive compensation setting process in 2024 and then finalized 2025 executive compensation for the NEOs in January and February of 2025. As a result, 2024 results, as well as the forecasted change in FDEPS in 2025, total revenue growth, TBV Accretion growth, ROATCE changes and profitability targets for 2025 influenced the Compensation Committee as to their NEO compensation decisions for 2025. The 2025 executive compensation program design was substantially similar to the design of the executive compensation program in 2024.

Base Salaries

The base salaries for our NEOs in 2025 were set at levels that represented a 3% increase for Messrs. Turner, McCabe, Callicutt and Carpenter and a 37% increase for Ms. Sumerlin over 2024 levels as shown in the table below. Base salaries are designed to recognize and reward the skill, competency, experience, and performance an executive brings to the position. Changes in base salary result primarily from comparison against peers, individual and Company performance, internal equity considerations, value to the organization, promotions, the executive’s specific responsibilities compared to market and general economic conditions. The Compensation Committee reviews salaries for our NEOs annually and incorporates peer information into its review process. These increases reflected the Compensation Committee’s desire to ensure competitive base pay amounts while factoring into account the considerations previously noted and, with the exception of Ms. Sumerlin who had been appointed Chief Credit Officer during 2024, were consistent with the increases to the base salaries of the Bank’s team members generally. In the case of Ms. Sumerlin the increase was aimed to position her near the 50th percentile of base salaries among the peer companies' fifth most highly compensated officer.

	2024 BASE SALARY	2025 BASE SALARY	% INCREASE
Turner	$ 1,219,000	$ 1,256,000	3.0%
McCabe	$ 1,158,000	$ 1,193,000	3.0%
Callicutt	$ 797,000	$ 821,000	3.0%
Carpenter	$ 625,000	$ 644,000	3.0%
Sumerlin(1)	$ 500,000	$ 517,500	3.5%
(1)Ms. Sumerlin's base salary was increased to $500,000 in July 2024 in connection with her promotion to Chief Credit Officer.

Annual Cash Incentive Plan (AIP)

In January and February 2025, the Compensation Committee reviewed an analysis of the Company's initially prepared estimates for FDEPS and total revenue for 2025 and compared these estimates to then published 2025 analysts' consensus estimates for each of our peers in 2025 available at the time. The Compensation Committee determined that the year-over-year growth in the Company's estimated 2025 FDEPS and total revenues year-over-year growth would be reflective of a high performing firm.

Following review of this analysis, the Compensation Committee set and approved the Pinnacle Financial Partners, Inc. 2025 Annual Cash Incentive Plan (the 2025 AIP). Pursuant to the 2025 AIP, all employees of the Company compensated via a predetermined salary or hourly wage, or approximately 94% of the Company's employees at December 31, 2025, including the NEOs, were eligible to receive cash incentive payments ranging from 10 percent to 125 percent of the participant’s base salary at target level performance in the event that (i) Pinnacle Bank’s ratio of classified assets to the sum of Pinnacle Bank’s tier 1 risk-based capital and its allowance for credit losses (the “Classified Asset Ratio”) as of December 31, 2025 was not more than a predetermined ratio and (ii) the Company met (A) targeted levels of FDEPS and (B) targeted levels of total revenues, excluding, in each case, such items as the Compensation Committee could determine as permitted by the 2025 AIP. Payments under the
2026 Proxy Statement C-5

2025 AIP were based 75% on the FDEPS goals and 25% on the total revenue goals. The FDEPS and total revenue goals were established with a target level of performance which, if achieved, the Compensation Committee believed would result in performance near or above the 75th percentile of peers based on then available analysts' consensus estimates for the peer companies in the peer group. For performance that exceeded targeted levels participants could receive up to 125% of their targeted payout as an encouragement to the Company’s team members to achieve outsized performance in 2025.

Pursuant to the terms of the 2025 AIP, adopted by the Compensation Committee, potential cash payouts to the NEOs were as follows:

POTENTIAL AIP AWARD AS A % OF BASE SALARY
	THRESHOLD (MINIMUM)	TARGET	MAXIMUM
Turner	0%	125%	156.25%
McCabe	0%	125%	156.25%
Callicutt	0%	90%	112.5%
Carpenter	0%	90%	112.5%
Sumerlin	0%	60%	75%

Target awards for 2025 were contingent on the Bank achieving a classified assets ratio (the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of its Tier 1 Capital Ratio and allowance for credit losses) of less than 35% as of December 31, 2025. Should the classified asset ratio threshold be met, a participant’s award was to be based 75% on achievement of FDEPS goals and 25% on achievement of total revenue goals, in each case as those metrics were calculated by the Compensation Committee. Payouts between the various tiers for both the FDEPS and total revenue metrics were to be interpolated based on the Company's results compared to the performance metrics.

FDEPS Component

Reflecting the operating environment predicted for banks headed into 2025, including uncertainty as to short-term interest rates, the Compensation Committee set the FDEPS target for a target level payout at $7.70 while maximum payout for the FDEPS metric required $8.00. The Committee members believed that based on then available analysts' consensus estimates for the peer group companies achieving the targeted level of FDEPS would be representative of performance that would result in near top quartile performance for FDEPS in our peer group. Awards for the 2025 AIP were interpolated for performance within threshold, target and maximum payout levels.

	FD EPS TIERS AND RESULTS	INCENTIVE PAYOUT AS % OF FDEPS TARGET	ENDING PAYOUT TIERS EXPRESSED AS % OF TARGET (WITH IMPACT OF 75% WEIGHT)
Threshold	<$6.90	0%	0%
- Tier 2	>$6.90 to $7.40	0.5% to 66.66%	0.5% to 49.9%
- Tier 3	>$7.40 to $7.70	66.67% to 99.99%	50% to 74.99%
Target	>$7.70 to $8.00	100% to 124.99%	75% to 93.749%
Max level payout	>$8.00	125.0%	93.75%
2025 Adjusted Results(1)	$8.37
2024 Adjusted Results(1)	$6.89

(1)The Compensation Committee determined that the Company’s GAAP results for the year ended December 31, 2025 were impacted by the items in the table below. The Compensation Committee noted that these items were not directly linked to the performance of the participant group as a whole and should be excluded from the determination of the achievement of the FDEPS performance targets for the 2025 AIP. These adjustments were approved by the Compensation Committee and were consistent with the terms of the 2024 and 2025 AIP. A summary of the adjustments for 2025 and 2024 are detailed below (2024 results are presented for comparability purposes):

C-6 Pinnacle Financial Partners, Inc.

	2025 FD EPS (1)	2024 FD EPS
COMPANY GAAP RESULTS, AS REPORTED	$ 8.07	$ 5.96
Adjustments to reported results for AIP purposes:
Investment losses on sales of securities	0.21	0.93
ORE expense	0.01	—
FDIC special assessment	(0.10)	0.09
Recognition of mortgage servicing asset	—	(0.15)
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	—	0.37
Merger-related expenses	0.28	—
Tax impact of above adjustments	(0.10)	(0.31)
Company adjusted results for AIP purposes	$ 8.37	$ 6.89

(1)As described under “EXECUTIVE COMPENSATION – MERGER-RELATED COMPENSATION ACTIONS” on page 163 of this Annual Report on Form 10-K, in connection with the consummation of the Merger, the Compensation Committee met on December 18, 2025 and reviewed then available estimates for the Company’s GAAP and as adjusted FDEPS for 2025, and utilizing that information, approved payouts to the Company’s team members, including the NEOs, under the 2025 AIP. The estimated GAAP and adjusted FDEPS as of that date were above the levels necessary for a full payout of the 2025 AIP. The Compensation Committee subsequently reviewed the estimated adjusted FDEPS as compared to actual adjusted FDEPS for the year ended December 31, 2025 and determined that its use of estimated adjusted FDEPS resulted in the same payouts as a percentage of targets as if the actual adjusted FDEPS provided above had been used.

Based on estimated adjusted FDEPS results as of December 18, 2025, the Compensation Committee determined that a payout level of 93.75% of the 75% target level payout for this component of the 2025 AIP was achieved.

Revenue Component

The Compensation Committee, factoring in the same predicted operating environment as it had considered in setting the FDEPS tiers, set the year-over-year revenue growth rate of 10.8% for a target level payout while maximum payout for the revenue component required growth of 13.9%. The Compensation Committee members believed that based on then available analysts' consensus estimates for the peer group companies achieving the target level of total revenues would be representative of performance that would result in near top quartile performance for total revenues in our peer group. Awards for the 2025 AIP were interpolated for performance within threshold, target and maximum payout levels.

	REVENUE TIERS AND RESULTS (in billions)	INCENTIVE PAYOUT AS % OF REVENUE TARGET	ENDING PAYOUT TIERS EXPRESSED AS % OF TARGET (WITH IMPACT OF 25% WEIGHT)
Threshold	<$1.840	0%	0%
- Tier 2	>$1.840 to $1.925	0.5% to 66.66%	0% to 12.49%
- Tier 3	>$1.925 to $1.991	66.67% to 99.99%	12.5% to 24.99%
Target	>$1.991 to $2.046	100% to 124.99%	25% to 31.2499%
Max level payout	>$2.046	125.0%	31.25%
2025 Adjusted Results(1)	$2.072
2024 Adjusted Results(1)	$1.797

(1)The Compensation Committee determined that the Company’s GAAP total revenues for the year ended December 31, 2025 were impacted by the items in the table below. The Compensation Committee noted that these items were not directly linked to the performance of the participant group as a whole and should be excluded from the determination of the achievement of the total revenue performance targets for the 2025 AIP. These adjustments were approved by the Compensation Committee and were consistent with the terms of the 2025 AIP. A summary of the adjustments for 2025 and 2024 are detailed below (2024 results are presented for comparability purposes):

2026 Proxy Statement C-7

(in billions)	2025 Total Revenues(1)	2024 Total Revenues
COMPANY GAAP RESULTS, AS REPORTED	$ 2.055	$ 1.737
Adjustments to reported results for AIP purposes:
Investment losses on sales of securities	0.017	0.072
Recognition of mortgage servicing asset	—	(0.012)
Company adjusted results for AIP purposes	$ 2.072	$ 1.797

(1)As described under “EXECUTIVE COMPENSATION – MERGER-RELATED COMPENSATION ACTIONS” on page 163 of this Annual Report on Form 10-K, in connection with the consummation of the Merger, the Compensation Committee met on December 18, 2025 and reviewed then available estimates for the Company’s GAAP and as adjusted total revenues for 2025, and utilizing that information, approved payouts to the Company’s team members, including the NEOs, under the 2025 AIP. The estimated GAAP and adjusted total revenues as of that date were above the levels necessary for a full payout of the 2025 AIP. The Compensation Committee subsequently reviewed the estimated adjusted total revenues as compared to actual adjusted total revenues for the year ended December 31, 2025 and determined that its use of estimated adjusted total revenues resulted in the same payouts as a percentage of targets as if the actual adjusted total revenues provided above had been used.

Based on estimated total revenue results on December 18, 2025, the Compensation Committee determined that a payout of 31.25% of the target level 25% payout for this component of the 2025 AIP was achieved.

Compensation Committee Conclusions with Respect to the 2025 AIP

As of December 31, 2025, the Company reported a classified asset ratio of 3.5% which was below the classified asset ratio hurdle of 35% required by the 2025 AIP. After application of adjustments to exclude the items discussed above which was deemed appropriate by the Compensation Committee, the Compensation Committee concluded that the Company’s estimated 2025 FDEPS and revenue results required a payout at 125% of each participant’s target level award for 2025. This was composed of 93.75% for the FDEPS component and 31.25% for the revenue component.

As a result, a payout of 125% of the AIP target level was approved by the Compensation Committee to all participants, including the NEOs on December 18, 2025, as follows, with such amounts paid in January 2026:

	AIP TARGET PAYOUT (AS A %AGE OF BASE SALARY)	AIP TARGET LEVEL PAYOUT	2025 AIP ACTUAL PAYOUT (AT 125.0% OF TARGET)
Turner	125%	$1,570,000	$1,961,829
McCabe	125%	$1,491,250	$1,863,656
Callicutt	90%	$738,900	$923,631
Carpenter	90%	$579,600	$724,266
Sumerlin	60%	$310,500	$388,125

Long Term Incentive (LTI) Equity Awards

2025 Recurring Awards. For 2025's recurring awards, the Compensation Committee utilized a LTI plan design consistent with the plan design utilized in 2024, with the following elements:

i.Recurring LTI plan awards in 2025 included a time-based vesting component that made up 30% of the total recurring LTI plan award at target performance (without giving effect to the TSR modifier described below), and a performance-based component that comprised 70% of the total recurring award at target level performance (without giving effect to the TSR modifier described below) that applies to each of the NEOs' awards. The Compensation Committee continued to believe that the time-based vesting component provides balance to the LTI plan design, reducing volatility and is aligned with the Company’s peer group compensation practices. The time-vested units were scheduled to vest, subject to a participant's continued employment, in 33% increments each year on the anniversary of the grant date through 2028.

ii.The performance-based units incorporated a 3-year performance period with peer relative performance metrics. The performance metrics for the 2025 awards were the same from those utilized in 2024 and consist of average ROATCE for each year within the performance period and TBV Accretion over the performance period, with each measure being equally weighted and evaluated on a relative basis with the other members of the Company’s peer group utilized for purposes of setting the NEOs' compensation for 2025.
C-8 Pinnacle Financial Partners, Inc.

Performance that equated to top quartile performance (75th percentile) would result in target level award achievement. Maximum performance was to be achieved at performance levels would equate to performance at the 95th percentile.

iii.The potential maximum award under the performance-based component of the 2025 LTI plan remained at 200% of the targeted amount of performance-based units granted (before giving effect to the TSR modifier described below) for each of the NEOs, as was the case for the 2024 award. This maximum opportunity for the NEOs, which required performance that would equate to the 95th percentile for full achievement, was, in part, the result of the fact that the awards pay only 50% of target for performance at levels that would equate to the 50th percentile, which the Compensation Committee believed was a lower payout for such performance in comparison to peer plan designs.

iv.The 2025 performance-based equity awards granted to the NEOs also contained a total shareholder return (TSR) modifier that would allow the earned performance units to be increased or decreased by up to 20% based on the Company’s Common Stock price performance for a three-year period beginning on the grant date compared to the KBW Regional Bank Index. TSR included the impact of dividends declared to common shareholders. Awards were not eligible for a positive TSR adjustment unless 3-year relative TSR was above the 50th percentile (75th percentile or higher required for the full 20% upside adjustment). Conversely, negative adjustments were required should the 3-year relative TSR fall below the 50th percentile (25th percentile or lower required for full negative 20% adjustment).

v.Any performance-based units earned were to be settled into shares of the Company's Common Stock shortly after the end of the three-year performance period and verification by the Compensation Committee of the financial information of the peers in the peer group and determination by the Compensation Committee of the Company's total shareholder return against the KBW Regional Bank Index provided the average NPA ratio for each of the years in the performance period was achieved.

The Compensation Committee believed that the 2025 LTI plan structure (i) provided an appropriate incentive for the executive leadership to maximize the performance of the Company and, thus, align their interests with shareholders, particularly given the performance metrics being utilized which the Compensation Committee believed were closely aligned with shareholder value creation, while maintaining the focus on Company soundness, and (ii) provided a balanced and different retentive aspect with use of time-based awards as well.

In connection with the consummation of the Merger, the Compensation Committee approved the award of 30,613 time-based restricted share units for Mr. Callicutt and 8,674 time-based restricted stock units for Ms. Sumerlin. These awards vest on the second anniversary of the closing of the Merger. For more information regarding these awards see "EXECUTIVE COMPENSATION - MERGER-RELATED COMPENSATION ACTIONS" on page 163 of this Annual Report on Form 10-K.

Dividends Related to Unvested RSUs and Performance Units - The Company accrues cash dividends that otherwise would be paid on the shares of Common Stock underlying these restricted stock units and performance units, but the accrued, unpaid dividend equivalents are not paid to the NEO unless the underlying performance units are earned and shares of Common Stock are issued to the NEO in settlement of such units.

Impact of the Merger on the 2025 LTI Awards. In connection with the consummation of the Merger and pursuant to the terms of the Merger Agreement, the Compensation Committee approved the accelerated vesting of the performance-based restricted share units granted to the NEOs in January 2025 at maximum payout levels. The Merger Agreement provision to vest the performance-based restricted share units at maximum payout levels was established to enhance comparable treatment relative to Synovus awards and to recognize the strong performance on the outstanding awards, for which the Company was accruing at maximum payout levels at the time of the execution of the Merger Agreement. In addition, the Compensation Committee approved the accelerated vesting of all of the unvested time-based restricted share units granted to the NEOs in January 2025 (the Special PSUs), in each case, with such acceleration occurring as of the Effective Time of the Merger.

2025 Recurring Restricted Share Unit and Performance Unit Award Grants

Effective January 23, 2025, the Compensation Committee granted the NEOs time-based restricted share units and performance-based restricted share units designed in a manner similar to that described above. In setting the total targeted dollar value of the LTI plan awards to each of the NEOs in 2025, the Compensation Committee considered competitive market data from a peer compensation study provided by McLagan and reviewed by the Compensation Committee. In addition, the Compensation Committee considered the level of Company performance required to earn the awards, individual performance, potential future contributions to the Company’s business, internal equity and, in certain cases, management’s recommendations. Each of the NEOs was a participant in the Company’s recurring LTI program for 2025 and could earn the following aggregate amounts under both grants over the three-year performance periods at target and, if applicable, maximum level payout for the performance-based component:
2026 Proxy Statement C-9

	TARGET(1)	MAXIMUM(1)
Dollar Value of Aggregate Recurring Award at Grant
Turner	$ 3,150,000	$ 6,237,000
McCabe	$ 2,993,000	$ 5,926,140
Callicutt	$ 1,150,000	$ 2,277,000
Carpenter	$ 900,000	$ 1,782,000
Sumerlin	$ 700,000	$ 1,386,000

(1)The table below outlines the time-based restricted share units granted as well as the target and maximum levels of the performance-based restricted share units granted and the number of performance-based restricted share units that the Company estimated could be earned by the NEO as of December 31, 2025.

		PERFORMANCE-BASED UNITS
	TIME-BASED UNITS(*)(#)	TARGET(*)(#)	MAXIMUM(*)(#)	ESTIMATED 100% OF MAXIMUM PAYOUT AT DECEMBER 31, 2025(^)
Number of Units
Turner	7,725	18,024	43,257	43,257
McCabe	7,340	17,126	41,101	41,101
Callicutt	2,821	6,581	15,793	15,793
Carpenter	2,207	5,150	12,359	12,359
Sumerlin	1,717	4,006	9,613	9,613

(#)    Target column includes no positive or negative adjustment for the Relative TSR Modifier to which all NEOs are entitled. Maximum column includes a full 20% upward adjustment for this Relative TSR Modifier for all NEOs.

(*)     The dollar amount of target and maximum performance-based equity compensation was divided by the closing price of the Company’s Common Stock on the grant date of January 23, 2025, of $122.34, which was two days following the public release of the Company’s 2024 financial results, to determine the number of performance-based units granted to the Company’s NEOs. Historically, the Compensation Committee has elected to defer the grant date for NEO equity compensation until two days after the Company had released its previous year’s results as it believed that the market price of the Common Stock on that date better reflected all current material information. The number of time-based units was then determined by calculating 30% of the target number of performance-based units without giving effect to the TSR modifier and the same stock price was utilized to determine the number of time-based units to be awarded.

(^)    The number of shares reported in this column represents the maximum number of shares that could be earned by the NEO at December 31, 2025 as at that date the Compensation Committee had approved the vesting of the maximum number of such units effective immediately prior to the Effective Time of the Merger. See "EXECUTIVE COMPENSATION - MERGER-RELATED COMPENSATION ACTIONS."

MERGER-RELATED COMPENSATION ACTIONS

Impact of the Merger on Outstanding Equity Awards.

In connection with the consummation of the Merger and pursuant to the terms of the Merger Agreement, the Compensation Committee approved the accelerated vesting of the performance-based restricted share units granted to the NEOs in 2025 and years prior to 2025 but which were not yet vested as of the Effective Time of the Merger at maximum performance levels. The Merger Agreement provision to vest the performance-based restricted share units at maximum payout levels was established to enhance comparable treatment relative to Synovus awards and to recognize the strong performance on the outstanding awards, for which the Company was accruing at maximum payout levels at the time of the execution of the Merger Agreement. In addition, the Compensation Committee approved the accelerated vesting of all time-based restricted share units granted to the NEOs in 2025 and years prior to 2025, except those granted to Mr. Callicutt and Ms. Sumerlin on December 30, 2025, which are described in more detail below. In each case the accelerated vesting of these awards was effective as of the Effective Time of the Merger. In addition, the Compensation Committee approved the early settlement, effective as of December 26, 2025, of the special performance based restricted share units awarded to Messrs. Turner, McCabe, Callicutt and Carpenter in January 2022 (the Special PSUs), for which the performance period had ended on December 31, 2024, but which were not scheduled to be settled into shares of the Company’s Common Stock until January 2, 2026.

C-10 Pinnacle Financial Partners, Inc.

Equity Grants in Connection with the Merger.

In connection with the consummation of the Merger, the Compensation Committee on December 30, 2025 approved the award of 30,613 time-based restricted share units for Mr. Callicutt and 8,674 time-based restricted share units for Ms. Sumerlin. The time-based restricted share units granted to Mr. Callicutt and Ms. Sumerlin in December 2025 did not accelerate upon consummation of the Merger, but rather will vest, subject to each individual’s continued employment with Pinnacle Bank, on the second anniversary of the closing of the Merger. In the event that Mr. Callicutt, who is retirement age as that term is defined under the award agreement pursuant to which these time-based restricted share units were awarded, retires with the prior approval of the Compensation Committee, he will be entitled to receive a pro rata portion of the time-based restricted share units that were scheduled to vest on the second anniversary of the grant date, based on the number of days worked since the grant date. Ms. Sumerlin will not reach retirement age over the two-year vesting period. In the event Mr. Callicutt’s or Ms. Sumerlin’s employment terminates by reason of death or disability, the then unvested portion of these time-based restricted share units will fully vest under the terms of the award’s award agreement. In the event that Mr. Callicutt’s or Ms. Sumerlin’s, as applicable, employment is terminated by Pinnacle Bank without cause or by Mr. Callicutt or Ms. Sumerlin, as applicable, with good reason, the then unvested portion of these time-based restricted share units will fully vest under the terms of the award’s award
Letter Agreements with M. Terry Turner and Robert McCabe.

In connection with the execution of the Merger Agreement, on July 24, 2025, Messrs. Turner and McCabe, Jr. each entered into letter agreements with the Company and Pinnacle Bank (the “Turner letter agreement” and “McCabe letter agreement”, as applicable). The Turner letter agreement and the McCabe letter agreement became effective as of the occurrence of the Effective Time of the Merger and were assumed by New Pinnacle at that time.

Letter Agreements with M. Terry Turner. Pursuant to the terms of the Turner letter agreement, Mr. Turner will serve as Chairman of New Pinnacle's board of directors and the Pinnacle Bank board of directors for two (2) years following the Effective Time. Beginning on the second anniversary of Effective Time, Mr. Turner will resign from the New Pinnacle board of directors and the Pinnacle Bank board of directors and serve as special advisor to the Chief Executive Officer of New Pinnacle for a period of two (2) years.

At the Effective Time of the Merger, Mr. Turner became entitled to receive the change in control severance to which he was entitled in the event of an involuntary termination of employment under his employment agreement with the Company and Pinnacle Bank to which he was a party immediately prior to the Effective Time of the Merger (as described in greater detail elsewhere in this Annual Report on Form 10-K), a pro-rata target bonus for the year in which the Effective Time of the Merger occurred (based on a minimum of six months), and full vesting of any outstanding equity awards held by Mr. Turner as of the Effective Time, with any performance-based restricted share units deemed achieved based on maximum performance. Mr. Turner also received pursuant to the terms of the Turner letter agreement (i) a $22,800,000 non-compete payment in consideration for the four (4)-year non-compete covenant contained in the Turner letter agreement, which amount was payable within ten (10) days following the closing of the Merger and subject to repayment of up to 75% of such payment upon Mr. Turner’s material breach of the non-compete obligations, (ii) a success and continuity award of $8,500,000, payable twenty-six (26) months following the Effective Time of the Merger, subject to Mr. Turner’s continued service through such date, (iii) cash compensation of $500,000 per year, and (iv) during the four (4)-year term under the letter agreement, unlimited personal use of the corporate aircraft or, if New Pinnacle no longer owns the corporate aircraft, any company-chartered aircraft (e.g., NetJets), in either case subject to reimbursement at an agreed hourly rate, as well as office space and administrative assistant support.

During the initial two (2)-years of the term of the Turner letter agreement while Mr. Turner is serving as Chairman of the New Pinnacle board of directors and the Pinnacle Bank board of directors, he may only be removed from such positions by the affirmative vote of at least seventy-five percent (75%) of the entire New Pinnacle board of directors. Upon an involuntary termination of service at any point during the term, Mr. Turner will be entitled to payment of the remainder of the compensation owed under the Turner letter agreement. In addition to the non-competition covenant under the Turner letter agreement that runs for four (4) years from the Effective Time of the Merger, Mr. Turner is subject to four (4)-year customer and employee non-solicitation covenants and perpetual confidentiality obligations.

Mr. Turner also entered into a letter agreement with the Company and Pinnacle Bank in connection with the consummation of the Merger which provides for cash payments to Mr. Turner in lieu of the continuation of the health and welfare and tax preparation benefits to which he was entitled under the terms of his employment agreement to which he was a party immediately prior to the Effective Time of the Merger.

The Turner letter agreement supersedes the employment agreement with the Company and Pinnacle Bank to which Mr. Turner was a party as of immediately prior to the Effective Time of the Merger.

Letter Agreements with Robert A. McCabe, Jr. Pursuant to the terms of the McCabe letter agreement, Mr. McCabe will serve as Vice Chairman of the New Pinnacle and Pinnacle Bank boards of directors and Chief Banking Officer of New Pinnacle and Pinnacle Bank for one (1) year following the Effective Time of the Merger. Beginning on the first anniversary of the Effective Time of the Merger, Mr. McCabe will resign from the New Pinnacle and Pinnacle Bank boards of directors and as an employee of Pinnacle Bank and will serve as a consultant to New Pinnacle for a period of three (3) years.

2026 Proxy Statement C-11

At the Effective Time of the Merger, Mr. McCabe became entitled to receive the change in control severance to which he was entitled in the event of an involuntary termination of employment under his employment agreement with the Company and Pinnacle Bank to which he was a party immediately prior to the Effective Time of the Merger (as described in greater detail elsewhere in this Annual Report on Form 10-K), a pro-rata target bonus for the year in which the Effective Time of the Merger occurred (based on a minimum of six months), and full vesting of any outstanding equity awards held by Mr. McCabe as of the Effective Time of the Merger, with any performance-based awards deemed achieved based on maximum performance. Mr. McCabe also received pursuant to the terms of the McCabe letter agreement (i) an $8,100,000 non-compete payment in consideration for the four (4)-year non-compete covenant contained in the McCabe letter agreement, which amount was payable within ten (10) days of the closing of the Merger, subject to repayment of up to 75% of the payment upon Mr. McCabe’s material breach of the non-compete obligations, (ii) a cash compensation opportunity of $5,890,000 during the first year of the term of the McCabe letter agreement, and an annual consulting fee of $400,000 for each of the remaining three (3) years of the McCabe letter agreement, and (iii) personal use of the corporate aircraft up to $100,000 during the first year of the term of the McCabe letter agreement, as well as office space and administrative assistant support during the full four (4)-year term under the McCabe letter agreement.

On January 14, 2026, New Pinnacle, Pinnacle Bank and Mr. McCabe entered into an amendment to the McCabe letter agreement following consummation of the Merger. This amendment provides for changes to the form, but not the aggregate amount, of his target compensation opportunity pursuant to the McCabe letter agreement in respect of his continued employment as Chief Banking Officer of Pinnacle Bank. As amended, Mr. McCabe’s total compensation opportunity will remain $5,890,000, as set forth in the McCabe letter agreement, but his base salary will equal $3,465,000 and his target annual bonus opportunity will equal $2,426,000.

During the initial one year of the term of the McCabe letter agreement while Mr. McCabe is serving as Vice Chairman of the New Pinnacle and Pinnacle Bank boards of directors and Chief Banking Officer of New Pinnacle and Pinnacle Bank, he may only be removed from such positions by the affirmative vote of at least seventy-five percent (75%) of the entire New Pinnacle board of directors. Upon an involuntary termination of employment or service, as applicable, at any point during the term he will be entitled to payment of the remainder of the compensation owed under the McCabe letter agreement. In addition to the non-competition covenant that runs for four (4) years from the Effective Time of the Merger, Mr. McCabe will is subject to four (4)-year customer and employee non-solicitation covenants and perpetual confidentiality obligations.

Mr. McCabe also entered into a letter agreement with the Company and Pinnacle Bank in connection with the consummation of the Merger which provides for cash payments to Mr. McCabe in lieu of the continuation of the health and welfare and tax preparation benefits to which he was entitled under the terms of his employment agreement to which he was a party immediately prior to the Effective Time of the Merger.

The McCabe letter agreement, as amended, supersedes the employment agreement with the Company and Pinnacle Bank to which Mr. McCabe was a party as of immediately prior to the Effective Time the Merger.

Separation Agreement with Harold Carpenter.

On January 1, 2026, the Company and Pinnacle Bank entered into a separation agreement with Mr. Carpenter. Pursuant to this separation agreement, Mr. Carpenter’s employment with the Company and Pinnacle Bank terminated immediately following the closing of the Merger, and Mr. Carpenter became entitled to receive a cash payment equal to the value of the change in control severance payments and benefits to which he would have been entitled in the event of an involuntary termination of Mr. Carpenter’s employment with Pinnacle Bank following a change of control under the employment agreement with the Company and the Bank to which he was a party immediately prior to Effective Time of the Merger (as described in greater detail elsewhere in this Annual Report on Form 10-K), as well as a pro-rata target bonus for the year in which the Effective Time of the Merger occurred (based on a minimum of six months). These amounts were required to be paid to him in a lump sum, less applicable withholdings, no later than ten business days following the closing of the Merger, or such later date as is necessary to avoid the application of penalties under Section 409A. Pursuant to the terms of his separation agreement, Mr. Carpenter was also paid a cash amount in lieu of health and welfare and tax preparation benefits to which he was entitled under the terms of his employment agreement. Pursuant to the terms of his separation agreement, Mr. Carpenter remains subject to the confidentiality and other restrictive covenant obligations set forth in the employment agreement to which he was a party immediately prior to the Effective Time of the Merger.

On January 14, 2026, New Pinnacle entered into a restrictive covenant agreement with Mr. Carpenter. Pursuant to this agreement, Mr. Carpenter has agreed not to compete with, or solicit the customers or employees of, New Pinnacle or any of its predecessors or affiliates for the period commencing on January 1, 2026 and ending on January 1, 2027. Mr. Carpenter has also agreed to cooperate with New Pinnacle on an as-needed basis for the same period of time. Mr. Carpenter is entitled to receive $2.0 million under the terms of this agreement, payable in two equal installments. The first installment was paid on January 30, 2026 and the second installment will be due on or immediately after January 1, 2027. Mr. Carpenter will be obligated to repay the portion of this payment already paid to him and forfeit any unpaid amounts in the event that he breaches the noncompetition covenant contained in the restrictive covenant agreement.

Letter Agreement with Richard D. Callicutt II.

On December 30, 2025, Mr. Callicutt entered into a letter agreement with the Company related to his continued employment following the closing of the Merger. Pursuant to this letter agreement, Mr. Callicutt received a time-based restricted share unit award for 30,613 shares on December 30, 2025 that will vest in full on the second anniversary of the closing of the Merger, subject to Mr. Callicutt’s continued employment through such date, or upon Mr. Callicutt’s earlier qualifying termination of employment, including a termination of employment by New Pinnacle without
C-12 Pinnacle Financial Partners, Inc.

“cause” or Mr. Callicutt’s resignation for “cause” (in each case within the meaning of his existing employment agreement with Company, which remains in effect). For purposes of the award, Mr. Callicutt acknowledged that he will not have “cause” to terminate his employment as a result of the closing of the Merger. Pursuant to the terms of this letter agreement, Mr. Callicutt was also entitled to receive a cash payment, in lieu of any similar payment under his employment agreement with the Company and the Bank to which he was a party immediately prior to the consummation of the Merger (as described in greater detail elsewhere in this Annual Report on Form 10-K) equal to the value of the change in control severance payments and benefits to which he would have been entitled in the event of an involuntary termination of employment under his existing employment agreement with the Company and the Bank, as well as a pro-rata target bonus for the year in which the Effective Time occurred (based on a minimum of six months). Such amounts were payable to him in a lump sum, less applicable withholdings, no later than ten business days following the closing of the Merger, or such later date as is necessary to avoid the application of penalties under Section 409A. Mr. Callicutt will remain subject to the confidentiality and other restrictive covenant obligations set forth in his existing employment agreement. Other than as modified by the terms of his letter agreement, Mr. Callicutt’s existing employment agreement with the Company and the Bank remains unchanged.

RETIREMENT AND OTHER BENEFITS

The NEOs are eligible to participate in the Company’s 401(k) plan along with all other team members of the Company. The NEOs are subject to the same salary deferral and Company match provisions as the other team members. At December 31, 2025, the Company did not sponsor a deferred benefit plan or any other deferred compensation retirement plan for the NEOs other than those that an NEO may have participated in prior to that person’s company being acquired by the Company. Mr. Callicutt was the only NEO that was a participant in any such plan, as he entered into a Salary Continuation Agreement with BNC prior to its merger with the Company and which the Company assumed in the merger. As described in more detail in the “Summary Compensation Table” below, Mr. Callicutt’s Salary Continuation Agreement provides for the payment of a defined monthly benefit to him for life once he reaches the age of 65, which he did on February 3, 2024. In addition, as discussed in the "Summary Compensation Table" below, the Board annually authorizes a limited amount of personal use of the Company's aircraft by Messrs. Turner, McCabe, Callicutt and Carpenter. In 2025, each of these executives was permitted to use the corporate aircraft for personal travel in amounts not to exceed $100,000 for Mr. Turner, $95,000 for Mr. McCabe, $25,000 for Mr. Callicutt and $15,000 for Mr. Carpenter. The amount of this benefit was deducted from each NEO's total equity compensation at target-level performance in 2025. If an NEO utilizes the corporate aircraft for personal use in excess of these amounts, he must pay the Company for such use. For more information concerning these matters, see the Summary Compensation Table located in this report.
EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

At December 31, 2025, the Company had entered into employment agreements with each the Company’s NEOs serving as employees as of that date, other than Ms. Sumerlin, with whom, at that date, the Company had entered into a change in control agreement. The employment and change in control agreements, as amended, are described in more detail in the section of this Annual Report on Form 10-K titled "Employment, Salary Continuation and Change in Control Agreement." These agreements provided that each automatically renewed each year on January 1 unless the Compensation Committee (or, in the case of Ms. Sumerlin's agreement, Mr. Turner) or the executive gave notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminated thirty days later.

Historically, when considering whether to give notice of non-renewal, the Compensation Committee considered the need to be able to retain its executive officers, the impact of such executives on the Company’s performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before (in the case of all of the NEOs other than Ms. Sumerlin) or after a change of control, the Compensation Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummation of a transaction that, although possibly detrimental to the individual’s employment prospects with the resulting company, would be beneficial to the Company’s shareholders.

The Compensation Committee believes that the protections afforded in the employment and change in control agreements were reasonable and, together with long-term incentive award terms, are an important element in retention of the executive officers who are a party to such agreements.

For a discussion of impact of the Merger on the employment agreements and change in control agreements for our NEOs, see the section titled "EXECUTIVE COMPENSATION - MERGER-RELATED COMPENSATION ACTIONS" on page 163 of this Annual Report on Form 10-K.

CLAWBACK OF INCENTIVE AWARDS

Pursuant to the 2025 AIP, upon the approval of the Board or the Compensation Committee, payments under the 2025 AIP paid to an associate, including an NEO, will be subject to recovery and “clawback” by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct. In addition,
2026 Proxy Statement C-13

on October 17, 2023, the Board, acting upon recommendation of the Compensation Committee, approved an Amended and Restated Compensation Recovery Policy applicable to the Company’s officers who file reports pursuant to Section 16 of the Exchange Act, which policy provides that the Compensation Committee shall, subject to certain limited exceptions, recover any incentive-based compensation (including performance-based equity compensation) paid to the officer during the three completed years immediately preceding the date on which the Company is required to prepare a restatement of its financial statements due to material noncompliance with any financial reporting requirement under the securities laws or accounting rules (other than as a result of changes in such laws/rules), including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount recoverable shall be determined by the Compensation Committee, and will generally equal the amount the original award exceeds the amount the award would have been had it been calculated in accordance with the restated financial statements, subject to the application of any discretionary adjustments made by the Compensation Committee at the time of the certification of the results for the original award. The foregoing summary is qualified by reference to our Amended and Restated Compensation Recovery Policy, a copy of which can be found as an exhibit to this Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction for compensation over $1 million paid for any fiscal year to the CEO and specified other executive officers. Due to the continued importance and benefit to the Company and our shareholders of awarding compensation that is structured to properly incentivize our executive officers, the Committee believes that it is in our best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses to the Company.

ADDITIONAL COMPENSATION CONSIDERATIONS

Role of the Compensation Consultant and Peer Group Determination

Beginning in 2010 and up through the time of the consummation of the Merger, the Compensation Committee utilized the consulting services of McLagan, a part of the Human Capital Solutions practice of Aon plc, to help facilitate the executive officer compensation process. McLagan representatives routinely attended the Compensation Committee meetings during the firm's engagement and provided consulting services to the Compensation Committee through the filing of this Annual Report on Form 10-K. During the firm's engagement, a McLagan representative was in attendance when the Compensation Committee voted on executive officer compensation. McLagan reported directly to the Compensation Committee, which retained sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan. During the firm's engagement, McLagan was very involved in the determination of an appropriate peer group for purposes of comparing the NEOs’ compensation and any adjustments that should be made to keep the peer group consistent with the Company’s strategies and objectives. The peer group for 2025 was as follows:

PEER BANK COMPANY	HEADQUARTERS	PEER BANK COMPANY	HEADQUARTERS
Comerica Inc.	Dallas, TX	BOK Financial Corp.	Tulsa, OK
First Horizon Corp.	Memphis, TN	Hancock Whitney Corporation	Gulfport, MS
Zions Bancorp. NA	Salt Lake City, UT	Bank United Inc.	Miami Lakes, FL
Synovus Financial Corp.	Columbus, GA	Commerce Bancshares, Inc.	Kansas City, MO
Cullen/Frost Bankers Inc.	San Antonio, TX	Associated Banc-corp	Green Bay, WI
Wintrust Financial Corp.	Rosemont, IL	Cadence Bank	Tupelo, MS
Valley National Bancorp	New York, NY	United Bankshares Inc.	Charleston, WV
South State Corporation	Winter Haven, FL	Fulton Financial Corporation	Lancaster, PA
F.N.B. Corporation	Pittsburgh, PA	Bank OZK	Little Rock, AR
UMB Financial Corporation	Kansas City, MO	Simmons First National Corporation	Pine Bluff, AR
Prosperity Bancshares, Inc.	Houston, TX

The Compensation Committee and McLagan, as a matter of practice, compared the Company’s actual results on a GAAP basis and on an adjusted basis to the reported GAAP results of the companies in the peer group in order to validate its compensation philosophy in setting compensation for future periods and the continued emphasis on period-to-period earnings growth, ROATCE, TBV Accretion and other profitability metrics.

In 2025, the Compensation Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between McLagan’s senior advisors and a member of the Compensation Committee; (5) any
C-14 Pinnacle Financial Partners, Inc.

Common Stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Role of Management

The Chief Executive Officer and the Chief Financial Officer also provide some input into compensation as it relates to all senior executives and internal forecasts. Neither the Chief Executive Officer nor the Chief Financial Officer are involved in the Compensation Committee deliberations regarding the CEO or other NEO compensation and are not present when the Compensation Committee votes on NEO compensation.

Risk Assessment of Executive Compensation Program

In 2025, the Compensation Committee reviewed the Company’s 2025 AIP, 2025 LTI awards, and the various employment and change in control agreements to which the Company’s senior executive officers were a party with the Company’s Chief Risk Officer, for the following purposes:
(i)to identify any features in any senior executive compensation plan or employee compensation plan that pose imprudent risks to the Company and limit those features to ensure the Company is not unnecessarily exposed to risks; and
(ii)to identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

Role of the Compensation Committee

Messrs. Farnsworth, Burns and Thompson, all independent directors, served on the Compensation Committee through December 31, 2025. During 2025, the Compensation Committee made all compensation decisions for the Company’s NEOs, including establishing the framework for how these executives were compensated, and approved recommendations regarding equity awards to all team members, including the executive officers, of the Company. The duties and responsibilities of the Compensation Committee during 2025 included, among other things:
•overseeing the Company’s overall NEO compensation philosophy for the Company’s executive officers and other employees as the Company may determine;
•measuring performance with respect to established goals and objectives;
•designing the components for all NEO compensation;
•reviewing the Company’s NEO plans and the risks these plans pose to the Company; and
•establishing compensation for the Company’s NEOs.

COMPENSATION COMMITTEE REPORT

The Members of New Pinnacle's board of directors that were members of Pinnacle Financial's Human Resources and Compensation Committee as of December 31, 2025 have reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, recommended this Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

Thomas C. Farnsworth, III, Chairman
Gregory L. Burns, Member
G. Kennedy Thompson, Member

2026 Proxy Statement C-15

2025 SUMMARY COMPENSATION TABLE

The table below sets forth a summary of the compensation awarded to, earned by or paid to each of (i) the Company’s Chief Executive Officer during 2025; (ii) the Company’s Chief Financial Officer during 2025; and (iii) the other three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2025 and who were employed as executive officers at December 31, 2025 (collectively, the “Named Executive Officers”). This table is presented as required by SEC rules. However, it includes amounts that may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.

2025 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
M. Terry Turner President and Chief Executive Officer	2025	$ 1,256,000	$ —	$ 1,961,829	$ 3,273,598	$—	$ —	$ 120,027	$ 6,611,454
	2024	$ 1,219,000	$ —	$ 1,314,082	$ 3,526,372	$—	$ —	$ 128,865	$ 6,188,319
	2023	$ 1,217,000	$ —	$ 829,994	$ 3,504,450	$—	$ —	$ 126,121	$ 5,677,565
Robert A. McCabe, Jr. Chairman of the Board and Chairman of Tennessee	2025	$ 1,193,000	$ —	$ 1,863,656	$ 3,110,484	$—	$ —	$ 119,781	$ 6,286,921
	2024	$ 1,158,000	$ —	$ 1,245,324	$ 3,350,053	$—	$ —	$ 140,503	$ 5,893,880
	2023	$ 1,156,000	$ —	$ 788,392	$ 3,329,228	$—	$ —	$ 132,075	$ 5,405,695
Richard D. Callicutt, II Chairman of the Carolinas and Virginia	2025	$ 821,000	$ —	$ 923,631	$ 4,195,395	$—	$ —	$ 23,974	$ 5,964,000
	2024	$ 797,000	$ —	$ 624,848	$ 1,327,652	$—	$ —	$ 42,379	$ 2,791,879
	2023	$ 765,000	$ —	$ 379,440	$ 1,319,381	$—	$ 293,248	$ 20,033	$ 2,777,102
Harold R. Carpenter Chief Financial Officer	2025	$ 644,000	$ —	$ 724,266	$ 935,333	$—	$ —	$ 34,180	$ 2,337,779
	2024	$ 625,000	$ —	$ 490,031	$ 1,037,210	$—	$ —	$ 24,260	$ 2,176,501
	2023	$ 600,000	$ —	$ 297,600	$ 953,514	$—	$ —	$ 20,033	$ 1,871,147
Charissa D. Sumerlin Chief Credit Officer	2025	$ 517,500	$ —	$ 388,125	$ 1,577,645	$—	$ —	$ 13,071	$ 2,496,341
	2024	$ 434,500	$ —	$ 170,297	$ 26,007	$—	$ —	$ 10,123	$ 640,927

(1)Non-Equity Incentive Plan Compensation - Reflects for each of the Named Executive Officers compensation attributable to the Company’s AIP. The table below sets forth for each Named Executive Officer the actual and target payouts under the 2025 AIP, 2024 AIP and 2023 AIP, as applicable, expressed as a percentage of base salary. Actual payouts for 2025 equated to 125% of the target award amounts available under the 2025 AIP. Payout of cash incentive compensation occurs upon achievement of certain soundness and Company performance thresholds as determined by the Compensation Committee.

	PAYOUT AWARDS AS A PERCENTAGE OF BASE SALARY
	TURNER	MCCABE	CALLICUTT	CARPENTER	SUMERLIN
2025% Target Payout	125%	125%	90%	90%	60%
2025% Actual Payout (125% of Target)	156.25%	156.25%	112.5%	112.5%	75%
2024% Target Payout	110%	110%	80%	80%	40%
2024% Actual Payout (98% of Target)	108%	108%	79%	79%	39%
2023% Target Payout	110%	110%	80%	80%	NA
2023% Actual Payout (62% of Target)	68%	68%	50%	50%	NA

(2)Stock Awards. For fiscal years 2025, 2024 and 2023, the "Stock Awards" column represents the aggregate grant date fair value of the time-based vesting restricted stock units ("RSUs") and the performance-based vesting restricted stock units ("PSUs") granted in January 2025, January 2024 and January 2023, respectively. To calculate the grant date fair value of the PSUs granted in 2025, 2024 and 2023 which include peer relative performance metrics and, for awards to each of the NEOs other than Ms. Sumerlin for 2023 and 2024, a relative TSR modifier, the Company utilized a Monte Carlo valuation prepared by an independent third party and multiplied the adjusted closing price of the Company’s common stock on the date of grant resulting from the Monte Carlo valuation ($129.19 for 2025, $88.32 for 2024, $73.33 for 2023) by the number of performance units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance). The grant date fair value of the PSUs granted in 2025, 2024 and 2023 was calculated
C-16 Pinnacle Financial Partners, Inc.

in accordance with the requirements of Accounting Standards Codification Topic 718 (ASC 718). There is no post-vest holding period applicable to the PSUs granted in 2025, 2024 and 2023 and, accordingly, there was no illiquidity discount applied to the calculation of the grant date fair value of these PSUs.

PSUs reported are subject to forfeiture if the applicable minimum performance thresholds are not achieved. The PSUs are also subject to forfeiture if the         average of the Bank’s NPA ratio at December 31, 2025, 2026 and 2027 for the PSUs granted in 2025, the average of the Bank’s NPA ratio at December 31, 2024, 2025 and 2026 for the PSUs granted in 2024 and the average of the Bank's NPA ratio at December 31, 2023, 2024 and 2025 for the PSUs granted in 2023 is not less than a level established by the Compensation Committee at the time of the grant. The reported amounts included in the column above with respect to the PSUs do not necessarily reflect the actual amounts that were paid to or that could have been realized by the Named Executive Officer at December 31, 2025.

For Mr. Callicutt and Ms. Sumerlin, for fiscal year 2025 the “Stock Awards” column also represents the grant date fair value of time-based restricted share units granted December 30, 2025 (the “2025 Retention RSUs”), which, in the case of Mr. Callicutt, were granted pursuant to the letter agreement he entered into with the Company in December 2025 as described in more detail in “EXECUTIVE COMPENSATION – MERGER-RELATED COMPENSATION ACTIONS – Letter Agreement with Richard D. Callicutt II” beginning on page 163 of this Annual Report on Form 10-K. The 2025 Retention RSUs contain forfeiture restrictions that lapse in full on January 2, 2028, the second anniversary of the closing date of the Merger.

The RSUs granted in each of 2025 (other than the 2025 Retention RSUs), 2024 and 2023 contain forfeiture restrictions that lapse in one-third pro rata increments on each of the first three anniversaries of the grant date of the award. Consequently, to calculate the grant date fair value of these awards in accordance with the requirements of ASC 718, the Company multiplied the closing price of the Company’s common stock on the date of grant by the number of RSUs granted.

The following table summarizes the elements included in the "Stock Awards" column reported for fiscal year 2025:

Aggregate Grant Date Fair Value of the PSU & RSU Awards Granted in 2025 ($)
M. Terry Turner	$3,273,598 consisting of:
•$2,328,521 for 2025 PSUs
•$945,077 for 2025 RSUs
Robert A. McCabe, Jr.	$3,110,484 consisting of:
•$2,212,508 for 2025 PSUs
•$897,976 for 2025 RSUs
Richard D. Callicutt, II	$4,195,395 consisting of:
•$850,199 for 2025 PSUs
•$345,122 for 2025 RSUs
•$3,000,074 for 2025 Retention RSUs
Harold R. Carpenter	$935,333 consisting of:
•$665,329 for 2025 PSUs
•$270,004 for 2025 RSUs
Charissa D. Sumerlin	$1,577,645 consisting of:
•$517,535 for 2025 PSUs
•$210,058 for 2025 RSUs
•$850,052 for 2025 Retention RSUs

The amounts for the PSUs reported in the table above reflect the grant date fair value computed in accordance with ASC 718 based upon the probable outcome of the performance conditions as of the grant date (i.e. target level of performance), as applicable. Assuming the maximum level of performance achievement as of the grant date, the aggregate grant date fair value of the PSUs granted in 2025 would have been: Mr. Turner - $5,588,372, Mr. McCabe - $5,309,838, Mr. Callicutt - $2,040,298, Mr. Carpenter - $1,596,659 and Ms. Sumerlin - $1,241,903. For a more complete description of the RSUs and the PSUs granted in 2025, please see "EXECUTIVE COMPENSATION-2025 EXECUTIVE COMPENSATION - Long Term Incentive (LTI) Equity Awards".

(3)In connection with the closing of the Company’s acquisition of BNC, Pinnacle Bank assumed the Salary Continuation Agreement dated as of December 12, 2016, between Mr. Callicutt and Bank of North Carolina (the “Salary Continuation Agreement”), and the benefits and obligations thereunder. Mr. Callicutt was fully vested in the full benefit payable under the Salary Continuation Agreement upon consummation of the merger. Under the Salary Continuation Agreement, upon his attainment of the age of 65, which occurred on February 3, 2024, Mr. Callicutt became entitled to receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually. The Compensation Committee does not consider these accruals and benefits when it makes current year compensation decisions. Of the amounts in this column, $243,161 reflects the year-over-year change in the actuarial present value of the accumulated benefit under the Salary Continuation Agreement in 2023. The amount for 2025 and 2024 each reflect $0 due to the initiation of payments to Mr. Callicutt in the aggregate amount of $329,569 and $271,250 under the Salary Continuation Agreement in 2025 and 2024, respectively, which offset a $80,864 and $114,141 increase in the actuarial present value, respectively, resulting in a net decrease of $248,705 and $157,109, respectively, in actuarial present value of the accumulated benefit. For more information regarding this plan see “Employment, Salary Continuation and Change of Control Agreements” below.

In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of     $1,996,667 prior to the closing of the BNC merger and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of the employment agreement to pay Mr. Callicutt an additional cash payment of $763,333 (the “Deferred Payment”) payable in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination. Between June 16, 2017, the effective date of his employment agreement, and the full payment of the Deferred Payment, interest accrues on the unpaid
2026 Proxy Statement C-17

portion of the Deferred Payment. The interest rate utilized in 2025 was equal to the 30-day SOFR rate as in effect from time to time plus 150 basis points. Of the amounts in this column, $45,000, $51,590 and $50,087 reflect the interest accrued on the Deferred Payment in 2025, 2024 and 2023, respectively.

(4)Other Compensation - The Company provides the Named Executive Officers with other forms of compensation. The following is a listing of various types of other compensation that the Company has not used ever (except in the case of supplemental retirement plans assumed in connection the Company’s acquisitions), but may consider in the future to award its executives. As discussed above, Mr. Callicutt is a party to the Salary Continuation Agreement that he entered into with BNC and is entitled to a certain amount of deferred compensation under his employment agreement. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	TURNER	MCCABE	CALLICUTT	CARPENTER	SUMERLIN
Supplemental retirement plans	NA	NA	Yes	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	Yes	NA	NA
Board fees	No	No	No	NA	NA

Group benefit package - All Company team members, including the Named Executive Officers, participate in the Company’s group benefit package which     includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc. The Named Executive Officers receive no incremental employee benefits that are not offered to other Company team members, other than each Named Executive Officer has an enhanced long-term disability policy that provides incremental coverage over the group policy maximums, and the Company pays premiums on an additional $500,000 term life insurance policy for Mr. Turner and an additional $500,000 term life insurance policy for Mr. McCabe. The premiums for those additional life insurance policies were $3,740 and $5,310, respectively, in 2025. The following is a summary of the expense the Company incurred during 2025, 2024 and 2023 to provide a 401k plan match to our Named Executive Officers, the cost of the enhanced long-term disability policies in 2025, 2024 and 2023 and the cost of premiums on life insurance policies for the Named Executive Officers, including the additional policies discussed above:

	TURNER	MCCABE	CALLICUTT	CARPENTER	SUMERLIN
2025
401k match	$ 14,000	$ 14,000	$ 14,000	$ 14,000	$ 11,213
Long-term disability policy	616	616	616	616	616
Life Insurance	11,124	11,124	6,858	6,858	1,242
2024
401k match	$ 13,800	$ 13,800	$ 13,800	$ 13,800	$ 8,211
Long-term disability policy	616	616	616	616	616
Life Insurance	6,858	11,124	6,858	6,858	810
2023
401k match	$ 13,200	$ 13,200	$ 13,200	$ 13,200	NA
Long-term disability policy	769	769	769	769	NA
Life Insurance	6,858	11,124	3,564	3,564	NA

Paid time off - Each Named Executive Officer receives an allotment of 30 days for paid time off each year (excluding holidays). The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, team members, including the Named Executive Officers, are not permitted to carry over unused paid time off into a subsequent fiscal year.

Other Executive perquisites - The Company provided the following perquisites to the Named Executive Officers in 2025:

	TURNER	MCCABE	CALLICUTT	CARPENTER	SUMERLIN
Company provided vehicles	No	No	No	No	No
Automobile allowance	$13,200/year	$13,200/year	No	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees	$ 2,500	$ 2,500	$ 2,500	$ 2,500	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft(a)	$ 78,587	$ 78,341	$ —	$ 10,206	$ —

C-18 Pinnacle Financial Partners, Inc.

(a)The Company has acquired aircraft to be used primarily for corporate purposes. The Board of Directors has also authorized personal use of the aircraft by Messrs. Turner, McCabe, Callicutt and Carpenter. In 2025, each of these executives was permitted to use the corporate aircraft for personal travel in amounts not to exceed $100,000 for Mr. Turner, $95,000 for Mr. McCabe, $25,000 for Mr. Callicutt and $15,000 for Mr. Carpenter. The Company’s policy is that when considering the amount of executive compensation awarded for personal aircraft use of the Company's aircraft the Company will include the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, costs for repositioning the aircraft, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level rates. Messrs. Turner, McCabe, Callicutt and Carpenter are each responsible for any taxes in connection with his personal use of the corporate aircraft and are not reimbursed for these taxes.
2026 Proxy Statement C-19

GRANTS OF PLAN-BASED AWARDS IN 2025
The following table provides information about plan-based awards granted to the Named Executive Officers during 2025.

Grants of Plan-Based Awards in 2025

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)
NAME AND PRINCIPAL POSITION	AWARD TYPE	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER STOCK AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5)
M. Terry Turner President and Chief Executive Officer	Annual Cash Incentive	NA	—	$ 1,570,000	$ 1,962,500	—	—	—	—	—	—	$ —
	RSUs	1/23/2025	—	—	—	—	—	—	7,725 (3)	—	—	945,077
	PSUs	1/23/2025	—	—	—	—	18,024	43,257	—	—	—	2,328,521
Robert A. McCabe, Jr. Chairman of the Board	Annual Cash Incentive	NA	—	$ 1,491,250	$ 1,864,063	—	—	—	—	—	—	$ —
	RSUs	1/23/2025	—	—	—	—	—	—	7,340 (3)	—	—	897,976
	PSUs	1/23/2025	—	—	—	—	17,126	41,101	—	—	—	2,212,508
Richard D. Callicutt, II Chairman of the Carolinas and Virginia	Annual Cash Incentive	NA	—	$ 738,900	$ 923,625	—	—	—	—	—	—	$ —
	RSUs	1/23/2025	—	—	—	—	—	—	2,821 (3)	—	—	345,122
	RSUs	12/30/2025	—	—	—	—	—	—	30,613 (4)	—	—	3,000,074
	PSUs	1/23/2025	—	—	—	—	6,581	15,793	—	—	—	850,199
Harold R. Carpenter Chief Financial Officer	Annual Cash Incentive	NA	—	$ 579,600	$ 724,500	—	—	—	—	—	—	$ —
	RSUs	1/23/2025	—	—	—	—	—	—	2,207 (3)	—	—	270,004
	PSUs	1/23/2025	—	—	—	—	5,150	12,359	—	—	—	665,329
Charissa D. Sumerlin Chief Credit Officer	Annual Cash Incentive	NA	—	$ 310,500	$ 388,125	—	—	—	—	—	—	$ —
	RSUs	1/23/2025	—	—	—	—	—	—	1,717 (3)	—	—	210,058
	RSUs	12/30/2025	—	—	—	—	—	—	8,674 (4)	—	—	850,052
	PSUs	1/23/2025	—	—	—	—	4,006	9,613	—	—	—	517,535
(1)This column shows separately the possible payouts to the Named Executive Officers under the 2025 AIP assuming target and maximum levels of performance. Actual amounts paid in December 2025 to the Named Executive Officers under the 2025 AIP are reflected in the Summary Compensation Table above under the column “Non-Equity Incentive Plan Compensation.” Pursuant to the terms of the 2025 AIP, the Compensation Committee had the authority to increase or decrease the amount paid to the Named Executive Officer under the plan by up to 10% based on individual performance of the Named Executive Officer, but did not do so related to payouts under the 2025 AIP.
(2)For the PSUs granted in 2025, the amounts set forth in the “target” and “maximum” columns, could be earned, if at all, based on the Company’s performance over the three-year performance period ending December 31, 2027 for each of average annual return on average tangible common equity (“ROATCE”) and tangible book value per share accretion for the three-year performance period (“TBV Accretion") measured against ROATCE (“Relative ROATCE”) and TBV Accretion (“Relative TBV Accretion”) for a group of peer companies over the same performance period. Such earned units, thereafter, could be adjusted positively or negatively by up to 20% based on the Company’s total shareholder return performance against the KBW Regional Banking Index over the period from January 23, 2025 through January 24, 2028 (the “Relative TSR Modifier”). At "maximum" level of performance, each Named Executive Officer, could earn 200% of the "target" amount of the PSUs disclosed above before the application of the Relative TSR Modifier. Amounts reported above for the PSUs granted in 2025 for “target” level payout assume no positive or negative adjustment on account of the Relative TSR Modifier, where applicable, while the amounts reported for “maximum” level payout for the 2025 PSUs assume a full 20% positive adjustment on account of the Relative TSR Modifier. Such PSUs, if earned, were to be settled in a like number of shares of the Company’s common stock following certification of the Company’s results compared to the peer companies in the peer group and determination by the Compensation Committee subsequent to the performance period that the average ratio of Pinnacle Bank’s nonperforming assets to its loans plus other real estate owned (“NPA Ratio”) as of each of the three years ended December 31, 2025, 2026 and 2027 is not in excess of the targeted NPA Ratio described in the award agreement.
(3)Reflects awards of time-based vesting restricted stock units which were to vest ratably, subject to continued employment, each year over a three year period from the date of the grant. See "EXECUTIVE COMPENSATION - MERGER-RELATED COMPENSATION ACTIONS - Equity Grants in Connection with Merger" beginning on page 163 of this Annual Report on Form 10-K.
(4)Reflects awards of 2025 Retention RSUs to Mr. Callicutt and Ms. Sumerlin which vest, subject to continued employment, on January 2, 2028, the second anniversary of the closing date of the Merger.
(5)Amounts in this column were calculated in accordance with ASC 718 based upon the probable outcome of the performance conditions as of the grant date (i.e., target level of performance), as applicable. Assuming the maximum level of performance achievement as of the grant date, the aggregate grant date fair value of the PSUs would have been: Mr. Turner - $5,588,372, Mr. McCabe - $5,309,838, Mr. Callicutt - $2,040,298, Mr. Carpenter - $1,596,659 and Ms. Sumerlin - $1,241,903. For a more complete description of the RSUs and PSUs granted in 2025, please see "EXECUTIVE COMPENSATION-2025 EXECUTIVE COMPENSATION- Long Term Incentive (LTI) Equity Awards" and "EXECUTIVE COMPENSATION - MERGER-RELATED COMPENSATION ACTIONS" elsewhere in this Annual Report on Form 10-K. In connection with the consummation of the Merger and pursuant to the terms of the Merger Agreement, the Compensation Committee approved the vesting of all outstanding and unvested time-based restricted share units (other than the 2025 Retention RSUs granted to Mr. Callicutt and Ms. Sumerlin) and performance-based restricted share units, with the performance-based share units vesting at maximum payout levels, in each case, as of the Effective Time of the Merger.
C-20 Pinnacle Financial Partners, Inc.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR END

The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2025.

Outstanding Equity Awards at 2025 Fiscal Year End

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
M. Terry Turner	—	—	—	—	—	20,673	$ 1,972,411	192,673	$ 18,382,931
Robert A. McCabe, Jr.	—	—	—	—	—	19,640	1,873,852	183,047	17,464,514
Richard D. Callicutt, II	—	—	—	—	—	38,308	3,654,966	72,044	6,873,718
Harold R. Carpenter	—	—	—	—	—	5,908	563,682	54,512	5,200,990
Charissa D. Sumerlin	—	—	—	—	—	10,487	1,000,565	10,071	960,874

(1)Includes RSUs granted in January 2023, January 2024 and January 2025 that were to vest in three equal annual installments beginning on January 19, 2024 in the case of the RSUs granted in January 2023, January 18, 2025 in the case of the RSUs granted in January 2024 and January 23, 2026 in the case of the RSUs granted in January 2025. Also includes 2025 Retention RSUs granted to Mr. Callicutt and Ms. Sumerlin on December 30, 2025.
(2)Market value is determined by multiplying the closing market price of the Company’s common stock ($95.41) on December 31, 2025 by the number of shares. With respect to unvested PSUs, represents the market value as of December 31, 2025 of the number of shares issuable upon achievement of the maximum performance goal (including, if applicable, full application of the 20% positive adjustment based on the TSR modifier). In connection with the consummation of the Merger and pursuant to the terms of the Merger Agreement, the Compensation Committee approved the vesting of all outstanding RSUs (other than the 2025 Retention RSUs granted to Mr. Callicutt and Ms. Sumerlin) and PSUs, with the PSUs vesting at maximum payout levels, in each case, as of the Effective Time of the Merger.
(3)The following information details the vesting status of the unvested RSUs and PSUs as of December 31, 2025 for the Named Executive Officers:

2026 Proxy Statement C-21

GRANT DATE AND UNVESTED AWARDS		VESTING CRITERIA

1/19/23 RSU Award
Represents time-based vesting restricted stock units granted on January 19, 2023 of which 33.33% vested on January 19, 2024 and January 19, 2025 and of which the remaining 33.33% vested on January 1, 2026 with the approval of the Compensation Committee in connection with the consummation of the Merger.

Turner	4,840
McCabe	4,598
Callicutt	1,822
Carpenter	1,317
Sumerlin	36
1/19/23 PSU Award
Represents PSUs granted on January 19, 2023 for which the three-year performance period ended December 31, 2025. Other than the awards for Ms. Sumerlin, whose awards could not be earned above target level of performance and did not include the TSR modifier, maximum levels of performance are assumed for the entire amount of this award for purposes of this presentation, including application of a full 20% positive adjustment based on the TSR Modifier. In connection with the consummation of the Merger, the Compensation Committee approved the vesting of the maximum number of PSUs effective January 1, 2026.

Turner	81,310
McCabe	77,245
Callicutt	30,611
Carpenter	22,121
Sumerlin	249

1/18/24 RSU Award
Represents time-based vesting restricted stock units granted on January 18, 2024 of which 33.33% vested on January 18, 2025 and of which the remaining units vested on January 1, 2026 with the approval of the Compensation Committee in connection with the consummation of the Merger.

Turner	8,108
McCabe	7,702
Callicutt	3,052
Carpenter	2,384
Sumerlin	60
1/18/24 PSU Award
Represents PSUs granted on January 18, 2024 for which the three-year performance period had not been completed at December 31, 2025. Other than the awards for Ms. Sumerlin, whose awards could not be earned above target level of performance and did not include the TSR modifier, maximum levels of performance are assumed for the entire amount of this award for purposes of this presentation, including application of a full 20% positive adjustment based on the TSR Modifier. In connection with the consummation of the Merger, the Compensation Committee approved the vesting of the maximum number of PSUs effective January 1, 2026.

Turner	68,106
McCabe	64,701
Callicutt	25,640
Carpenter	20,032
Sumerlin	209
1/23/25 RSU Award
Represents time-based vesting restricted stock units granted on January 23, 2025 which 100% vested on January 1, 2026 with the approval of the Compensation Committee in connection with the consummation of the Merger.

Turner	7,725
McCabe	7,340
Callicutt	2,821
Carpenter	2,207
Sumerlin	1,717
1/23/25 PSU Award
Represents PSUs granted on January 23, 2025 for which the three-year performance period had not been completed at December 31, 2025. Maximum levels of performance are assumed for the entire amount of this award for purposes of this presentation, including application of a full 20% positive adjustment based on the TSR Modifier. In connection with the consummation of the Merger, the Compensation Committee approved the vesting of the maximum number of PSUs effective January 1, 2026.

Turner	43,257
McCabe	41,101
Callicutt	15,793
Carpenter	12,359
Sumerlin	9,613
12/30/25 Retention RSU Award
Represents time-based restricted share units granted on December 30, 2025 which will vest, subject to continued employment, on January 2, 2028, the second anniversary of the closing date of the Merger.

Callicutt	30,613
Sumerlin	8,674

C-22 Pinnacle Financial Partners, Inc.

SERP BENEFITS

NAME	TYPE OF PLAN	YEARS OF CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT	PAYMENTS MADE IN 2025
Richard D. Callicutt, II	SERP		$ 5,437,755	$ 329,569

In connection with the BNC merger, Pinnacle Bank assumed the Salary Continuation Agreement for the benefit of Mr. Callicutt. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, which occurred on February 3, 2024, Mr. Callicutt began receiving an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and increases by 1.50% annually. During 2025, Mr. Callicutt received $329,569 in payments under the Salary Continuation Agreement.

The present value of the accumulated benefit is determined in accordance with the Company’s discount rate policy and pursuant to the Interagency Advisory on Accounting for Deferred Compensation Agreements and Bank Owned Life Insurance. The discount rate is determined based on comparable underlying investments with comparable risk and expected duration.

2026 Proxy Statement C-23

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information for the Named Executive Officers concerning vesting of RSUs and PSUs during the fiscal year ended December 31, 2025, including (i) the number of shares of stock received from the vesting of PSUs earned based on fiscal 2025 performance; and (ii) the aggregate dollar value realized upon the vesting of such RSUs and PSUs. No Named Executive Officer exercised any stock options in fiscal 2025. For additional information see "EXECUTIVE COMPENSATION-Compensation Discussion and Analysis- 2025's Impact on Previously Issued Performance Unit Awards."

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)(2)	VALUE REALIZED ON VESTING ($)(3)
M. Terry Turner	—	—	147,822	$ 15,600,415
Robert A. McCabe, Jr.	—	—	143,507	$ 15,132,055
Richard D. Callicutt, II	—	—	70,362	$ 7,348,866
Harold R. Carpenter	—	—	55,183	$ 5,777,880
Charissa D. Sumerlin	—	—	304	$ 32,701
(1)Includes RSUs issued in January 2022, 2023 and 2024 and PSUs issued prior to 2025 (including the Special PSUs granted to the NEOs, other than Ms. Sumerlin, on January 20, 2022), but which were released to the NEOs during 2025.) Excludes PSUs previously issued for which the performance periods were not yet completed as of December 31, 2025.
(2)Values reported include shares withheld to cover withholding tax obligations in the following amounts: Mr. Turner - 58,224 shares; Mr. McCabe - 56,528 shares; Mr. Callicutt - 30,166; Mr. Carpenter -20,730 shares and Ms. Sumerlin - 69 shares. The share price utilized for purposes of calculating the number of shares to withhold was the closing sales price of the Company’s Common Stock on the date immediately preceding the vesting date.
(3)“Value Realized on Vesting” is determined by multiplying the number of shares received upon the vesting of the RSUs and PSUs by the closing sales price of the Company’s Common Stock on the vesting date.

C-24 Pinnacle Financial Partners, Inc.

EMPLOYMENT, SALARY CONTINUATION AND CHANGE IN CONTROL AGREEMENTS

Set forth below is a description of the employment agreements and change in control agreement that the Company and Pinnacle Bank had entered into with each of Messrs. Turner, McCabe, Callicutt, Carpenter and Ms. Sumerlin as of December 31, 2025. These agreements included a provision that resulted in each agreement automatically renewing each January 1 unless the Compensation Committee or the executive gave notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminated thirty days later. For a description of how these agreements were modified in connection with the Merger, see “EXECUTIVE COMPENSATION – MERGER-RELATED COMPENSATION ACTIONS" beginning on page 163 of this Annual Report on Form 10-K.

The employment agreements described above for Messrs. Turner, McCabe and Carpenter required the Company to make certain severance payments to the executive in the event that the Company terminated the employment of the executive without “cause” or the executive terminated his employment for “cause”. The employment agreements also required the Company to make certain payments to the executive in the event that the executive became disabled. Under the terms of the employment agreements, if the Company terminated the executive without cause, it was required to pay the executive severance equal to three years’ base salary. If the executive terminated his employment with the Company for cause, the Company was required to pay the executive a maximum of up to twelve months of base salary.

The employment agreements also contained provisions that if the Company terminated the executive without “cause” or the executive terminated his employment with the Company for “cause” within a year following a “change of control”, the executive was entitled to a lump sum severance payment equal to three times the executive’s then current base salary and target bonus, plus certain retirement benefits plus tax payments related to any excise tax owed on payments made to the executive. Also in the event of a change of control, the executive was entitled to receive three years of Company-provided health plan benefits subsequent to his voluntary termination for “cause” or involuntary termination by the Company without “cause,” each as defined in the employment agreements.

Generally, this “change of control” provision is typically referred to as a “double trigger” because (a) a change of control has to occur and (b) the executive has to terminate his employment for “cause” or be terminated by the Company without “cause.” As defined in the employment agreements, a “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

For purposes of Messrs. Turner’s, McCabe’s and Carpenter’s employment agreements, the term “cause” for purposes of determining whether the Company or Pinnacle Bank had terminated the individual in a manner that did not require payment of the change of control or severance benefits meant a material breach by the individual of his employment agreement that remained uncured after the expiration of thirty (30) days following delivery of written notice to the individual by the Company or Pinnacle Bank; the individual’s arrest for, charge in relation to (by criminal information, indictment or otherwise), or conviction of a crime involving breach of trust or moral turpitude; conduct by the individual that amounted to gross and willful insubordination or inattention to his duties and responsibilities under the employment agreement; or conduct by the individual that resulted in removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.

For purposes of Messrs. Turner’s, McCabe’s and Carpenter’s employment agreements, the term “cause” for purposes of determining whether the individual had the ability to voluntarily terminate his employment and receive payment of the change of control or severance benefits means a material modification to the individual’s job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under the employment agreement without his written consent; an adverse change in supervision, including a requirement that the individual report to a person or entity different than the person or entity to whom he reported previously, which change in supervision was effected without the individual’s written consent; an adverse change in overall supervisory authority which change in supervisory authority was effected without the individual’s written consent; any change in the individual’s office location such that the individual was required to report regularly to a location that was beyond a 25-mile radius from his office location at the time the employment agreement was entered into, which change in office location was effected without the individual’s written consent; any material reduction in salary, bonus opportunity or other benefits provided for in the employment agreement from the level in effect immediately prior to such reduction; and any giving of notice of non-renewal of the employment agreement by the Compensation Committee of the Board of Directors of the Company.

Upon consummation of the Merger, (i) the employment agreements that Messrs. Turner and McCabe had entered into were superseded by the terms of the Turner letter agreement and McCabe letter agreement, respectively, and (ii) Mr. Carpenter’s employment agreement was modified by the terms of the separation agreement he entered into at the closing of the Merger. Messrs. Turner and McCabe also entered into letter agreements with the Company and Pinnacle Bank in connection with the consummation of the Merger which provide for cash payments to each in lieu of the health and welfare and tax preparation benefits to which each was entitled under the terms of his employment agreement. Pursuant to the terms of his separation agreement, Mr. Carpenter was also paid a cash amount in lieu of health and welfare and tax preparation benefits to which he was entitled under the terms of his employment agreement.

On June 16, 2017, in connection with the consummation of its acquisition of BNC, the employment agreement entered into by the Company and Pinnacle Bank with Mr. Callicutt became effective. The employment agreement provided for an initial three-year term that, as of January 1, 2021,
2026 Proxy Statement C-25

now automatically renews for successive one-year terms unless terminated in advance of any such renewal by the Company or Mr. Callicutt (i.e. in the same fashion as the other Named Executive Officer employment agreements).

In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC acquisition and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of his employment agreement with the Company and Pinnacle Bank to pay Mr. Callicutt an additional cash payment of $763,333 (together with interest on any unpaid portion of that amount from June 16, 2017 at a rate that now equals 30-day SOFR plus 1.50%), in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination.

The employment agreement provided that Mr. Callicutt would receive a payment equal to three times his then current base salary and target bonus amount, plus certain other retirement benefits, if his employment is terminated by the Company without “cause” (as defined in the employment agreement) or by Mr. Callicutt for “cause” (as defined in the employment agreement) within 12 months following a “change of control” (as defined in the employment agreement). In addition, in such a change of control scenario, Mr. Callicutt was entitled to receive three years of Company-provided health plan benefits subsequent to his voluntary termination for cause or involuntary termination by the Company without cause. In the event that any payments or benefits paid to Mr. Callicutt by the Company would subject him to an excise tax under Section 4999 of the Code, any such payments or benefits shall be reduced (but not below zero) to the extent necessary to avoid an excise tax on any portion of such payments or benefits, but only if the net amount of such payments or benefits, as reduced, is greater than or equal to the net amount of such payments or benefits if such reduction were not made and the tax was paid by Mr. Callicutt.

The employment agreement described above for Mr. Callicutt also required the Company to make certain severance payments to him in the event that the Company terminated his employment without cause or he terminated his employment for cause, in each case not within 12 months following a change of control. Under the terms of the employment agreement, if the Company terminated Mr. Callicutt without cause under this scenario, it was required to pay him cash severance equal to three times his then current base salary. If Mr. Callicutt terminated his employment with the Company for cause under this scenario, the Company was required to pay him cash severance equal to two times his then current base salary. The employment agreement also requires the Company to make certain payments to Mr. Callicutt in the event that he becomes disabled.

For purposes of Mr. Callicutt’s employment agreement, “change of control” has the same meaning as that term is defined in the employment agreements with the Company’s other Named Executive Officers and “cause” whether in the case where Mr. Callicutt’s employment is terminated by the Company or voluntarily by him has substantially the same meaning as those terms are defined in the employment agreements with the Company’s other Named Executive Officers.

The terms of the letter agreement that Mr. Callicutt entered into in connection with the consummation of the Merger provide that the cash payments payable to Mr. Callicutt thereunder are in full satisfaction of the payments to which Mr. Callicutt was entitled under his existing employment agreement with the Company and the Bank following his termination by the Company without cause or his voluntary termination of his employment for cause, whether before or after a change in control transaction. Mr. Callicutt’s letter agreement also provides for cash payments to him in lieu of health and welfare and tax preparation benefits to which he was entitled under the terms of his employment agreement other than as modified by the terms of this letter agreement, Mr. Callicutt's employment agreement remains in effect.

In connection with the closing of its acquisition of BNC, the Company assumed the Salary Continuation Agreement. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, which Mr. Callicutt reached on February 3, 2024, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.

In July 2024, the Company entered into a change in control agreement with Ms. Sumerlin providing Ms. Sumerlin with certain benefits in the event that her employment is terminated within twelve months following a change of control (as defined in the agreement). This agreement automatically renews each year on January 1 unless the Compensation Committee or Ms. Sumerlin gives the other notice of intent to terminate the agreement prior to November 30 of the preceding year, in which case the agreement terminates thirty days later. Notwithstanding the foregoing, the change of control agreement may be terminated earlier upon ten (10) days written notice from the Chief Executive Officer or Compensation Committee in the event that prior to the earlier of a change of control or the Company entering into an agreement providing for a change of control, Ms. Sumerlin shall cease to serve as the Chief Credit Officer, or the Compensation Committee or the Company's Chief Executive Officer shall determine, in their sole discretion, that it is no longer appropriate to provide Ms. Sumerlin with post-change of control benefits. No such notice has been provided to Ms. Sumerlin as of the date of this proxy statement.

Pursuant to the terms of the Ms. Sumerlin’s change of control agreement, as amended, if, within twelve (12) months following a "change of control" (as defined below), the Company or the Bank terminates Ms. Sumerlin’s employment without "cause" (as defined below) or Ms. Sumerlin terminates her employment for "cause" (as defined below), the Company will be obligated to pay Ms. Sumerlin a payment equal to (i) two (2) times her then current base salary and target bonus amount; (ii) a pro rata portion of her target bonus payable to her for the year in which her employment terminates; and (iii) any bonus earned by Ms. Sumerlin for a fiscal year that has then ended but which has not yet been paid to Ms. Sumerlin. These payments shall be paid to Ms. Sumerlin on the last date of the month following the month in which her employment terminates.

For purposes of her change of control agreement, "cause" for purposes of determining whether Ms. Sumerlin has the ability to voluntarily terminate her employment and receive payment of the change of control benefits under the agreement, generally means that immediately
C-26 Pinnacle Financial Partners, Inc.

following the change of control, a material modification in Ms. Sumerlin’s job title or scope of responsibility has occurred without her consent; Ms. Sumerlin, without her consent, no longer reports directly to the individual serving as the chief executive officer of the publicly-held parent company of Pinnacle Bank; a material and adverse change in Ms. Sumerlin’s overall supervisory authority occurs without her consent; a change in Ms. Sumerlin’s office location of more than 25 miles from her office location immediately following the change of control is effected without her consent; or a material reduction in Ms. Sumerlin's salary, bonus opportunity or other benefits in effect immediately prior to such change has occurred.

For purposes of her change of control agreement, "cause", for purposes of determining whether the Company or Pinnacle Bank has terminated Ms. Sumerlin’s employment in a manner that does not require the payment to Ms. Sumerlin of the change of control benefits under the agreement means a material breach by Ms. Sumerlin of the terms of the agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to Ms. Sumerlin by the Company or Pinnacle Bank; conduct by Ms. Sumerlin that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities; failure by Ms. Sumerlin to perform her duties and responsibilities as an employee which remains uncured after the expiration of thirty (30) days following delivery of written notice to Ms. Sumerlin by the Company or Pinnacle Bank; Ms. Sumerlin’s arrest for, her charge in relation to or conviction of a crime involving breach of trust or moral turpitude; conduct by Ms. Sumerlin that amounts to gross and willful insubordination or inattention to her duties and responsibilities as an employee of the Company or the Bank; or conduct by Ms. Sumerlin that results in her removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.

For purposes of Ms. Sumerlin’s change of control agreement a "change of control" has the same definition as that term is defined in the employment agreements for Messrs. Turner, McCabe and Carpenter.

Ms. Sumerlin's change of control agreement was not modified in connection with the consummation of the Merger.

EQUITY AWARDS

Pursuant to the terms of the award agreements evidencing such awards, as of December 31, 2025, in the event of a change of control, any unvested restricted share unit awards (including PSUs), with the executives noted above (other than the 2025 Retention RSUs), would have immediately vested. For the PSUs, the amount that would have vested upon a change in control as of December 31, 2025 would have been determined by the Compensation Committee and, unless otherwise determined by the Compensation Committee, would have equaled the greater of the target level payout and the amount that would have been expected to vest based on the Company’s performance through the end of the last quarterly period preceding the consummation of the change in control. As described elsewhere in this Annual Report on Form 10-K all time-based restricted share units and performance-based restricted share units held by the NEOs as of the Effective Time of the Merger, except the 2025 Retention RSUs granted to Mr. Callicutt and Ms. Sumerlin, fully vested as of the Effective Time of the Merger, with the performance-based share units vesting at maximum payout levels.

2026 Proxy Statement C-27

AMOUNTS PAYABLE TO NAMED EXECUTIVE OFFICERS FOLLOWING CERTAIN TERMINATION SCENARIOS

The following is a tabular presentation of the amounts that would be owed to the Named Executive Officers assuming the event occurred on December 31, 2025. The following table does not include the value of payments that would be owed to Mr. Callicutt under the Salary Continuation Agreement as those payments are unconditional given that Mr. Callicutt was fully vested in his benefits under the Salary Continuation Agreement effective upon the consummation of the Company’s acquisition of BNC. See the “SERP Benefits” table above for more information. Effective January 1, 2026, the Company consummated the Merger with Synovus. For a discussion on the benefits paid to the Named Executive Officers and the treatment of their outstanding equity awards in connection with the Merger, see “EXECUTIVE COMPENSATION – MERGER-RELATED COMPENSATION ACTIONS –” beginning on page 163 of this Annual Report on Form 10-K.

	EMPLOYEE DISABILITY(1)	EMPLOYEE DEATH(1)	PINNACLE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)	EMPLOYEE TERMINATES EMPLOYMENT FOR CAUSE(2)	PINNACLE TERMINATES EMPLOYEE FOR CAUSE OR EMPLOYEE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)	EMPLOYEE RETIRES(3)	PINNACLE TERMINATES EMPLOYEE WITHOUT CAUSE OR EMPLOYEE TERMINATES FOR CAUSE WITHIN TWELVE MONTHS OF A CHANGE OF CONTROL(4)
M. Terry Turner
Base Salary	$ 1,256,000	$ —	$ —	$ 1,256,000	$ —	$ —	$ 1,256,000
Cash incentive payment	—	—	—	—	—	—	1,570,000
Total	$ 1,256,000	$ —	$ —	$ 1,256,000	$ —	$ —	$ 2,826,000
Multiplier (in terms of years)	x .5	x —	x —	x 1	x —	x —	x 3
Aggregate cash payment	$ 628,000	$ —	$ —	$ 1,256,000	$ —	$ —	$ 8,478,000
Health insurance	—	—	$ —	$ 5,500	—	—	$ 66,500
Tax assistance	—	—	—	—	—	—	$ 7,500
Value of PSUs and RSUs	$ 20,355,342	$ 20,355,342	$ 14,688,688	$ 14,688,688	$ 14,688,688	$ 14,688,688	$ 20,355,342
Life Insurance benefits	—	$ 500,000	—	—	—	—	—
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$ 10,663,807
	$ 20,983,342	$ 20,855,342	$ 14,688,688	$ 15,950,188	$ 14,688,688	$ 14,688,688	$ 39,571,149
Robert A. McCabe, Jr.
Base Salary	$ 1,193,000	$ —	$ —	$ 1,193,000	$ —	$ —	$ 1,193,000
Cash incentive payment	—	—	—	—	—	—	1,491,250
Total	$ 1,193,000	$ —	$ —	$ 1,193,000	$ —	$ —	$ 2,684,250
Multiplier (in terms of years)	x .5	x —	x —	x 1	x —	x —	x 3
Aggregate cash payment	$ 596,500	$ —	$ —	$ 1,193,000	$ —	$ —	$ 8,052,750
Health insurance	—	—	$ —	$ 5,500	—	—	$ 66,500
Tax assistance	—	—	—	—	—	—	$ 7,500
Value of PSUs and RSUs	$ 19,338,366	$ 19,338,366	$ 13,954,539	$ 13,954,539	$ 13,954,539	$ 13,954,539	$ 19,338,366
Life Insurance benefits	—	$ 500,000	—	—	—	—	—
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$ 10,139,574
	$ 19,934,866	$ 19,838,366	$ 13,954,539	$ 15,153,039	$ 13,954,539	$ 13,954,539	$ 37,604,690
Richard D. Callicutt, II
Base Salary	$ 821,000	$ —	$ —	$ 821,000	$ —	$ —	$ 821,000
Cash incentive payment	—	—	—	—	—	—	738,900
Total	$ 821,000	$ —	$ —	$ 821,000	$ —	$ —	$ 1,559,900
Multiplier (in terms of years)	x .5	x —	x —	x 2	x —	x —	x 3
Aggregate cash payment	$ 410,500	$ —	$ —	$ 1,642,000	$ —	$ —	$ 3,119,800
Health insurance	—	—	—	$ 2,600	—	—	$ 31,400
Tax assistance	—	—	—	—	—	—	$ 7,500
Value of PSUs and RSUs	$ 10,528,684	$ 10,528,684	$ 5,511,422	$ 8,432,209	$ 5,511,422	$ 5,511,422	$ 10,528,684
C-28 Pinnacle Financial Partners, Inc.

	EMPLOYEE DISABILITY(1)	EMPLOYEE DEATH(1)	PINNACLE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)	EMPLOYEE TERMINATES EMPLOYMENT FOR CAUSE(2)	PINNACLE TERMINATES EMPLOYEE FOR CAUSE OR EMPLOYEE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)	EMPLOYEE RETIRES(3)	PINNACLE TERMINATES EMPLOYEE WITHOUT CAUSE OR EMPLOYEE TERMINATES FOR CAUSE WITHIN TWELVE MONTHS OF A CHANGE OF CONTROL(4)
Deferred BNC Payouts(6)	$ 991,592	$ 991,592	$ 991,592	$ 991,592	$ 991,592	$ 991,592	$ 991,592
Payment for excise tax and gross up(5)	—	—	—	—	—	—	—
	$ 11,930,776	$ 11,520,276	$ 6,503,014	$ 11,068,401	$ 6,503,014	$ 6,503,014	$ 14,678,976

Harold R. Carpenter
Base Salary	$ 644,000	$ —	$ —	$ 644,000	$ —	$ —	$ 644,000
Cash incentive payment	—	—	—	—	—	—	$ 579,600
Total	$ 644,000	$ —	$ —	$ 644,000	$ —	$ —	$ 1,223,600
Multiplier (in terms of years)	x .5	x —	x —	x 1	x —	x —	x 3
Aggregate cash payment	$ 322,000	$ —	$ —	$ 644,000	$ —	$ —	$ 3,670,800
Health insurance	—	—	—	$ 5,500	—	—	$ 66,500
Tax assistance	—	—	—	—	—	—	$ 7,500
Value of PSUs and RSUs	$ 5,764,672	$ 5,764,672	$ 4,125,274	$ 4,125,274	$ 4,125,274	$ 4,125,274	$ 5,764,672
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$ 3,530,197
	$ 6,086,672	$ 5,764,672	$ 4,125,274	$ 4,774,774	$ 4,125,274	$ 4,125,274	$ 13,039,669

Charissa D. Sumerlin
Base Salary	$ —	$ —	$ —	$ —	$ —	$ —	$ 517,500
Cash incentive payment	—	—	—	—	—	—	$ 310,500
Total	$ —	$ —	$ —	$ —	$ —	$ —	$ 828,000
Multiplier (in terms of years)	x —	x —	x —	x —	x —	x —	x 2
Total accelerated cash payment	$ —	$ —	$ —	$ —	$ —	$ —	$ 1,656,000
Pro rata cash incentive payment(7)	$ —	$ —	$ —	$ —	$ —	$ —	$ 310,500
Health insurance	—	—	—	—	—	—	$ —
Tax assistance	—	—	—	—	—	—	$ —
Value of PSUs and RSUs	$ 1,961,439	$ 1,961,439	$ 889,444	$ 889,444	$ 61,857	$ 61,857	$ 1,961,439
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$ —
	$ 1,961,439	$ 1,961,439	$ 889,444	$ 889,444	$ 61,857	$ 61,857	$ 3,927,939

2026 Proxy Statement C-29

(1)The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad-based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group policies which are provided to all employees of the Company. Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums. The amounts above do include benefits that would be owed to each of Messrs. Turner, McCabe and Callicutt upon their death pursuant to additional life insurance policies maintained on their behalf by the Company. For each of the Named Executive Officers, with respect to the PSUs for which the performance period has not been completed, includes the value of such PSUs that could have been earned. In respect to those awards of PSUs for which the performance period has not been completed, the amount of such PSUs that shall vest upon the Named Executive Officer’s death or disability would be determined by the Compensation Committee and would equal the greater of the target level payout and the amount that the Named Executive Officer would have been expected to have earned based on the Company’s performance through the last day of the most recently completed quarterly period in the case of PSUs granted in 2023, 2024 and 2025, or in the case of Ms. Sumerlin for PSUs granted in 2023 and 2024, target payout only as her awards in 2023 and 2024 did not include an above-target payout opportunity. Maximum level payout (including, in the case of the PSUs granted in 2023, 2024 and 2025 (including the full 20% positive adjustment based on the Relative TSR Modifier) is assumed in the calculation above for each of the Named Executive Officers other than for PSUs granted in 2023 and 2024 for Ms. Sumerlin, for those performance periods that were not yet complete and assumes target payout for Ms. Sumerlin for PSUs granted in 2023 and 2024, which is the maximum amount of such awards. For the RSUs granted to the Named Executive Officers, includes the full value of any RSUs not vested as of December 31, 2025.
(2)For Messrs. Turner, McCabe, Callicutt and Carpenter, in the event that each had terminated their employment without cause, each would have received with respect to any RSUs (other than in the case of Mr. Callicutt, with respect to the 2025 Retention RSUs) or PSUs, the amount set forth under the column labeled "EMPLOYEE RETIRES" since each was age 65 or older at December 31, 2025. Also assumes that each would have retired before the Company was able to terminate him with or without cause, which would have resulted in the forfeiture of their rights to severance and continued health insurance, but assumes each could have retired for purposes of their outstanding equity awards and terminated for cause under their employment agreement which would have allowed each to receive his cash severance payable to him under his employment agreement. For Ms. Sumerlin, who was not age 65 or older as of December 31, 2025, includes the value of PSUs at December 31, 2025 at actual levels of payout for which the performance period has been completed. Upon termination in this scenario, the associate is entitled to receive the number of units that they have earned for the performance periods that have been completed. These units would have been settled in shares of the Company’s common stock only if the Company achieved the NPA ratio soundness target applicable to such awards. For Ms. Sumerlin also does not include the value of the RSUs, other than the 2025 Retention RSUs, or the PSUs for which the performance period has not been completed, which she would forfeit upon her termination by the Company with or without cause or her voluntary termination with or without cause. The 2025 Retention RSUs accelerate and fully vest upon the termination of the employment of Mr. Callicutt or Ms. Sumerlin, as applicable, (i) by the Company without cause, (ii) by Mr. Callicutt or Ms. Sumerlin, as applicable, with good reason, or (iii) for death or disability.
(3)All NEOs other than Ms. Sumerlin were eligible to retire at December 31, 2025. For each of the Named Executive Officers that was at or above retirement age at December 31, 2025, includes the value of PSUs at December 31, 2025 at actual levels of payout for which the performance period has been completed, but for which any final NPA ratio soundness target measurement date had not occurred. Upon retirement from the Company after reaching age 65, eligible team members would have been entitled to receive the number of PSUs that they would have earned for the performance period during which they retired based on the Company’s performance for that period against the performance criteria established at grant date prorated for the number of days they were employed during the performance period during which they retired. These PSUs earned would have been settled in shares of the Company’s common stock only if the Company achieved the NPA ratio soundness target applicable to such awards. For each of the NEOs other than Ms. Sumerlin, includes a portion of that tranche of RSUs granted on January 23, 2025, January 18, 2024 and January 19, 2023 and that were scheduled to vest on January 23, 18, and 19, 2026, respectively, and assumes that the Compensation Committee would have approved the vesting of a percentage of that portion of the award equal to the number of days during the one year vesting period that the Named Executive Officer was employed by the Company. For Mr. Callicutt, does not include any portion of his 2025 Retention RSUs given that his retirement would have occurred one day into the vesting period and the 2025 Retention RSU award agreement permits pro rata vesting upon retirement with approval of the Compensation Committee or its designee.
(4)For the PSUs, under the terms of the award agreements pursuant to which the PSUs were awarded the amount that would vest upon a change in control equal to (A) any amounts earned for performance periods that were then completed but for which the NPA ratio soundness target had not yet been achieved and (B) for performance periods that were not then complete, such amount as may have been determined by the Compensation Committee equal to the greater of the target level payout and the amount that would have been expected to be earned based on the Company’s performance through the last day of the most recently completed quarterly period. The amounts presented in this column for the PSUs reflect actual amounts earned for awards for which the performance period was then complete and, in the case of the PSUs granted in 2023, 2024 and 2025, the maximum level payout for such PSUs (including the full 20% positive adjustment based on the relative TSR Modifier for the Named Executive Officers other than for PSUs granted in 2023 and 2024 for Ms. Sumerlin) and target level payout for PSUs granted in 2023 and 2024, for Ms. Sumerlin, which is the maximum amount of her awards. For the RSUs, the amounts presented in this column include all then unvested RSUs, other than the 2025 Retention RSUs which would not vest upon a change of control. For the Special PSUs granted to each of the Named Executive Officers other than Ms. Sumerlin on January 20, 2022, no amount was included as these awards were settled on December 26, 2025.
(5)In determining the anticipated payment due the Named Executive Officer for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the full value of the immediate vesting of previously unvested PSUs and RSUs in addition to the cash payments and healthcare and other benefits noted above. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe and Carpenter in the event of a change of control to be approximately $4.3 million, $4.1 million and $1.4 million, respectively. For purposes of these calculations, the Company has calculated the executives’ base amounts for purposes of Section 280G utilizing compensation for the years 2020-2024 inclusive. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to Section 280G of the Code. An anticipated payment has not been included for Mr. Callicutt because his employment agreement does not contain an excise tax gross up provision but rather a “best net” provision, and as a result, amounts payable to him in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code. An anticipated payment has not been included for Ms. Sumerlin because her change in control agreement does not contain an excise tax gross up provision.
(6)Reflects the value of the Deferred Payment at December 31, 2025, which Mr. Callicutt is entitled to receive upon the termination of his employment with the Company for any reason. The Deferred Payment would be paid in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination.
(7)Pursuant to the terms of her change of control agreement, Ms. Sumerlin is also entitled to receive a pro rata portion of the target cash bonus payable to her under the AIP for the year in which the termination of her employment occurs based on the days worked by her in such year. As a result, a termination on December 31, 2025, would result in the full target amount of the bonus payable to her under the 2025 AIP being paid.

C-30 Pinnacle Financial Partners, Inc.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2025:

•The median of the annual total compensation of all our employees (other than our CEO), was $108,907; and the annual total compensation of Mr. Turner, our President and Chief Executive Officer was $6,611,454.
•Based on this information, for 2025, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all employees is 61 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We believe there have been no changes in our employee population or employee compensation arrangements since 2023 that would result in a significant change to this pay ratio disclosure.
•The median employee was identified for 2023 based on the employee population on December 31, 2023, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date.
•To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2023.
•We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
•Compensation for this employee, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K was $108,907 for 2025. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table appearing on page 169 of this Annual Report on Form 10-K, which is also in accordance with the requirements of Item 402(c)(2)(x).

Compensation Committee Interlocks
Messrs. Brock, Burns, Farnsworth, and Thompson served on the Compensation Committee during 2025. None of these individuals is or has been an officer or employee of the Company. In 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Company's Board or Compensation Committee.
2026 Proxy Statement C-31

PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for M. Terry Turner[1] ($)	Compensation Actually Paid to M. Terry Turner1, 2, ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs1,2,3 ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Thousands)	TBV Accretion⁵
					TSR ($)	Peer Group TSR ($)
2025	6,604,554	16,687,487	4,266,510	9,096,298	156.09	152.71	641,865	13.3%
2024	6,188,319	15,460,083	2,590,457	5,701,565	185.33	143.39	457,056	9.5%
2023	5,677,565	10,193,859	2,140,252	3,087,649	139.91	126.67	562,152	14.8%
2022	10,891,661	1,868,022	6,436,622	1,432,359	116.14	127.17	560,742	5.1%
2021	6,826,962	16,108,634	3,684,459	7,899,479	149.52	136.64	527,323	14.2%

(1)M. Terry Turner was our PEO for each year presented. The individuals comprising the Non-PEO named executive officers for each year presented are listed below.

2021 - 2022	2023	2024	2025
Robert A. McCabe, Jr.	Robert A. McCabe, Jr.	Robert A. McCabe, Jr.	Robert A. McCabe, Jr.
Richard D. Callicutt	Richard D. Callicutt	Richard D. Callicutt	Richard D. Callicutt
Harold R. Carpenter	Harold R. Carpenter	Harold R. Carpenter	Harold R. Carpenter
Hugh M. Queener	Hugh M. Queener	Charissa Sumerlin	Charissa Sumerlin
	J. Harvey White	J. Harvey White
Timothy H. Huestis

(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. There was no pension service cost for services rendered during 2025, as reflected in the tables below.

Year	Summary Compensation Table Total for M. Terry Turner ($)	Exclusion of Change in Pension Value for M. Terry Turner ($)	Exclusion of Stock Awards for M. Terry Turner ($)	Inclusion of Pension Service Cost for M. Terry Turner ($)	Inclusion of Equity Values for M. Terry Turner ($)	Compensation Actually Paid to M. Terry Turner ($)
2025	6,604,554	—	(3,273,597)	—	13,356,530	16,687,487

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	4,266,510	—	(2,454,714)	—	7,284,502	9,096,298

C-32 Pinnacle Financial Partners, Inc.

The amounts in the Inclusion of Equity Values in the tables above for 2025 are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for M. Terry Turner ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for M. Terry Turner ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for M. Terry Turner ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for M. Terry Turner	Equity Values for M. Terry Turner
2025	9,081,812	1,030,072	—	3,244,646	—	13,356,530

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	5,076,595	406,954	—	1,800,953	—	7,284,502

(4)The Peer Group TSR set forth in this table utilizes the KBW Regional Banking Index (“KRX”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the KRX, respectively and that all dividends were reinvested. Historical stock performance is not necessarily indicative of future stock performance.

(5)We determined tangible-book value per share accretion (“TBV Accretion”) to be the most important financial measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. For years 2021 through 2023, the amount shown for TBV Accretion also included the impact of dividends paid on the Company’s Common Stock. More information on TBV Accretion and the decision to exclude dividends from the calculation of the Company’s and peer group companies’ TBV Accretion beginning in 2024 can be found in the Compensation Discussion and Analysis.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return ("TSR")

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the five most recently completed fiscal years for the Company and the Peer Group.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
TSR (12/31/2020 Indexed to $100)
18
16
14
12
10
8
6
4
2
0
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
16.1
7.9
1.9
1.4
10.2
3.1
15.5
5.7
16.7
9.1
100.00
149.52
116.14
139.91
185.33
156.09
100.00
136.64
127.17
126.67
143.39
152.71
2020
2021
2022
2023
2024
2025
Fiscal Year
M. Terry Turner Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Pinnacle Financial Partners, Inc. TSR
KBW Regional Banking Index TSR

2026 Proxy Statement C-33

Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during each of the five most recently completed fiscal years.

C-34 Pinnacle Financial Partners, Inc.

Description of Relationship Between Compensation Actually Paid and TBV Accretion

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our TBV Accretion during each of the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2025 to Company performance. The measures in this table are not ranked.

TBV Accretion
Earnings Per Share
Total Revenue
Return On Average Tangible Common Equity
Classified Asset Ratio
Non-Performing Asset Ratio
2026 Proxy Statement C-35

DIRECTOR COMPENSATION

During 2025, it was the role of the Compensation Committee, on behalf of the Board, to review and recommend to the Board the compensation of the Company’s non-employee directors. In performing this role, the Compensation Committee regularly met with and received reports and information (including peer data) from McLagan, its independent compensation consultant. The Board and the Compensation Committee believe that director compensation should attract and retain qualified directors and compensate them for the significant time commitment and substantial contributions they are expected to make in their capacities as directors and that the compensation should include elements that align the directors’ interests with the long-term interests of the Company’s shareholders. The compensation program for the Company’s non-employee directors in 2025 was a combination of cash and equity and was assessed and reviewed relative to the peer group utilized by the Company for compensation purposes (as described below) at least annually. In addition, our Second Amended and Restated 2018 Equity Incentive Plan imposes a maximum limit on the aggregate value of all compensation that may be paid or granted, as applicable, to any one non-employee director in any calendar year, including equity-based awards and cash fees paid by the Company to such director, of $500,000.

Directors of the Company and the Bank who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board. Additionally, directors do not receive separate compensation for serving on the Bank’s Board.

In July 2024, the Compensation Committee reviewed a report prepared by McLagan with respect to the Company’s average director compensation for 2024 compared to the average director compensation program for 2023 for a peer group jointly selected by McLagan and the Compensation Committee. In this report, McLagan and the Compensation Committee selected the size of the peers in the peer group in terms of total assets, with the upper limit to include financial institutions with up to $100.0 billion in total assets and the lower limit to be approximately $25.0 billion. The group consisted of 21 firms with the 50th percentile for total assets being $44.9 billion as of December 31, 2023. This report reflected that the Company’s average director’s total compensation for 2024 was near the 74th percentile of the peer group with the total cash component approximating the 85th percentile while the equity-based component was near the 50th percentile.

After taking into account the information contained in this report, the Compensation Committee determined it was appropriate to recommend to the Board the same compensation structure and amounts for the non-employee directors for the Board compensation period commencing March 1, 2025 as had been in place for the compensation period commencing March 1, 2024.

The following tables outline the director compensation schedule in effect for the period from March 1, 2025 through the closing of the Merger:

RETAINER FEES:
Restricted shares(1)	$ 80,000
Cash(2)	65,000
Lead Director Cash(2)	35,000
Annual committee chair retainers(2):
Audit	18,000
Human Resources and Compensation	10,000
Nominating and Corporate Governance	12,500
Risk	15,000
Trust	10,000
Community Affairs	6,250
Climate Sustainability	6,250
Committee member retainers(2):
Executive	12,000
Audit	12,000
Human Resources and Compensation	10,000
Nominating and Corporate Governance	7,500
Risk	10,000
Trust	7,500
Community Affairs	7,500
Climate Sustainability	7,500
(1)Restricted shares awarded on March 1 of the current year with restrictions scheduled to lapse as of March 1 the following year. The number of restricted shares issued is equal to the dollar amount reflected in the table divided by the closing price of the Company’s Common Stock on the grant date. These restricted shares were fully vested as of the Effective Time of the Merger.
(2)Cash fees and retainers are paid in quarterly installments.

C-36 Pinnacle Financial Partners, Inc.

The following table sets forth the compensation of the Company’s directors for services rendered during 2025:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS - GRANT DATE FAIR VALUE(2)	TOTAL
Abney S. Boxley, III	$ 161,500	$ 80,000	$ 241,500
Charles E. Brock	$ 97,500	$ 80,000	$ 177,500
Renda J. Burkhart	$ 116,500	$ 80,000	$ 196,500
Gregory L. Burns	$ 124,000	$ 80,000	$ 204,000
Richard D. Callicutt II(1)	$ —	$ —	$ —
Thomas C. Farnsworth, III	$ 119,000	$ 80,000	$ 199,000
Glenda Baskin Glover	$ 108,250	$ 80,000	$ 188,250
David B. Ingram	$ 95,000	$ 80,000	$ 175,000
Decosta E. Jenkins	$ 132,000	$ 80,000	$ 212,000
Robert A. McCabe, Jr.(1)	$ —	$ —	$ —
G. Kennedy Thompson	$ 118,250	$ 80,000	$ 198,250
M. Terry Turner(1)	$ —	$ —	$ —
(1)Messrs. Callicutt, McCabe, and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2025.
(2)All non-employee directors were awarded 701 restricted share awards effective March 1, 2025. The amounts in the column captioned “Stock Awards” reflects the grant date fair value of these restricted shares. For a description of the assumptions used by the Company in valuing these awards please see “Note 14. Equity Compensation” of the notes to the Company’s consolidated financial statements included herein. The restrictions on these shares lapsed at the Effective Time of the Merger.

DIRECTOR STOCK OWNERSHIP GUIDELINES

During 2025, all of the Company’s directors were encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company’s Corporate Governance Guidelines in effect at December 31, 2025. Generally, the guidelines required that directors own shares with a value of approximately 300% of the average annual compensation paid to a Board member by the Company, provided that until such level is reached, the minimum level could be satisfied by the retention of ownership of all restricted shares granted that had vested, if any. Unvested restricted shares held by the directors are disregarded for purposes of calculating share ownership for purposes of the guidelines. For purposes of these beneficial ownership requirements, the average closing price for the last 15 day trading days of the preceding calendar year are used to determine market value. As of December 31, 2025, such market value per share was $99.97. The minimum guidelines were required to be satisfied exclusive of shares pledged or held in margin accounts. All of the Company’s directors were in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged) at December 31, 2025.
2026 Proxy Statement C-37

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Appendix C-2: Synovus Executive Compensation
The following disclosure, excluding the (i) Compensation and Human Capital Committee ("CHCC") interlocks and (ii) pay for performance disclosure required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K below, was filed as a part of Synovus' Form 10-K for the period ended December 31, 2025, as filed as an exhibit to the Company's Current Report on Form 8-K with the SEC on March 2, 2026. The defined terms and non-GAAP measures used in the following excerpt are more fully described and reconciled, as the case may be, by reference to Synovus' Form 10-K filing.
ITEM 11. EXECUTIVE COMPENSATION
Director Compensation Program
The CHCC is responsible for the oversight and administration of the Synovus director compensation program. The CHCC reviews the director compensation program annually with the assistance of its independent compensation consultant, who provides a report evaluating the program relative to peer and broader market practices. The following is a description of the director compensation program for 2025.
Cash Compensation of Directors
As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table, during 2025, non-management directors of Synovus received an annual cash retainer of $75,000, with:
•Audit Committee and Risk Committee members receiving an additional cash retainer of $15,000 (with the Chairs of these committees also receiving an additional cash retainer of $20,000);
•CHCC members receiving an additional cash retainer of $12,500 (with the Chair of this committee also receiving an additional cash retainer of $17,500);
•Corporate Governance and Nominating Committee members receiving an additional cash retainer of $10,000 (with the Chair of this committee also receiving an additional cash retainer of $15,000); and
•the Lead Director receiving an additional cash retainer of $40,000.
Members of the Executive Committee did not receive any additional compensation for their service on that committee. In addition, directors who are employees of Synovus do not receive any additional compensation for their service on the Board.
By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee and Risk Committee receive a higher cash retainer based upon the enhanced duties, time commitment, and responsibilities of service on those committees. The Board believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Synovus Board.
The members of the Board are compensated each April for their service on the Board from the date of the annual meeting to the following year’s annual meeting. As such, the Board was compensated in 2025 for the full year of service beginning on the April 24, 2025 shareholders meeting date.
Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts mirror the return of one or more investment funds selected by the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Ms. Apter, Dr. Pastides, Mr. Storey, and Ms. Villoch elected to defer all or a portion of his or her 2025 cash compensation under this plan.
Equity Compensation of Directors
During 2025, non-management directors also received awards of restricted stock units under the Synovus 2021 Omnibus Plan. Effective on April 23, 2025, the Board approved grants of 2,540 restricted stock units ($110,000 grant date fair market value) to each of the non-management members of the Board elected on April 24, 2025 to serve as directors for a term ending on the 2026 annual meeting date. The director restricted stock units become fully vested and transferable upon the earlier to occur of the completion of three years of service following the grant date and the date the holder reaches mandatory retirement, as set forth in the Corporate Governance Guidelines. These restricted stock unit awards are designed to create equity ownership and to focus directors on the long-term performance of Synovus. All outstanding restricted stock unit awards held by directors who did not continue on the Newco board vested at the Effective Time.
2026 Proxy Statement C-39

Directors may elect to defer all of their equity compensation under the Synovus Directors’ Deferred Compensation Plan. All deferred equity awards are payable in the form of shares of Synovus stock. Ms. Apter, Dr. Pastides, Mr. Storey, and Ms. Villoch elected to defer his or her 2025 equity compensation under the plan.
Synovus’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors may purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors may elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount (equal to 15% of the directors’ cash contributions in 2024). Participants in the Director Stock Purchase Plan are fully vested in all shares of Synovus stock purchased for their benefit under the Plan and may request that the shares purchased under the Plan be released to them at any time. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table below. Synovus’ contributions under the Director Stock Purchase Plan provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.
Director Stock Ownership Guidelines
Synovus’ Corporate Governance Guidelines require all directors over time to accumulate shares of Synovus stock equal in value to at least five times the value of their annual retainer. Directors have five years to attain this level of total stock ownership, but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. The restricted stock unit awards to directors and Synovus’ contributions under the Director Stock Purchase Plan assist and facilitate directors’ fulfillment of their stock ownership requirements. All of Synovus’ directors were in compliance with the guidelines as of December 31, 2025.
Director Compensation Table
The following table summarizes the compensation paid by Synovus to non-management directors for the year ended December 31, 2025.

Name**	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Stacy Apter	$100,000	$110,000	$3,000	(3)	$213,000
Tim E. Bentsen	160,000	110,000	3,000	(3)	273,000
Pedro Cherry	125,000	110,000	9,000	(3)(4)	244,000
John H. Irby	102,500	110,000	3,000	(3)	215,500
Gregory Montana	105,000	110,000	2,250	(3)	217,250
Diana M. Murphy	127,500	110,000	3,000	(3)	240,500
Harris Pastides	120,000	110,000	3,000	(3)	233,000
Barry L. Storey	97,500	110,000	7,950	(3)(4)	215,450
Alexandra Villoch	102,500	110,000	—		212,500
Teresa White	102,500	110,000	—		212,500
**Mr. Blair did not receive additional compensation for serving as a director. His 2025 compensation is described under the Summary Compensation Table of this Report.
(1)For each director reflects fees paid in 2025 for service on the Board from April 24, 2025 to the 2026 annual shareholders meeting date.
(2)The grant date fair value of the shares of restricted stock units awarded to each director in 2025 was $110,000 as determined in accordance with FASB ASC Topic 718. For a discussion of the restricted stock units reported in this column, see "Part II - Item 8. Financial Statements and Supplementary Data - Note 15 - Share-based Compensation and Other Employment Benefit Plans" of this Report. As of December 31, 2025, each of the directors, other than Mr. Montana, held 9,683 restricted stock units. Mr. Montana held 3,291 restricted stock units.
(3)Includes contributions made by Synovus under Synovus’ Director Stock Purchase Plan of the following amounts for the following directors: $2,250 for Mr. Montana and $3,000 for Ms. Apter and Ms. Murphy and each of Messrs. Bentsen, Cherry, Irby, Pastides, and Storey. As described more fully above, in 2025 qualifying directors could elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and in 2025, Synovus contributed an additional amount equal to 15% of the directors’ cash contributions under the plan.
(4)Includes compensation of $6,000 for Mr. Cherry and $4,950 for Mr. Storey for service as an advisory director of certain of Synovus’ market advisory boards.

C-40 Pinnacle Financial Partners, Inc.

Compensation Discussion and Analysis
CD&A Overview
The following describes our compensation program for our named executive officers as of December 31, 2025, who are listed in the table below:

Name	Title
Kevin S. Blair	Chairman of the Board, Chief Executive Officer, and President
Andrew Jamieson Gregory, Jr.	Executive Vice President and Chief Financial Officer
Kevin J. Howard	Executive Vice President and Chief Wholesale Banking Officer
Sharon Goodwine	Executive Vice President and Chief Human Resources Officer
Katherine M. Weislogel(1)	Executive Vice President and Head of Treasury and Payment Solutions
(1)     Ms. Weislogel separated from the Company on February 2, 2026.
Specifically, this section addresses:
•how our 2025 compensation aligns with our 2025 performance (set forth in the section entitled “Compensation Philosophy and Key Considerations”);
•each element of compensation and our “mix” of compensation for 2025 (set forth in the section entitled “Elements and Mix of Compensation for Past Fiscal Year”);
•the objectives of our compensation program (set forth in the section entitled “Compensation Philosophy and Key Considerations”);
•what our compensation program for 2025 was designed to reward (described in the section entitled “Compensation Philosophy and Key Considerations”);
•how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Competitive Market Data”);
•why each element was chosen (described with each element of compensation, including base pay, short-term incentives, and long-term incentives);
•how amounts for pay were determined (described with each element of compensation, including base pay, short-term incentives, and long-term incentives);
•information regarding post-termination compensation (see the section entitled “Employment and Termination Agreements”); and
•our compensation framework, including our compensation policies, compensation process, and risk considerations (described in the section entitled “Compensation Framework: Compensation Policies, Compensation Process, and Risk Considerations”).
For additional information about the CHCC and its charter, its processes, and procedures for administering executive compensation, the role of compensation consultants, and other governance information, please see “Corporate Governance and Board Matters—Committees of the Board—Compensation and Human Capital Committee” in this Annual Report. For information regarding the CHCC's actions and decisions related to the Merger, please see "Merger-Related Compensation Matters" in this Annual Report.
2026 Proxy Statement C-41

Compensation Philosophy and Key Considerations
Synovus established a compensation program for our executives that is performance-oriented and designed to support our strategic goals. Our compensation philosophy, as well as how our program aligns with the philosophy, is described in the table below.

Compensation Philosophy and Key Considerations	How Our Program Aligns with Our Philosophy
Competitive Program:
•Compensation plans are designed to allow us to compete in the markets in which we seek executive talent.
•Competitive pay opportunities facilitate recruitment, retention, and motivation of top-level executive talent.
•Target pay opportunities are assessed relative to the median of market pay practices.
Emphasis on Performance:
•A significant portion of total compensation should be at risk based on short and long-term performance.
•Pay outcomes vary based on performance: average pay for average performance, above average pay for above average performance, and below average pay for lower performance.
•Compensation generally should be earned by an executive while actively employed.

•A majority of compensation is at risk based on performance.
•Payouts from the annual incentive plan vary based on results versus our annual financial goals and strategic and individual objectives.
•Long-term incentives are provided entirely through equity awards, with 60% granted as PSUs, and the ultimate value delivered will vary based on financial results and shareholder return.

Support Strategic Goals: Compensation plans are designed to support corporate strategic goals and drive the creation of shareholder value.
•Annual incentive plan aligns with strategic goals of earnings performance and increasing our return on assets, while PSUs are based on increasing ROATCE performance and relative TSR.
•The qualitative component of the annual incentive plan includes an assessment of progress on key strategic and individual objectives outlined at the beginning of the year.
•Long-term incentives also reward shareholder value creation by providing all awards in equity-based vehicles and varying payouts of PSUs based on performance.

Alignment with Long-Term Shareholders: Executives should have meaningful equity stakes that focus them on creating long-term shareholder value.
•Over half of incentives are awarded through equity awards vesting over multiple years.
•Stock ownership guidelines as well as CEO requirement to retain 50% of net shares until retirement ensure strong and increasing alignment with shareholders.
•Our Corporate Governance Guidelines prohibit hedges and pledges of our stock by directors and executive officers.

Discourage Excessive Risk-Taking: Plans should ensure executives are not incentivized to take unnecessary or excessive risks that threaten the value of Synovus.
•The CHCC meets annually with the Chief Risk Officer to discuss a risk assessment of our plans.
•Both the annual and long-term incentive plans have specific methods for evaluating risk performance and adjusting payouts if necessary.

Elements and Mix of Compensation for Past Fiscal Year
Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our regular total compensation program and the objectives of each element are identified in the following table and discussed in more detail below:
C-42 Pinnacle Financial Partners, Inc.

Compensation Element	Objective	Key Features
Base Pay	Compensate an executive for performing his or her job on a daily basis.
Fixed cash salary generally targeted within a range of the median (50th percentile) of market data (based on companies with similar size and scope of banking operations) for similar positions. In establishing salaries, the CHCC also considers each executive’s performance, experience, and responsibilities as well as internal equity considerations.

Short-Term Incentives
•Provide an incentive for executives to meet critical annual goals that support our long-term strategy.
•Promote pay for performance.
•Ensure a competitive program given the marketplace prevalence of short-term incentive compensation.
The formulaic performance goals under our cash-based annual incentive plan for 2025 were based 50% on adjusted EPS, 25% on adjusted ROAA, and 25% on strategic and individual objectives. The award payout may range from 0% to 175% of the target for each executive based upon performance. For 2025, executives had target annual incentive opportunities ranging from 75% to 135% of base salary.
Long-Term Incentives
•Provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value.
•Align the interests of executives with shareholders by awarding executives equity in Synovus.
•Ensure a competitive compensation program given the market prevalence of long-term incentive compensation.
•Include a vesting schedule designed to retain our executives.
We granted PSUs and RSUs in 2025 so that all of our long-term incentive awards are linked to stock price performance. The “mix” of long-term incentive awards is 60% PSUs and 40% RSUs. The PSUs have a three-year performance period and also require three years of service, with payouts that may range from 0% to 150% of the target award based on Synovus’ average ROATCE (as adjusted) and relative TSR during the performance period. The RSUs have a three-year service requirement (one-third vest each year) based on continued employment with Synovus.
Perquisites	•Small component of pay intended to provide an economic benefit to executives to promote their recruitment and retention. •Align our compensation plan with competitive practices.	Perquisites in 2025 were limited to financial planning, executive physicals, housing allowances, limited spousal air travel, the actuarial value of salary continuation life insurance coverage, and security alarm and cybersecurity monitoring.
Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.	Plans offered include a 401(k) savings plan and a deferred compensation plan.
Change of Control Agreements	Provide orderly transition and continuity of management following a change of control of Synovus.	Upon “double trigger” (change of control followed by qualifying termination within two years), agreements provide for two to three times the executive’s base salary and bonus. Since June 2012, the CHCC has prohibited any new change of control agreements from including excise tax gross-ups.
2026 Proxy Statement C-43

Base Pay Decisions in 2025
Mr. Blair received a 7% increase in his base salary to $1,150,000, effective March 2, 2025, based upon the CHCC’s review of Mr. Blair’s performance and review of market comparisons of compensation levels among CEOs at peer companies. The CHCC also reviewed market comparisons for other executives and recognized that some base salaries for other named executive officers should be better aligned with similar positions at peer companies. As a result, Ms. Goodwine, Mr. Gregory, Mr. Howard, and Ms. Weislogel received base salary increases of 3%, 5.6%, 3%, and 5.9% respectively, effective March 2, 2025.
Short-Term Incentive Decisions in 2025
We target our short-term incentive plan opportunities to approximate the median of peer practices. Each year, the CHCC determines the appropriate performance measures that best support our business strategy and establishes target goals based upon management’s confidential business plan and corresponding annual budget for that year.
Actual payouts under the plan may vary from 0% to 175% of the target based upon Synovus and each executive’s performance compared to the performance goals. Target awards for 2025, expressed as a percentage of base salary, were 135% for Mr. Blair, 90% for Mr. Gregory, 75% for each of Mr. Howard and Ms. Weislogel, and 70% for Ms. Goodwine.
For 2025, the CHCC established that short-term incentives would be based on adjusted EPS, adjusted ROAA, and performance on strategic and individual objectives. The CHCC selected adjusted EPS and adjusted ROAA to align with our focus on earnings growth and profitability, incorporating revenue growth, expense management, and generating sufficient returns on our balance sheet. For the strategic and individual objectives component, the CHCC determined the primary focus areas would be our key strategic priorities (relationship deepening, growing the bank, and enhancing talent and culture), as well as quality of earnings, risk management, and total shareholder return with consideration of external factors.
The CHCC established the financial goals for the 2025 short-term incentive plan based on the 2025 budget, which reflected expectations as we entered the year. Key drivers of these expectations included the forecasted interest rate environment, credit expectations, and variables such as the equity markets and economic activity which impact fee income. The following chart summarizes the threshold, target, and maximum goals established for the financial performance metrics, as well as the actual performance results and resulting payout as a percentage of target determined by the CHCC.

	Weight	Threshold	Target	Maximum	Actual(1)	Percent of Target
Adjusted EPS(2)	50%	$3.66	$4.57	$5.40	$5.69	175%
Adjusted ROAA(2)	25%	0.97%	1.14%	1.30%	1.40%	175%
Strategic and Individual Objectives	25%	See discussion below				125%
Total Payout						162.5%
(1)Due to timing of the Merger and the Effective Time, the CHCC approved short-term incentive payouts using adjusted EPS and adjusted ROAA, in each case estimated as of December 11, 2025, which were $5.74 and 1.41%, respectively. The CHCC subsequently reviewed the estimated numbers as compared to actual numbers as of December 31, 2025 and determined that its use of estimated numbers resulted in the same payouts as a percentage of target as if the actual results provided above had been used.
(2)For a reconciliation of adjusted EPS and adjusted ROAA to GAAP measures, see "Part II - Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures" of this Report.
Strategic and Individual Objectives
The strategic factors are designed to provide the CHCC with the opportunity to impact incentive payouts based on a holistic review of the Company’s performance for the year, including the quality of our financial results and our performance on key priorities. The strategic factors are established at the beginning of the year and are designed to provide the CHCC with an overview of items deemed critical to the Company’s success. The CHCC’s assessment of the qualitative factors impacts 25% of the individual short-term payouts for the year.
C-44 Pinnacle Financial Partners, Inc.

The factors chosen by the CHCC at the beginning of 2025 based upon the Company’s strategic plan, and the key results for each factor, are summarized below:

Category	Key Considerations and Results
Relationship Deepening
The CHCC considered the varied and meaningful ways in which the Company deepened banking relationships in 2025, including the expansion and enhancements in treasury management, capital markets, private wealth, service quality, and small business.
•Treasury Management - Treasury Management capabilities continued to expand in 2025, with client transaction volumes increasing 7% and analysis fee income growth of 9% year-over-year, with a majority of that growth derived from pre-existing treasury management accounts.
•Capital Markets - Further build-out and capability expansion in capital markets delivery resulted in $49.5 million in revenue, an increase of 12% year-over-year.
•Private Wealth - We continued to focus on our Business Owner Wealth Strategy. The intentionality around private wealth growth resulted in 421 commercial relationship referrals, with 261 "Move to Wealth" resulting in new revenue production of $3.4 million and 280 new Business Owner Wealth Strategy clients in 2025.
•Service Quality - From a service quality perspective, we continued to make progress on a number of fronts, with a focus on Merger execution and integration. We also saw continued strong client engagement survey scores in 2025.
•Small Business - We onboarded new small business bankers targeted with engaging branch teams and winning new business. The small business team also continued its work around product organization and enhancements for small business clients and related enterprise partnerships. We enhanced tools for bankers to focus on generating new small business clients.

Growing the Bank
The CHCC considered growth from a number of vantage points, including:
•CIB - CIB’s strong momentum continued in 2025, as loan balances increased 42% year-over-year. A strong capital markets focus drove non-interest revenue of $14.2 million, an increase of 36% year-over-year, which was above budget expectations. In addition, the client pipeline remained strong at the end of 2025.
•Middle Market - Deposit repricing and broad based non-interest revenue growth contributed to strong PPNR performance. Expansion remained a focus area as six middle market bankers were added in 2025.
•Structured Lending - Focused expansion, combined with talent recruitment and onboarding, resulted in loan growth of approximately $775 million in 2025.
•Legal Industry Deposit Vertical - We executed on foundational build-out of processes, nationwide approvals, partnerships, and team onboarding in our newly launched legal industry deposit vertical, resulting in over $60 million in deposit growth and strong pipelines at the end of 2025.
•Third Party Payments - We expanded our relationship with three new ISOs and renewed key agreements that we expect to drive incremental non-interest revenue in spite of the loss of an ISO relationship that did not meet our risk standards in 2025. We also explored expansion into future verticals of sponsorship in 2025. Growth in third party payments resulted from strong volume, improved merchant pricing, ongoing expense management, and deposits from ISOs in 2025, resulting in PPNR of $30.7 million, an increase of 42% year-over-year.
•Merger Execution - The second half of 2025 focused on Merger execution and integration efforts, in addition to the ongoing core strategic and financial strategies. We successfully launched an integration management office focused on 24 portfolios and more than 75 workstreams, designated to execute the Merger seamlessly. During this time, we delivered exceptional financial performance with improvements in credit metrics, margin, and record-level fee income.

Enhancing Talent and Culture
The CHCC noted the meaningful progress in recruiting, retaining, developing, and engaging our team, supported by a strong corporate culture and purpose. The Company focused on increasing all dimensions of engagement and belonging across our employee population. As part of our continued focus on leadership development, we are building another Connect leadership development class, aimed at leadership development. Annualized voluntary turnover remained flat at 11%. Membership and engagement by our employees in our eight employee resource group remained strong in 2025 and included two new employee resource groups. The CHCC also noted the disciplined talent management process involving executive leadership.

Quality of Earnings
Quality of our earnings in 2025 was viewed favorably overall with favorability to plan for adjusted revenue, adjusted non-interest expense, and provision. Net interest income favorability was primarily delivered through disciplined deposit pricing while adjusted non-interest revenue outperformance was broad-based and highlighted by core banking fees. Adjusted non-interest expense was favorable to plan due to operating discipline resulting in controlled headcount and compensation expense, as well as lower fraud losses and credit related expenses. Provision was favorable to plan, driven by more favorable levels of net charge-offs and a decline in the ACL ratio.

2026 Proxy Statement C-45

Risk Management
The CHCC viewed the Company’s risk management and regulatory compliance as satisfactory based on reviews of our regulatory compliance and our enterprise risk management reports, including those as to credit quality, operational risk, and compliance risks.

External Factors
Disciplined deposit repricing led to outperformance of the Company's net interest margin and net interest income for 2025. This benefit was offset by a more challenging deposit environment due to higher interest rates and the impact of tariff-induced market disruption on capital markets revenue in the first half of 2025.

Payout Determination
In determining 2025 annual incentive payouts, the CHCC considered the results of the formulaic payout goals as well as our corporate strategic objectives as described above. With respect to strategic objectives, the CHCC reviewed the substantial progress made during the year in executing the Company’s strategy and business plans, while also effectively preparing for Merger close and integration. After careful deliberation, including consideration of individual performance, the CHCC approved an annual incentive award payout of 162.5% of target for Mr. Blair and annual incentive award payouts ranging from 156.25% to 163.75% for the other named executive officers. The CHCC considered the recommendation of the CEO when determining payouts for named executive officers other than the CEO. The annual short-term incentive award payout amount for each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table set forth in this Report.
Long-Term Incentive Decisions in 2025
The Company granted all long-term incentive awards in equity to link the value of the awards to Company performance. In 2025, our annual long-term incentive awards were made 60% in PSUs to support the performance-based nature of our program. The remaining annual awards were granted as RSUs. As described below, PSUs are subject to downward discretionary adjustment if the CHCC determines risks were not properly considered in achieving the performance results. In addition, the PSUs and RSUs are subject to the Company’s mandatory and discretionary clawback policies.
Individual annual long-term incentive award amounts were determined after the CHCC reviewed market comparisons for similarly-situated positions. The awards granted in 2025 to the Company’s named executive officers are set forth in the Grants of Plan-Based Awards Table in this Report.
Performance Stock Units (PSUs)
The PSUs granted in 2025 have both a performance vesting component and a service vesting component. Under the performance vesting component for 2025, Synovus’ average ROATCE (as adjusted) and relative TSR is measured over a three-year performance period (2025-2027). The CHCC uses ROATCE as a performance measure given its focus in our communications with shareholders and due to its incorporation of both earnings and capital management. ROATCE is calculated based on our adjusted earnings divided by our average tangible shareholder’s equity less preferred stock, goodwill, and other intangibles. The CHCC uses relative TSR as a performance measure because it is a direct measure of the Company’s return to shareholders relative to the Company’s competitors. The comparator TSR is based on TSR of the banks in the KBW Nasdaq Regional Banking Index at the beginning and end of the applicable performance period. The actual payout of the PSUs may range from 0% to 150% of the target amount based upon Synovus’ adjusted and relative TSR during the performance period compared to the performance formula approved by the CHCC. The service vesting component specifies that shares earned based on performance results will vest after three years of service.
The ROATCE performance targets set by the CHCC are based upon assumptions that are contained in our confidential business plan for the three-year performance period. Because these performance targets are based on our non-public business plan, the Company does not publicly disclose the actual performance targets until the completion of the performance period. The portion of PSUs based on our relative TSR pay 50% of target for performance at the 25th percentile, 100% of target for performance at the 50th percentile, and 150% of target for performance at the 75th percentile.
See "Merger-Related Compensation Actions" below for a discussion of the treatment of the PSUs granted in 2025, 2024, and 2023 (for the 2025-2027, 2024-2026 and 2023-2025 performance periods, respectively) in connection with the Merger.
Restricted Stock Units (RSUs)
The RSUs have a service-based vesting schedule, with the RSUs vesting one-third each year over a three-year period subject to each executive’s continued employment with Synovus. The RSUs are granted as stock-settled RSUs for executives who had not yet achieved their required ownership under our stock ownership guidelines, and as cash-settled RSUs for executives who had stock holdings in excess of their ownership guidelines at the time of grant. For 2025, the RSUs granted to Messrs. Blair, Gregory, and Howard will be settled in cash.
See "Merger-Related Compensation Actions" below for a discussion of the treatment of outstanding RSUs in connection with the Merger.
Potential Reductions to Equity Awards Due to Risk Concerns
The PSUs, as well as the RSUs beginning with the 2025 grant, are subject to downward adjustment if future results suggest risk was not properly considered in achieving the results on which the number of units awarded were based. The CHCC will consider if reductions
C-46 Pinnacle Financial Partners, Inc.

are warranted if any of the following occur during the vesting period: (1) Synovus or a line of business experiences a material loss, (2) Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or (3) regulatory capital falls below regulatory capital requirements. The CHCC did not exercise downward discretion with respect to the PSUs that vested during 2025. The PSUs and RSUs are also subject to the Company’s mandatory and discretionary clawback policies, which provide for both potential forfeitures of unvested awards and recoupments of vested awards.
Perquisites
Perquisites are a small part of our executive compensation program. Perquisites are offered to increase the productivity of our executives and align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus in 2025 were limited to financial planning, executive physicals, housing allowances, limited spousal air travel, the actuarial value of salary continuation life insurance coverage, and security alarm and cybersecurity monitoring for certain officers. The Company’s incremental cost of providing these benefits is included as “All Other Compensation” in the Summary Compensation Table and is described in more detail in footnote 2 of the Summary Compensation Table in this Report. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.
Retirement and Deferred Compensation Plans
Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand and communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offered a 401(k) savings plan to its employees in 2025. The 401(k) savings plan offers an employer matching contribution of up to 5% of compensation.
In addition to the 401(k) savings plan, the Deferred Compensation Plan, or the Deferred Plan, replaces benefits foregone under the 401(k) savings plan due to legal limits imposed by the Internal Revenue Service, or IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer matching contribution to the Deferred Plan for 2025 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table, and the earnings on the Deferred Plan accounts during 2025 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table.

Employment and Termination Agreements
Prior to entering into the Merger Agreement, Synovus did not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions and for succession and transition planning. For 2025, none of the named executive officers had employment agreements, other than those described below under "Merger- Related Compensation Actions."
Synovus uses change of control arrangements with its executives to ensure: (1) the retention of executives and an orderly transition during a change of control, (2) that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control, and (3) a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent. The change of control agreements in place for the named executive officers provide for a lump sum payment equal to two to three years of base salary and the affected executive’s average bonus for the past three years, as well as two to three years of health and welfare benefits. These payments and benefits are paid only in the event of a “double trigger,” requiring a change of control followed by termination of an executive’s employment by Synovus for any reason other than “cause,” death or disability, or by the executive for “good reason,” within two years of the change of control. For more information, see “Potential Payouts upon Termination or Change of Control” of this Report. In June 2012, the CHCC adopted a policy prohibiting tax gross-ups from any new change of control agreements.

Competitive Market Data
The CHCC historically has evaluated comparative data relating to total direct compensation (salary, short-term incentive opportunities, and long-term incentive opportunities) to assess the executive compensation practices of competitor companies. The CHCC continued this practice in 2025, with the assistance of Meridian. Findings from this comparative evaluation were used to assist the CHCC in establishing the compensation opportunities for executives in 2025.
2026 Proxy Statement C-47

For 2025, the CHCC used a peer group of 16 banks as part of its evaluation. When originally approved by the CHCC, the peer group included eight banks with higher assets and eight banks with lower assets than Synovus and none of the peer banks had more than three times Synovus’ assets. As part of its evaluation of market practices, the CHCC reviewed the most recent proxy data available for the banks listed below, as well as data appropriate to our industry and company size from external market surveys. When reviewing this data to establish target pay levels, the CHCC focused on total direct compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon each companies’ performance results.

BOK Financial Corp.	Pinnacle Financial Partners, Inc.
Bank United, Inc.	Popular, Inc.
Cadence Bank	Regions Financial Corp.
Comerica Inc.	SouthState Corporation
Cullen/Frost Bankers, Inc.	Valley National Bank
First Horizon Corporation	Webster Financial Corporation
Hancock Whitney Corp.	Western Alliance Bancorporation
Old National Bank	Zions Bancorporation

C-48 Pinnacle Financial Partners, Inc.

Compensation Framework: Compensation Policies, Compensation Process, and Risk Considerations
Compensation Policies
Stock Ownership/Retention Guidelines
To align the interests of its executives with shareholders, Synovus implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

Named Executive Officer	Ownership Level (as multiple of base salary)
Chief Executive Officer	6x
All Other Named Executive Officers	3x
The guidelines exclude future stock options and performance-based stock awards from the calculation. Until the guideline is achieved, executives are required to retain 75% of all net shares received upon the exercise of stock options or vesting of other stock-based awards, excluding shares used to pay an option’s exercise price and any taxes due upon exercise or vesting of an award. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chief Executive Officer and Chair of the CHCC.
All named executive officers were in compliance with the requirements of the guidelines as of December 31, 2025 either through ownership of the specified number of shares or retention of 75% of all net shares until the guideline is achieved.
Hold Until Retirement Provision
Synovus also adopted a “hold until retirement” policy that applies to all unexercised stock options and unvested restricted stock and restricted stock units awarded to our Chief Executive Officer. Under this policy, after the Chief Executive Officer has attained the stock ownership guidelines described above, he is also required to retain ownership of 50% of all common stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs and excluding awards settled in cash) until his retirement or other termination of employment. The “hold until retirement” requirement further aligns the interests of our Chief Executive Officer with shareholders.
Mandatory and Discretionary Clawback Policies
Synovus approved a Mandatory Clawback Policy, or the Mandatory Policy, effective October 2, 2023, as required under SEC and NYSE rules. Under the Mandatory Policy, erroneously awarded incentive compensation to executives must be repaid to the Company in the event of an accounting restatement.
In addition to the Mandatory Clawback Policy, Synovus has a Discretionary Clawback Policy. Under this policy, any incentive compensation paid to Synovus’ executive officers that is based upon materially inaccurate performance metrics or financial statements, or material failures in the management of Company financial, operational, or reputational risks that result in or are reasonably expected to result in a material adverse impact to Synovus or a business unit, are subject to clawback. Both the Mandatory Policy and the Discretionary Policy are administered by the CHCC.
Anti-Hedging Policy
Synovus does not allow directors or executive officers to hedge the value of Synovus equity securities held directly or indirectly by the director or executive officer. Synovus’ policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on Synovus’ securities, as well as hedging or monetization transactions, such as zero-cost collars and forward sale contracts or other derivative securities based on Synovus securities. The anti-hedging policy does not extend to all employees of Synovus but is limited to our directors, executive officers, and certain other designated insiders.
Anti-Pledging Policy
Synovus’ Corporate Governance Guidelines and Insider Trading Policy prohibit pledges of our stock by directors and executive officers.
Accounting Considerations
We account for all compensation paid in accordance with generally accepted accounting principles. The accounting treatment is considered by the CHCC but has not generally been the primary driver in determining the form of compensation paid to named executive officers.
2026 Proxy Statement C-49

No Option Repricing
Our 2021 Omnibus Plan prohibits the repricing of stock options and stock appreciation rights without shareholder approval.
Timing of Equity Awards
The Company’s longstanding practice has been to grant equity awards on a predetermined schedule. At the first quarterly meeting of any new fiscal year, the CHCC reviews and approves the value and amount of the equity compensation to be awarded to executive officers in accordance with the annual performance and compensation review process. The grant of approved equity awards then occurs that same day based on the closing price of Synovus’ common stock on the NYSE. The first quarterly meeting of the CHCC typically occurs after the Company’s release of the financial results for the prior fiscal year through filing of a Current Report on Form 8-K and accompanying earnings release and earnings call but before the filing of the Company’s Annual Report on Form 10-K for that fiscal year.
The CHCC does not take material nonpublic information into account when determining the timing and terms of equity awards in 2025, and Synovus does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Instead, the timing of grants is in accordance with the yearly compensation cycle, with awards grants at the start of the new fiscal year to incentive the executives to deliver on the Company’s strategic objectives for the new fiscal year. If the CHCC is taking action to approve equity awards on or near the date that Synovus’ annual earnings are released, for example, the CHCC has established the grant date for equity awards to executives as: (a) the last business day of the month in which earnings are released or, if later, (b) one complete business day following the date of the earnings release. This policy ensures that the annual earnings release has time to be absorbed by the market before equity awards are granted. The timing of equity awards in 2025 was not impacted by this policy as equity awards were not granted to executives at or near the date that earnings were released.
Compensation Process
Role of Compensation and Human Capital Committee and Compensation Consultant in Compensation Process
The roles of the CHCC and its compensation consultant in the compensation process are described in detail in this Report under “Corporate Governance and Board Matters—Committees of the Board—Compensation and Human Capital Committee.”
Role of the Executive Officers in the Compensation Process
Synovus’ Chief Executive Officer generally attends CHCC meetings by invitation of the CHCC, and other executives may also attend at the invitation of the CHCC. The Chief Executive Officer and other executives provide management perspective on issues under consideration by the CHCC, and the Chief Executive Officer makes proposals regarding the compensation of the named executive officers other than himself. No members of management have authority to vote on CHCC matters. The CHCC regularly meets in executive session without any executive officers present. For more information regarding CHCC meetings, please refer to “Corporate Governance and Board Matters—Committees of the Board—Compensation and Human Capital Committee” in this Report.
Tally Sheets
The CHCC historically has used annual tally sheets to add up all components of compensation for the Chief Executive Officer and the other named executive officers, including base salary, short-term incentives, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites, and the total cost to the Company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death, and disability. Tally sheets are used to provide the CHCC with total compensation amounts for each executive so that the CHCC can determine whether the amounts are in line with our compensation strategy. The CHCC reviewed tally sheets for the Chief Executive Officer and for Synovus’ other named executive officers in October 2025 and concluded that their total compensation is fair and reasonable.
Risk Considerations
Our compensation program is reviewed by several different groups to ensure that the risks involved with the program are appropriately assessed and managed. The compensation risks are first reviewed by the management team that designs, implements, and administers the program. Incentive compensation programs are also reviewed by the Executive Risk Committee, a management committee chaired by our Chief Risk Officer. As a part of this process, management completes a thorough risk assessment for each plan, assessing the administrative, strategic, and financial risk of each compensation plan, ensuring consistency in the review and administration of each plan and producing an overall risk assessment rating for each plan. Moreover, management reviews each plan for alignment with Synovus’ strategic and individual objectives and assesses whether the payouts are equitable for value generated for Synovus and whether the plans encourage unnecessary risk-taking by Synovus’ participants. The CHCC met with the Chief Risk Officer to review a comprehensive risk assessment of our 2025 compensation plans.
Synovus’ employee incentive plans are broadly classified by business unit: incentive plans for Synovus’ banking divisions and incentive plans for Synovus’ Wealth Services division. All of the plans were assessed for risk factors in different categories, including financial risks, strategic risks, and administrative risks. Each plan was assigned a level of risk ranking from “1” (lowest risk) to “5” (highest risk) for each risk category. Any plan that received a “4” or “5” in any category was modified through the implementation of additional controls to ensure appropriate mitigation of risks. After the implementation of such controls, no plans were ranked higher than a “3.”
C-50 Pinnacle Financial Partners, Inc.

After reviewing the incentive plans and the Company’s risk assessment process, the CHCC concluded that there were no unnecessary risks under the plans and there were no risks arising from the Company’s compensation policies and practices that were likely to have a material adverse effect on the Company.
Results of 2025 Advisory Vote to Approve Executive Compensation
At the 2025 annual meeting of shareholders, we held an advisory vote on executive compensation for 2024. Over 98% of the votes cast were in favor of this advisory proposal. The CHCC considered this favorable outcome and believed the results conveyed our shareholders’ support of our executive compensation programs and did not make any specific changes to our executive compensation programs as a result of this vote.

Merger-Related Compensation Actions
280G Mitigation Actions with Respect to Certain Named Executive Officers
The Merger is treated as a change in control of the Company for purposes of the golden parachute rules under Section 280G and 4999 of the Code. These rules impose an excise tax on "excess parachute payments" and deny the employer's compensation deduction for such amounts. On December 11, 2025, the CHCC evaluated these potential adverse tax impacts on the Company and each of Mr. Howard, Ms. Goodwine, and Ms. Weislogel and, to mitigate these potential adverse tax impacts, approved certain reasonable actions to pay amounts in 2025 that would have otherwise been paid in 2026. The CHCC determined that it was in the best interests of Synovus and its employees to approve the following (collectively, the "Accelerated Amounts"):
•Accelerate the vesting and settlement of PSUs granted in 2023 and 2024 that were scheduled to vest and settle at Closing pursuant to the terms of the Merger Agreement;
•Accelerate the vesting and settlement of certain RSUs granted in 2023 that were scheduled to vest and settle in February 2026; and
•Accelerate the payment of the 2025 short term incentive award that would otherwise have been paid in 2026.
The CHCC based its approval of the Accelerated Amounts based on estimated results. However, in each instance, the amounts accelerated or paid early ultimately did not exceed the amounts to which the applicable named executive officers were entitled based on actual results as of December 31, 2025. The cash and equity portions of the Accelerated Amounts are included in the Summary Compensation Table and the Option Exercises and Stock Vested Table for Fiscal Year 2025.
Employment Agreements
In connection with the Merger, on July 24, 2025, Synovus and Synovus Bank entered into employment agreements with each of Mr. Blair and Mr. Gregory, with each such employment agreement to become effective as of, and contingent upon the occurrence of, the closing of the Merger. Each of these employment agreements has a term ending on the day after the second anniversary of the Effective Time.
The employment agreement by and among Synovus, Synovus Bank, and Mr. Blair provides that Mr. Blair will be employed as President and Chief Executive Officer of Newco and Pinnacle Bank and will serve as a member of the Newco board of directors and Pinnacle Bank board of directors during the employment period. Beginning on the second anniversary of the Effective Time (or at such earlier time when M. Terry Turner ceases to serve as Chairman of the Pinnacle Board of Directors for any reason), Mr. Blair will serve as Chairman of the Board and Bank Board in addition to President and Chief Executive Officer. Upon the expiration of the Employment Period, Mr. Blair’s employment as President, Chief Executive Officer, and Chairman will continue on an “at-will” basis. Pursuant to Mr. Blair's employment agreement, Mr. Blair will receive an annual base salary of $1,150,000, will be eligible for an annual cash incentive award with a target opportunity of 170% of his base salary, will be granted annual long-term incentive awards with a target grant date fair value of $5,800,000, and will be provided employee benefits and perquisites no less favorable than those provided to other Newco executive officers and those provided to Mr. Blair prior to the Effective Time. Mr. Blair’s employment may not be terminated and he may not be removed from the positions of President, Chief Executive Officer and, as applicable, Chairman during the employment period without an affirmative vote of 75% of the members of the Board. Upon Mr. Blair’s termination of employment by Newco without cause or by Mr. Blair for good reason (in each case, as defined in the employment agreement) during the Employment Period, Mr. Blair will be entitled to the severance benefits provided under his existing change of control agreement with the Company, which are incorporated into the employment agreement, as well as accelerated vesting of his outstanding equity awards, with performance-based vesting criteria deemed achieved based on the greater of target and actual performance.
The employment agreement by and among Synovus, Synovus Bank, and Mr. Gregory provides that Mr. Gregory will be employed as Executive Vice President and Chief Financial Officer of Newco and Pinnacle Bank during the employment period. Upon the expiration of the Employment Period, Mr. Gregory’s employment as Executive Vice President and Chief Financial Officer will continue on an “at-will” basis. Pursuant to this employment agreement, Mr. Gregory will receive an annual base salary of $675,000, will be eligible for an annual cash incentive award with a target opportunity of 120% of his base salary, will be granted annual long-term incentive awards with a target grant date fair value of $1,825,000, and will be provided employee benefits and perquisites no less favorable than those provided to other Newco executive officers and those provided to Mr. Gregory prior to the Effective Time. Mr. Gregory’s employment may not be
2026 Proxy Statement C-51

terminated and he may not be removed from the positions of Executive Vice President and Chief Financial Officer during the Employment Period without an affirmative vote of 75% of the members of the Board. Upon Mr. Gregory’s termination of employment by Newco without cause or by Mr. Gregory for good reason (in each case, as defined in the employment agreement) during the employment period, Mr. Gregory will be entitled to severance benefits provided under his existing change of control agreement with Synovus, which are incorporated into the employment agreement, as well as accelerated vesting of his outstanding equity awards, with performance-based vesting criteria deemed achieved based on the greater of target and actual performance. For additional information as to these employment agreements, please see the agreements attached as exhibits to this Report.
Restricted Stock Units
Pursuant to the terms of the Merger Agreement, other than those outstanding RSUs included in the Accelerated Amounts described above, the parties agreed that at the Effective Time, each outstanding award of RSUs would be automatically assumed by Newco and converted into an award of restricted stock units relating to Newco Common Stock, with the number of shares of Newco Common Stock underlying each such award equal to the product of (x) the number of shares of Synovus common stock subject to such RSU immediately prior to the Effective Time and (y) 0.5237, rounded up to the nearest whole share and otherwise subject to the same terms and conditions as applied immediately prior to the Effective Time.
Performance Shares
Pursuant to the terms of the Merger Agreement, other than those outstanding PSUs included in the Accelerated Amounts described above, the parties to the Merger agreed that at the Effective Time, each outstanding award of PSUs would vest in full, with performance goals deemed achieved at the maximum level, and would convert into the right to receive, without interest and less applicable tax withholdings, a number of shares of Newco Common Stock equal to (x) the maximum number of shares of Synovus Common Stock subject to such award immediately prior to the Effective Time multiplied by (y) 0.5237, rounded up to the nearest whole share. As such, all PSUs outstanding as of January 1, 2026 paid out at the maximum level of 150% on January 1, 2026, regardless of actual performance. The Merger Agreement provision to pay out PSUs at max was established to enhance comparable treatment relative to Legacy Pinnacle awards and to recognize the strong performance on the outstanding awards, which were tracking at approximately 140% of target on average at the time of the Merger Agreement.
Retention Awards
The Company's ability to retain and motivate its key employees, including the named executive officers, is critical to the success of the Merger. In light of this consideration, the Company implemented a retention program, pursuant to which Messrs. Gregory and Howard and Ms. Goodwine received certain cash-settled restricted unit stock awards in January 2026. The award to Mr. Howard vests on January 2, 2027, subject to his continued employment through December 31, 2026, the award to Mr. Gregory vests December 31, 2027, subject to his continued employment through the vesting date, and Ms. Goodwine’s award vests on January 2, 2027.
COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
CD&A
Those members of New Pinnacle's Board that were members of Synovus’ CHCC as of December 31, 2025 have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Report.
The Compensation and Human Capital Committee
Tim E. Bentsen, Chair
John H. Irby
Barry L. Storey
Teresa White
*This information shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

C-52 Pinnacle Financial Partners, Inc.

SUMMARY COMPENSATION TABLE
The table below summarizes the compensation for each of our named executive officers for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kevin S. Blair Chairman of the Board, Chief Executive Officer, and President	2025	$1,135,577	—	$3,754,447	—	$2,522,813	—	$128,805	(2)(3)	$7,541,642
	2024	1,065,385	—	3,366,890	—	2,301,231	—	136,054		6,869,560
	2023	1,015,385	—	3,121,483	—	1,128,346	—	45,749		5,310,963

Andrew Jamieson Gregory, Jr. Executive Vice President and Chief Financial Officer	2025	653,269	—	1,065,459	—	972,675	—	39,882	(2)(3)	2,731,285
	2024	625,000	—	969,267	—	970,313	—	45,702		2,610,282
	2023	620,192	—	832,413	—	503,019	—	57,359		2,012,983

Kevin J. Howard Executive Vice President and Chief Wholesale Banking Officer	2025	563,529	—	1,018,567	—	664,161	—	2,123,018	(2)(3)(4)	4,369,275
	2024	550,000	—	688,701	—	618,750	—	42,797		1,900,248
	2023	540,385	—	702,363	—	342,651	—	39,385		1,624,784

Sharon Goodwine Executive Vice President and Chief Human Resources Officer	2025	450,500	—	725,652	—	495,469	—	1,495,024	(2)(3)(4)	3,166,645

Katherine M. Weislogel(5) Executive Vice President and Head of Treasury and Payment Solutions	2025	445,192	—	747,435	—	527,344	—	1,413,104	(2)(3)(4)	3,133,075

(1)Amounts reflect the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the PSU and RSU awards are set forth in "Part II - Item 8. Financial Statements and Supplementary Data - Note 15 - Share-based Compensation and Other Employment Benefit Plans" of this Report. If the highest level of performance were assumed in the valuation of PSU awards granted in 2025, the grant date fair market value of such PSU awards would have been $3,411,664 for Mr. Blair, $968,161 for Mr. Gregory, $622,449 for Mr. Howard, $438,039 for Ms. Goodwine, and $461,061 for Ms. Weislogel. If the highest level of performance were assumed in the valuation of the PSU awards granted in 2024, the grant date fair market value of such PSU awards would have been $3,070,319 for Mr. Blair, $883,878 for Mr. Gregory, and $628,048 for Mr. Howard. If the highest level of performance were assumed in the valuation of the PSU awards granted in 2023, the grant date fair market value of such PSU awards would have been $2,882,187 for Mr. Blair, $768,602 for Mr. Gregory, and $648,510 for Mr. Howard. Amounts for Mr. Howard, Ms. Goodwine, and Ms. Weislogel also include the incremental fair value of the RSUs and PSUs resulting from the modifications thereto to accelerate the vesting and settlement of such awards, as detailed above under "280G Mitigation Actions." Such amounts are included in the Grants of Plan-Based Awards Table below as well.
(2)Amount includes executive physicals of $3,500 and $2,400 for Ms. Goodwine and Ms. Weislogel, respectively; housing allowance of $44,879 for Mr. Blair; spousal air travel of $4,942 and $731 for Messrs. Blair and Gregory, respectively; and the actuarial value of salary continuation life insurance coverage of $1,639 for Mr. Howard. The named executive officers, other than Mr. Howard, also received certain cyber related monitoring services for which there is no incremental cost to the Company, and Messrs. Blair and Gregory received security alarm monitoring for which there is no incremental cost to the Company.
(3)Amount includes Company contributions by Synovus to nonqualified deferred compensation plans of $78,984, $39,151, $27,383, and $18,430 for each of Messrs. Blair, Gregory, and Howard and Ms. Goodwine, respectively.
(4)    Amount includes the intrinsic value of the acceleration of PSUs and RSUs as detailed above under "280G Mitigation Actions" as follows: Mr. Howard, $2,093,996; Ms. Goodwine, $1,473,094; and Ms. Weislogel, $1,410,704.
(5)     Ms. Weislogel separated from the Company effective February 2, 2026.

2026 Proxy Statement C-53

Grants of Plan-Based Awards for Fiscal Year 2025
The table below sets forth the short-term and long-term incentive compensation (granted in the form of cash-based awards, PSUs, and RSUs) awarded to the named executive officers for 2025. All grants were made under the 2021 Omnibus Plan. There were no stock options granted to the named executive officers for 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin S. Blair	2-13-25 (Cash Incentive)	2-13-25	$776,250	$1,552,500	$2,716,875	—	—	—	—		—
	2-13-25 (PSUs)	2-13-25	—	—	—	20,379	40,758	61,137	—		$2,274,443
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	27,171	(4)	1,480,004
Andrew Jamieson Gregory, Jr.	2-13-25 (Cash Incentive)	2-13-25	297,000	594,000	1,039,500	—	—	—	—		—
	2-13-25 (PSUs)	2-13-25	—	—	—	5,783	11,566	17,349	—		645,441
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	7,711	(4)	420,018
Kevin J. Howard	2-13-25 (Cash Incentive)	2-13-25	212,532	425,063	743,860	—	—	—	—		—
	12-11-25 (Modification of RSUs and PSUs)									(5)	333,593
	2-13-25 (PSUs)	2-13-25	—	—	—	3,718	7,436	11,154	—		414,966
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	4,957	(4)	270,008
Sharon Goodwine	2-13-25 (Cash Incentive)	2-13-25	158,550	317,100	554,925	—	—	—	—		—
	12-11-25 (Modification of RSUs and PSUs)									(5)	243,580
	2-13-25 (PSUs)	2-13-25	—	—	—	2,617	5,234	7,851	—		292,026
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	3,489	(4)	190,046
Katherine M. Weislogel	2-13-25 (Cash Incentive)	2-13-25	168,750	337,500	590,625	—	—	—	—		—
	12-11-25 (Modification of RSUs and PSUs)									(5)	240,047
	2-13-25 (PSUs)	2-13-25	—	—	—	2,754	5,508	8,262	—		307,374
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	3,672	(4)	200,014
(1)Reflects threshold, target, and maximum payout opportunities under the annual incentive plan as approved by the CHCC and based on 2025 performance. The actual amount of annual incentive earned by the named executive officer as approved by the CHCC is based upon actual earnings and is reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information regarding
C-54 Pinnacle Financial Partners, Inc.

the annual incentive plan, see the discussion under “Short-Term Incentives” in the “Executive Compensation—Compensation Discussion and Analysis” section of this Report.
(2)Reflects threshold, target, and maximum number of shares that may be earned under awards of PSUs. The PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ adjusted ROATCE and relative TSR during the performance period, the actual payout of the performance stock units can range from 0% to 150% of the target amount.
(3)Amounts reflect the grant date fair value of long-term incentive awards computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the long-term incentive awards are set forth in "Part II - Item 8. Financial Statements and Supplementary Data - Note 15 - Share-based Compensation and Other Employment Benefit Plans" of this Report.
(4)The RSUs granted to Messrs. Blair, Gregory and Howard in 2025 will be settled in cash upon vesting; RSUs for other named executive officers will be settled in common stock.
(5)Amounts reflect the incremental fair values of the RSUs and PSUs resulting from the modifications thereto to accelerate the vesting and settlement of such awards, as detailed above under "280G Mitigation Actions."

Outstanding Equity Awards at 2025 Fiscal Year-End
The table below identifies the option awards and stock awards held by the named executive officers and outstanding on December 31, 2025.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kevin S. Blair	2-13-25	28,025	(3)	$1,402,651	—		—
	2-13-25	—		—	42,037	(4)	$2,103,952
	2-15-24	25,611	(3)	1,281,831	—		—
	2-15-24	—		—	57,616	(4)	2,883,681
	2-16-23	10,375	(3)	519,269	—		—
	2-16-23	—	(4)	—	46,664		2,335,533
Andrew Jamieson Gregory, Jr.	2-13-25	7,952	(3)	397,998	—		—
	2-13-25	—		—	11,928	(4)	596,996
	2-15-24	7,372	(3)	368,969	—		—
	2-15-24	—		—	16,579	(4)	829,779
	2-16-23	2,768	(3)	138,538	—		—
	2-16-23	—	(4)	—	12,439		622,572
Kevin J. Howard	2-13-25	3,410	(3)	170,671	—		—
	2-13-25	—		—	7,668	(4)	383,783
	2-15-24	2,622	(3)	131,231	—		—
Sharon Goodwine	2-13-25	2,399	(3)	120,070	—		—
	2-13-25	—		—	5,395	(4)	270,020
	2-15-24	1,847	(3)	92,442	—		—
Katherine M. Weislogel	2-13-25	2,525	(3)	126,376	—		—
	2-13-25	—		—	5,678	(4)	284,184
	2-15-24	1,944	(3)	97,297	—		—
(1)Includes additional stock awards credited by reason of such awards earning dividend equivalents. RSUs and PSUs also vest in the event of death, disability, or retirement after age 65 with 10 or more years of service.
(2)Market value is calculated based on the closing price of Synovus’ common stock on December 31, 2025 ($50.05) as reported on the NYSE.
(3)RSUs have a three-year service requirement and vest 33.3% each year over three years. See "Merger-Related Actions" for a discussion of the treatment of the RSUs in connection with the Merger.
(4)PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ adjusted ROATCE and relative TSR during the performance period, the payout of the PSUs may range from 0% to 150% of the target amount. In accordance with SEC rules, the number of unearned PSUs reflected in the table is based on an assumed achievement at the target performance level. See "Merger-Related Actions" for a discussion of the treatment of the PSUs in connection with the Merger.
2026 Proxy Statement C-55

Option Exercises and Stock Vested for Fiscal Year 2025
The following table sets forth the number and corresponding value realized during 2025 with respect to PSUs and RSUs that vested for each named executive officer. No named executive officer exercised stock options during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin S. Blair	—	—	77,996	$4,284,510
Andrew Jamieson Gregory, Jr.	—	—	23,332	1,281,986
Kevin J. Howard	—	—	56,308	3,002,335	. (2)
Sharon Goodwine	—	—	41,481	2,215,124	. (2)
Katherine M. Weislogel	—	—	35,332	1,879,225	. (2)
(1)Reflects the fair market value of the underlying shares as of the vesting date.
(2)Includes the value of RSUs and PSUs accelerated in 2025, as detailed above under "280G Mitigation Actions."
Nonqualified Deferred Compensation for Fiscal Year 2025
The table below provides information relating to the activity in the deferred compensation plans for the named executive officers in 2025.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Kevin S. Blair	$161,086	$78,984	$66,106	—	$531,398
Andrew Jamieson Gregory, Jr.	97,415	39,151	84,149	—	863,742
Kevin J. Howard	43,313	27,383	76,084	—	835,267
Sharon Goodwine	218,185	18,430	107,224	—	866,296
Katherine M. Weislogel	—	—	—	—	—
(1)The amounts included in this column are included in the Summary Compensation Table for 2025 as “Salary.”
(2)The amounts included in this column are included in the Summary Compensation Table for 2025 as “All Other Compensation.”
(3)Of the balances reported in this column, the amounts of $123,174, $183,689, and $65,632 with respect to Messrs. Blair, Gregory, and Howard, respectively, were reported in "All Other Compensation" of the Summary Compensation Table in previous years. Ms. Goodwine and Ms. Weislogel were not named executive officers in prior years.
The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a two to ten-year period, as elected by the executive. Each named executive officer is 100% vested and will therefore receive his account balance in Synovus’ nonqualified deferred compensation plan upon his termination of employment for any reason.
Potential Payouts upon Termination or Change of Control
Synovus has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the termination of an executive’s employment by Synovus for any reason other than “cause,” death, or disability, or by the executive for “good reason,” within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than 60% of the surviving company. For purposes of these agreements, “good reason” means a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus, or other employee benefit plans. In the event payments are triggered under the agreements, each named executive will receive a specified multiple of his base salary in effect prior to the termination plus a percentage of his base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. The severance multiple is 2x for Ms. Goodwine and Weislogel and 3x for other named executive officers. These amounts are paid to the named executive in a single lump-sum cash payment. Each named executive will also receive health and welfare benefits for a number of years equal to the severance multiple. The award agreements governing the PSU and RSU equity awards include “double trigger” vesting
C-56 Pinnacle Financial Partners, Inc.

provisions similar to those described above for the change of control agreements, and as such, on a qualifying termination during the two years following a change of control, outstanding PSU and RSU awards held by our named executive officers would vest.
The following table quantifies the estimated amounts that would be payable under the change of control agreements and equity award agreements for each of our named executive officers other than Ms. Weislogel, assuming the triggering events occurred on December 31, 2025. In addition to the amounts set forth in the table below, executives would also receive a distribution of their deferred compensation vested account balance shown above in the Nonqualified Deferred Compensation Table upon their separation of employment on December 31, 2025. Ms. Weislogel is not included in the table below due to her separation from the Company on February 2, 2026. A description of the payments and benefits that Ms. Weislogel received in connection with her separation is included below the table.

	Base Salary	Average 3-Yrs Short-Term Incentive Award	Pro-Rata Target Short-Term Incentive Award	Health and Welfare Benefits	Stock Award Vesting(1)	Excise Tax Gross-up(2)	Total
Kevin S. Blair	$3,450,000	$6,284,749	$1,552,500	$177,175	$10,526,916	N/A	$21,991,340
Andrew Jamieson Gregory, Jr.	1,980,000	2,528,514	594,000	132,886	2,954,852	N/A	8,190,252
Kevin J. Howard	1,700,250	1,661,124	425,063	253,889	685,685	N/A	4,726,011
Sharon Goodwine	906,000	857,586	158,550	65,508	482,532	N/A	2,470,176
(1)Estimated by multiplying number of stock awards that vest upon change of control by fair market value on December 31, 2025. Awards vest in full at target upon involuntary or constructive termination of employment within two years following a change of control. Stock awards also vest upon death, disability, or retirement after age 65 with 10 or more years of service. See "Merger-Related Compensation Actions" above for a discussion of the treatment of RSUs and PSUs in connection with the Merger.
(2)The agreements for Messrs. Blair and Gregory and Ms. Goodwine do not contain gross-up provisions. Mr. Howard has a legacy change of control agreement that includes an excise tax gross-up. However, no gross-up payment is made if a change of control payment does not exceed IRS cap by 110%, which was the case for Mr. Howard.
Executives who receive these benefits are subject to a confidentiality obligation with respect to non-public and confidential information about Synovus they possess. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.
Severance Payments and Benefits for Ms. Weislogel. Upon her separation from the Company on February 2, 2026 and pursuant to the terms of her change in control agreement, the Company became obligated to pay Ms. Weislogel $2,088,443, less withholding for taxes and other similar items, which amount is payable in a single lump sum following the six month anniversary of the date of separation. The Company is also obligated to pay for certain health and welfare benefits under COBRA for 18 months following her date of separation. In addition, Ms. Weislogel had $425,720 in PSUs that vested as a result of the Merger, and at her separation date, she had $222,511 in RSUs vest, reflecting the fair market value on each of January 5, 2026 and February 4, 2026, respectively.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.
We identified the median employee from a list of all employees (full-time and part-time) employed as of December 31, 2025. We determined the median employee based on each employee’s annual earnings (consisting of salaries, bonuses, and commissions), annualizing earnings for employees who were not employed for a full year in 2025. After identifying the median employee, we added compensation under our Company sponsored broad-based employee benefit plans to the earnings of the median employee for 2025 and to the CEO’s total compensation as reflected in the Summary Compensation Table for 2025 (adding $35,131 to the CEO’s compensation amount). Based on the foregoing, the CEO’s 2025 annual total compensation was $7,576,774 and the median annual total compensation of all employees (except for the CEO) was $91,563 resulting in a CEO pay ratio of approximately 83 to 1.
CHCC Interlocks
Messrs. Bentsen, Irby, and Storey, Ms. Murphy, Ms. White, and Ms.Villoch served on the CHCC during 2025. None of these individuals is or has been an officer or employee of the Company. In 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Company's Board or CHCC.
2026 Proxy Statement C-57

PAY VERSUS PERFORMANCE

	SCT Total Compensation for CEO(1)		Compensation Actually Paid(2) to CEO		Average SCT Total Compensation for Other NEOs(3)	Average Compensation Actually Paid to Other NEOs	Value of Initial Fixed $100 Investment Based on:		Net Income (000s)	Adjusted Return on Average Tangible Common Equity(5)
Year	Mr. Stelling	Mr. Blair	Mr. Stelling	Mr. Blair			Company TSR	“Peer Group”(4) TSR
2025		$7,541,642		$6,415,294	$3,350,070	$2,865,445	$184.83	$152.74	$790,192	17.7%
2024		6,869,560		10,896,693	2,048,731	2,953,901	183.37	143.42	479,451	15.8
2023		5,310,963		5,388,333	1,697,885	1,728,801	130.00	126.69	542,141	16.8
2022		5,168,041		2,886,029	2,648,606	1,798,148	123.49	127.19	757,902	19.8
2021	5,914,357	5,638,982	7,708,577	6,846,483	1,546,221	1,935,006	152.23	136.65	760,467	17.8
(1)    Mr. Stelling served as CEO through April 21, 2021 and Mr. Blair began serving as CEO on April 22, 2021.
(2)    Compensation Actually Paid calculations shown below. Compensation Actually Paid amounts exclude impact of retirement vesting provisions of equity awards. Year-end share amounts include dividend equivalents granted during the year.

	Kevin S. Blair	Average Other NEOs
2025 SCT Compensation	$7,541,642	$3,350,070
Subtract: SCT Equity Amount	(3,754,447)	(889,278)
Add: Fair value of equity granted as of 12/31/2025	3,506,603	587,524
Add: Dividends paid	—	—
Add/Subtract change in unvested equity	(1,167,259)	(82,695)
Add/Subtract change in vested equity during year	288,755	(100,176)
Subtract: Forfeited equity	—	—
2025 Compensation Paid	$6,415,294	$2,865,445
(3)    The other named executive officers are Messrs. Gregory, Holladay, and Derrick for 2021, and Messrs. Stelling, Gregory, and Bishop and Ms. Creson for 2022, and Messrs. Gregory, Howard, Bishop, and Akins for 2023 and 2024, and Messrs. Gregory and Howard and Ms. Goodwine and Ms. Weislogel for 2025.
(4)    Peer Group used for comparison is KBW Regional Bank Index.
(5)    Adjusted ROATCE excludes non-recurring items and certain other items that are not indicative of ongoing operations. For a reconciliation of adjusted ROATCE to the most comparable GAAP measure, please refer to the Form 10-K for the year ended December 31, 2025 for Synovus.

The following table lists the most important financial performance measures used to link the compensation actually paid to our CEO and other named executive officers to Company performance:

Performance Measures	Applicable Plan
Adjusted EPS(1)	Short-Term Incentive (50%)
Adjusted ROAA(1)	Short-Term Incentive (25%)
Adjusted ROATCE(1)	Long-Term Incentive (50%)
Relative TSR	Long-Term Incentive (50%)
(1) For a reconciliation of the foregoing non-GAAP financial measures to the most comparable GAAP measures, please refer to the Form 10-K for the period ended December 31, 2025 for Synovus.
While we utilized several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay Versus Performance table. Moreover, Synovus generally sought to incentivize long-term performance, and therefore did not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation S-K, we provided the following descriptions of the relationships between information presented in the Pay Versus Performance table.
Our TSR directly impacted the compensation actually paid to our CEO and other named executive officers and was the primary driver of the difference between the Summary Compensation Table amounts and Compensation Actually Paid amounts in the above table. This resulted from the high percentage of compensation delivered through equity awards which was tied directly to share price. Additionally, many of our equity awards included in the Compensation Actually Paid calculation had vesting tied to our absolute TSR (for market restricted stock unit grants made through 2019) or relative TSR (for PSU grants made beginning in 2020).
Adjusted ROATCE also impacted the compensation actually paid to our CEO and other named executive officers because 50% of the payout under our long-term incentive plan was based upon our adjusted ROATCE during the three-year measurement period.
While we did not use net income as a direct performance measure in our incentive plan, it impacted the compensation actually paid to our CEO and other named executive officers as it was an input in performance measures in both our short and long-term incentive plans (adjusted EPS, adjusted ROAA, and adjusted ROATCE).
C-58 Pinnacle Financial Partners, Inc.

3400 Overton Park Drive
Atlanta, Georgia 30339
www.pnfp.com

PINNACLE FINANCIAL PARTNERS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PINNACLE FINANCIAL PARTNERS, INC.

The Board of Directors recommends you vote FOR the following proposals and ONE YEAR on proposal 4:

1. The election of each of the 15 Board nominees

Nominees:	For	Against	Abstain
1a. Tim E. Bentsen	☐	☐	☐
1b. Kevin S. Blair	☐	☐	☐
1c. Abney S. Boxley, III	☐	☐	☐
1d. Gregory L. Burns	☐	☐	☐
1e. Pedro Cherry	☐	☐	☐
1f. Thomas C. Farnsworth, III	☐	☐	☐
1g. David B. Ingram	☐	☐	☐
1h. John H. Irby	☐	☐	☐
1i. Decosta E. Jenkins	☐	☐	☐
1j. Robert A. McCabe, Jr.	☐	☐	☐
1k. Gregory Montana	☐	☐	☐
1l. Barry L. Storey	☐	☐	☐
1m. G. Kennedy Thompson	☐	☐	☐
1n. M. Terry Turner	☐	☐	☐
1o. Teresa White	☐	☐	☐

	For	Against	Abstain
2. To approve the Pinnacle Financial Partners, Inc. 2026 Omnibus Plan.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of Pinnacle's named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. To recommend, on an advisory basis, that the compensation of Pinnacle's named executive officers be put to shareholders for their consideration every: one, two, or three years.	☐	☐	☐	☐

	For	Against	Abstain
5. To ratify the appointment of KPMG LLP as Pinnacle's independent auditor for the year 2026.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V87565-P48676

PINNACLE FINANCIAL PARTNERS, INC.
Annual Meeting of Shareholders
May 21, 2026 10:00 AM ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Andrew Jamieson Gregory, Jr. and Allan E. Kamensky, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PINNACLE FINANCIAL PARTNERS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM ET, on May 21, 2026, virtually at www.virtualshareholdermeeting.com/PNFP2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side